Exhibit 2.1
Execution Copy

PURCHASE AND SALE AGREEMENT
by and among
BOISE CASCADE, L.L.C.,
BOISE PAPER HOLDINGS, L.L.C.,
BOISE WHITE PAPER, L.L.C.,
BOISE PACKAGING & NEWSPRINT, L.L.C.,
BOISE CASCADE TRANSPORTATION HOLDINGS CORP.,
ALDABRA 2 ACQUISITION CORP.,
and
ALDABRA SUB LLC
SEPTEMBER 7, 2007

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PURCHASE AND SALE AGREEMENT
          THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of September 7, 2007, by and among Boise Cascade, L.L.C., a Delaware limited liability company (“Seller”), Boise Paper Holdings, L.L.C., a Delaware limited liability company (the “Company”), Boise Packaging & Newsprint, L.L.C., a Delaware limited liability company (“Boise P&N”), Boise White Paper, L.L.C., a Delaware limited liability company (“Boise White Paper”), Boise Cascade Transportation Holdings Corp., a Delaware corporation (“Boise Transportation”), Aldabra 2 Acquisition Corp., a Delaware corporation (“Buyer”), and Aldabra Sub LLC, a Delaware limited liability company agreement and a wholly owned subsidiary of Buyer (“Buyer Sub”).
          WHEREAS, the members of the Paper Group and their respective Subsidiaries own, license and lease certain assets used in the operation of the Business.
          WHEREAS, (i) as of the date hereof, Seller owns (a) 1,000 Common Units of Boise P&N (the “Boise P&N Units”), such Boise P&N Units being all of the issued and outstanding equity interests of Boise P&N, (b) 1,000 Common Units of Boise White Paper (the “Boise White Paper Units”), such Boise White Paper Units being all of the issued and outstanding equity interests of Boise White Paper and (c) 1,000 shares of Common Stock of Boise Transportation (the “Boise Transportation Stock” and, together with the Boise P&N Units and the Boise White Paper Units, the “Paper Units”)), such Boise Transportation Stock being all of the issued and outstanding equity interests of Boise Transportation, (ii) as of the date hereof, Forest Products Holdings, L.L.C., a Delaware limited liability company and Seller’s parent company (“FPH”) owns 1,000 Common Units of the Company (the “Target Units”), such Target Units being all of the issued and outstanding equity interests of the Company, and (iii) as of immediately following the consummation of the Paper Unit Contribution (as defined below) and prior to the consummation of the Purchase and Sale Transaction (as defined below), Seller will own 100% of the Target Units and the Company will own 100% of the Paper Units.
          WHEREAS, the board of directors of Seller has approved this Agreement and the transactions contemplated hereby (including the Purchase and Sale Transaction (as defined below)) upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “Delaware LLC Act”).
          WHEREAS, the board of directors of Buyer, and Buyer in its capacity as sole equityholder of Buyer Sub, has approved this Agreement and the transactions contemplated hereby (including the Purchase and Sale Transaction (as defined below)) upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “Delaware Corporation Law”) and the Delaware LLC Act (as applicable).
          WHEREAS, Buyer, Buyer Sub and Seller desire to enter into this Agreement providing for the purchase and sale of the Target Units from Seller to Buyer Sub.
          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE 1
CONTRIBUTION; PURCHASE AND SALE
          1A. Paper Unit Contribution. Immediately prior to the Purchase and Sale Transaction, and upon the terms and conditions set forth in this Agreement, (x) Seller shall cause FPH to contribute, assign and transfer (on “an as-is, where-is” basis, without consideration) to Seller (the “Target Unit Contribution”) all of the Target Units, with the effect that as of immediately prior to the transactions contemplated by clause (y) hereof, Seller will own 100% of the Target Units, (y) after giving effect to the transaction contemplated by clause (x) hereof, Seller shall contribute, assign and transfer to the Company (the “Paper Unit Contribution”) all of the Paper Units, with the effect that as of immediately prior to the Closing, the Company will own 100% of the Paper Units and Seller will own 100% of the Target Units and (z) concurrently with the consummation of the Paper Unit Contribution, Seller and certain of its Affiliates shall contribute, assign and transfer to one or more members of the Paper Group and/or one or more of their respective Subsidiaries, and one or more members of the Paper Group and/or one or more of their respective Subsidiaries shall assume, certain assets and liabilities of Seller and/or certain of its other Affiliates related to the operation of Business, in each case as set forth in the Contribution Agreement attached hereto as Exhibit A (as amended, restated, modified or supplemented from time to time, including as amended pursuant to Section 8P hereof, the “Paper Contribution Agreement”) by and among the Company, Seller and the other Persons identified therein as parties thereto. Pursuant to the Paper Contribution, not later than the Adjustment Calculation Time, Seller shall contribute, or cause to be contributed, to the Paper Group and/or one more of their respective Subsidiaries cash and cash equivalents, which, together with cash and cash equivalents of the Paper Group and its Subsidiaries as of immediately prior to such contribution, causes the aggregate amount of cash and cash equivalents of the Paper Group and its Subsidiaries as of the Adjustment Calculation Time to be not less than $38,000,000 (such contribution of cash and/or cash equivalents, the “Cash Contribution”).
          1B. Closing Payments. On the terms and subject to the conditions set forth in this Agreement, at the Closing and upon payment of the Estimated Closing Purchase Price by Buyer Sub in accordance with Section 1C hereof, Buyer Sub shall purchase (and Buyer shall cause Buyer Sub to purchase) and accept from Seller, and Seller shall sell to Buyer Sub, all of the Target Units (the “Purchase and Sale Transaction”).
          1C. Payment of Estimated Closing Purchase Price. At the Closing, Buyer Sub shall pay (and Buyer shall cause Buyer Sub to pay) to Seller, the Estimated Closing Purchase Price by delivering to Seller (i) an aggregate amount in cash equal to the Cash Portion, by wire transfer of immediately available funds from Buyer Sub to an account designated by Seller at least one (1) Business Day prior to the Closing Date and (ii) a number of shares of Buyer Common Stock equal to the quotient determined by dividing (1) the Equity Value Amount by (2) the Average Trading Price, with such shares to be registered in Seller’s and/or its designee(s)’s name.
          1D. The Closing. On and subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Target Units at the Closing in exchange for the Estimated Closing Purchase Price (the “Closing”) shall occur at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 9:00 a.m. local time on the second Business Day following satisfaction or waiver of each of the conditions to Closing specified in Article 2 hereof (or, at Seller’s election, on the first Business Day of the calendar month immediately following satisfaction or waiver of each of the conditions to Closing specified in Article 2 hereof), other than conditions to Closing which by their terms require performance at the Closing (but subject to the satisfaction or waiver of such conditions at the Closing). The date and time of the Closing are herein referred to as the “Closing Date.” At the Closing, Buyer Sub shall deliver (and Buyer shall cause Buyer Sub to deliver) to Seller the Estimated Closing Purchase Price in accordance with Section 1C and Seller shall, or cause one of its Subsidiaries to, deliver the certificate or certificates (if any) representing the Target Units owned directly or indirectly by Seller to Buyer Sub, duly endorsed in blank or otherwise together with a transfer power executed in favor of Buyer Sub. On the Business Day immediately prior to the Closing Date, Buyer, Buyer Sub and Seller shall conduct a pre-Closing at the same location as the Closing, commencing at 9:00 a.m. local time, at which each party shall present for review by the other parties copies in execution form of all documents required to be delivered by such party at or in connection with the Closing. Each party will, and will cause its Affiliates to, at the Closing execute and deliver the agreements, documents, certificates and other deliveries (including the Ancillary Agreements) required by such party and/or such affiliates of such party to be executed and/or delivered at the Closing or for which such execution and/or delivery is a condition to another party’s obligations to consummate the Closing.
          1E. Purchase Price Adjustment.
     (i) Within ninety (90) days following the Closing Date, (a) Seller shall prepare and deliver to Buyer an unaudited combined balance sheet of the white paper and packaging & newsprint businesses of Seller and its Subsidiaries and the cash and cash equivalents of the Paper Group and its Subsidiaries, in each case as of the Adjustment Calculation Time (the “Company Closing Balance Sheet”) and a statement (the “Company Closing Statement”) setting forth Seller’s calculation of Company Closing Cash Amount and Company Closing Net Working Capital (in each case, as derived from the Company Closing Balance Sheet) and (b) Buyer shall prepare and deliver to Seller an unaudited consolidated balance sheet of Buyer and its Subsidiaries as of the Adjustment Calculation Time (the “Buyer Closing Balance Sheet”) and a statement (the “Buyer Closing Statement”) setting forth Buyer’s calculation of the Buyer Closing Net Working Capital (as derived from the Buyer Closing Balance Sheet). The Company Closing Balance Sheet shall be prepared on a combined basis for the white paper and packaging & newsprint businesses of Seller and its Subsidiaries in accordance with SAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet (except as otherwise provided in the definition of Company Closing Net Working Capital and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby) and the calculation of Company Closing Net Working Capital will be made in accordance with the definition thereof. Notwithstanding anything herein to the contrary, Company Closing Cash Amount shall be calculated in accordance with the definition thereof on the basis of bank account information for the Paper Group and its Subsidiaries. The Buyer Closing Balance Sheet shall be prepared on a consolidated basis for Buyer and its Subsidiaries in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended June 30, 2007 (except as otherwise provided in the definition of Buyer Closing Net Working Capital and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby) and the calculation of Buyer Closing Net Working Capital shall be calculated in accordance with the definition thereof. During the preparation of the Company Closing Balance Sheet and the Company Closing Statement and the period of any dispute with respect thereto (including with respect to the calculation of the Company Closing Net Working Capital and Company Closing Cash Amount) and/or the Buyer Closing Balance Sheet and/or the Buyer Closing Statement (including with respect to the calculation of the Buyer Closing Net Working Capital set forth thereon), Buyer and Buyer Sub shall (A) provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of Buyer, Buyer Sub, the Company, their respective Subsidiaries and the Business for such purpose, and, without limiting the generality of the foregoing, make reasonably available its employees of any of the foregoing (including employees who are knowledgeable with respect to the matters to be set forth in the Company Closing Balance Sheet, Buyer Closing Balance Sheet, the Company Closing Statement, the Buyer Closing Statement and/or any of the calculations set forth on any of the foregoing and employees who were involved in the preparation of the materials described in clause (B) below) to provide explanations with respect to the materials described in clause (B) below and to assist in the review of the foregoing and any Notice of Disagreement, and otherwise in connection with the matters contemplated by this Section 1E (including any dispute relating to the Company Closing Balance Sheet, the Buyer Closing Balance Sheet, the Company Closing Statement, the Buyer Closing Statement and/or any of the calculations set forth on any of the foregoing) and (B) provide Seller and its representatives as promptly as practicable following the Closing Date (but in no event later than thirty (30) days after the Closing Date) with normal year-end closing financial information for the white paper and packaging & newsprint businesses of Seller and its Subsidiaries for the period ending as of the Adjustment Calculation Time. Each of Buyer and its post-Closing Subsidiaries, on the one hand, and Seller, on the other hand, shall cooperate fully with the other and its representatives in connection with the preparation and/or review of the Company Closing Balance Sheet, Buyer Closing Balance Sheet, the Company Closing Statement, the Buyer Closing Statement and the calculations set forth on the foregoing statements and documents, including the provision on a timely basis of all other information necessary or useful in connection with any party’s review of any of the foregoing and/or the review of any Notice of Disagreement.
     (ii) During the twenty (20) days immediately following the expiration of the ninety (90) day period specified in Section 1E(i) above, Seller and Buyer shall each be permitted to review the working papers of the other party with respect to the preparation of the Company Closing Balance Sheet, the Company Closing Statement, the Buyer Closing Balance Sheet and the Buyer Closing Statement; provided that any such party’s access to and review of any working papers of the other party’s independent public accountants under this Section 1E shall be subject to the execution and delivery by the reviewing party of a customary hold harmless letter in favor of the providing party’s independent public accountants, if required by such accountants. The Company Closing Balance Sheet, Buyer Closing Balance Sheet, the Company Closing Statement and the Buyer Closing Statement and the resulting calculation of the Closing Purchase Price therefrom shall become final and binding upon the parties upon expiration of such twenty (20) day period unless Seller or Buyer (or both) provides written notice of its disagreement (each, a “Notice of Disagreement”) to the other prior to such date. Any Notice of Disagreement shall (x) specify in reasonable detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the Company Closing Balance Sheet, Buyer Closing Balance Sheet, the Buyer Closing Statement and/or the Company Closing Statement not being prepared and/or the calculations of Company Closing Net Working Capital, Company Closing Cash Amount and Buyer Closing Net Working Capital reflected and/or derived therefrom not be calculated in accordance with this Agreement. If a timely Notice of Disagreement is received by any of Seller and/or Buyer, as applicable, then the Company Closing Balance Sheet, the Buyer Closing Balance Sheet, the Company Closing Statement and the Buyer Closing Statement, the calculations of Company Closing Net Working Capital, Company Closing Cash Amount and Buyer Closing Net Working Capital reflected and/or derived therefrom and the resulting calculation of Closing Purchase Price (as revised in accordance with clause (1) or (2) below) shall become final and binding upon the parties on the earlier of (1) the date Buyer and Seller resolve in writing any and all differences they have with respect to any and all matters specified in any and all Notice of Disagreements and (2) the date any and all matters properly in dispute are finally resolved in writing by the Accounting Firm. During the thirty (30) days immediately following the expiration of the twenty (20) day period specified in the first sentence of this Section 1E(ii), Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and Seller in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule.

     (iii) At the end of such thirty (30) day period specified in Section 1E(ii), Buyer and Seller shall submit to Ernst & Young LLP or, if they cannot or will not serve, such other independent accounting firm as may be mutually agreed to by Buyer and Seller (the “Accounting Firm”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in any Notice of Disagreement. Buyer and Seller shall instruct the Accounting Firm to, and the Accounting Firm shall, make a final determination of the items included in the Company Closing Balance Sheet, the Buyer Closing Balance Sheet, the Company Closing Statement and the Buyer Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer and Seller shall cooperate with the Accounting Firm during the term of its engagement. Buyer and Seller shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or Seller, on the other hand. The Buyer and Seller shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by the Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Company Closing Balance Sheet, the Buyer Closing Balance Sheet, the Company Closing Statement and the Buyer Closing Statement, and the resulting calculation of Closing Purchase Price shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Buyer and Seller (which final resolution shall be requested by the parties to be delivered not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Accounting Firm pursuant to this Section 1E(iii) shall be borne equally by Seller and Buyer.
     (iv) If the Estimated Closing Purchase Price is less than the Closing Purchase Price as finally determined under this Section 1E (such shortfall, the “Adjustment Amount”), Buyer shall, within five (5) Business Days after the Closing Purchase Price becomes final and binding on the parties under this Section 1E, make payment to Seller of the Adjustment Amount by delivering to Seller (or causing Buyer Sub to deliver to Seller), at no cost or expense, a number of shares of Buyer Common Stock equal to the quotient determined by dividing (1) an amount equal to the Adjustment Amount by (2) the Average Trading Price, such shares to be registered in Seller’s and/or its designee(s)’s name. If the Estimated Closing Purchase Price is greater than the Closing Purchase Price as finally determined under this Section 1E (such excess, the “Excess Amount”), Seller shall, within five (5) Business Days after the Closing Purchase Price becomes final and binding on the parties under this Section 1E, make payment to Buyer of the Excess Amount by delivering to Buyer for cancellation certificates for a number of shares of Buyer Common Stock which, when multiplied by the Average Trading Price equals the Excess Amount.
     (v) Buyer agrees that following the Closing it will not take any, or permit any of its Subsidiaries to take any, actions with respect to the accounting books, records, policies and procedures of Buyer and its Subsidiaries (including any member of the Paper Group or any of its Subsidiaries) that is intended to obstruct or prevent the preparation of the Company Closing Statement as provided in this Section 1E. The parties agree that, from and after the Closing, the provisions of this Section 1E and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the parties with respect to the matters that are or that may be addressed through the working capital adjustment contemplated hereby.
     1F. Adjustment to Buyer Common Stock Deliverable to Seller. (i) Notwithstanding any provision herein to the contrary, if any payment by Buyer and/or Buyer Sub to Seller under this Agreement consisting of shares of Buyer Common Stock (e.g., Section 1C(ii) and Section 1E(iv)) would result in Seller and its Affiliates (at the time of any such contemplated payment and calculated assuming the repurchase and cancellation by Buyer of all shares of Post-Closing Buyer Common for which Conversion Rights have been exercised) collectively holding more than 49.00% of the Post-Closing Buyer Common, then (A) in lieu of delivering to Seller the portion of any such payment consisting of the aggregate number of shares of Buyer Common Stock which would result in Seller and its Affiliates (at the time of any such contemplated payment and calculated assuming the repurchase and cancellation by Buyer of all shares of Post-Closing Buyer Common for which Conversion Rights have been exercised) collectively holding more than 49.00% of Post-Closing Buyer Common (such number of shares of Buyer Common Stock that would cause Buyer to hold more than 49.00% of the Buyer Post-Closing Common, as determined by Seller in good faith, the “Cash Pay Shares”), but without limiting any other payment due to Seller, Buyer shall, within 5 Business Days following the date on which any such payment consisting of Cash Pay Shares is otherwise required to be made hereunder, at its election, either (1) pay to Seller an amount in cash equal to the product of (x) the aggregate number of Cash Pay Shares and (y) the Average Trading Price (such product, the “Alternative Payment Amount”) or (2) deliver to Seller an Acceptable Note in an aggregate principal amount equal to the Alternative Payment Amount, and (B) Buyer shall deliver to Seller as and when due the remaining portion of any such payment consisting of the aggregate number of shares of Buyer Common Stock which are not converted into the right to receive the cash payment contemplated by the foregoing clause (A) of this Section 1F(i) (e.g., other than the Cash Pay Shares). To the extent not paid in cash or delivery of the Acceptable Note within such five (5) Business Day period, interest shall accrue on the Alternative Payment Amount at a rate per annum equal to the Acceptable Note Rate until such Alternative Payment Amount, together with such accrued but unpaid interest, is paid in full to Seller in accordance with the immediately foregoing sentence and, if paid in cash, shall be paid together with such accrued but unpaid interest and, if paid by delivery of the Acceptable Note, the “Alternative Payment Amount” for purposes of determining the principal amount of such Acceptable Note shall be increased by the accrued but unpaid interest on such Alternative Payment Amount. For purposes of this Agreement, “Post-Closing Buyer Common” means the aggregate number of issued and outstanding shares of Buyer Common Stock as of immediately after the Closing (taking into account the shares of Buyer Common Stock issued to Seller under this Agreement at the Closing (as the same may be adjusted pursuant to this Section 1F), but (x) excluding any and all shares of Buyer Common Stock issued upon exercise of the Buyer Warrants and any and all shares of Buyer Common Stock issued to any officers or employees of Buyer and/or any of its post-Closing Affiliates and (y) calculated assuming the repurchase and cancellation by Buyer of all shares of Post-Closing Buyer Common for which Conversion Rights have been exercised).
     (ii) When used herein, an “Acceptable Note” means a transferable unsecured promissory note issued by Buyer and each of its Domestic Subsidiaries to Seller reflecting Buyer’s and such Domestic Subsidiaries’ joint and several obligation to pay the Alternative Payment Amount to Seller, together with interest thereon, and including the following terms and conditions: (A) Seller’s rights to receive amounts pursuant to the Acceptable Note shall be contractually subordinated only to the principal and interest repayment obligations of Buyer and Buyer Sub with respect to the aggregate amount of debt financing raised at Closing, without any refinancing thereof, and such subordination provisions shall be in form and substance reasonably satisfactory to Seller; (B) Buyer and its Domestic Subsidiaries shall be entitled to prepay the Acceptable Note in whole or in part in cash at any time without penalty; (C) interest shall accrue on unpaid balances under the Acceptable Note at a rate per annum (the “Acceptable Note Rate”) that is 200 basis points higher (and a default rate of interest that is 400 basis points higher) than the highest interest rate payable by Buyer and its Subsidiaries with respect to the debt financing raised by Buyer and its Domestic Subsidiaries at Closing in connection with the Closing and shall be paid quarterly in cash (and, to the extent not so paid in cash in any quarter, will accrue and compound); (D) all principal and other obligations outstanding under any such Acceptable Note shall become immediately due and payable upon the earliest to occur of (1) 181 days after the scheduled maturity of the latest maturity date of the debt financing raised by Buyer and its Subsidiaries at Closing, (2) upon any change-of-control (to be defined as mutually agreed) of Buyer or Buyer Sub, (3) upon any refinancing of the debt financing outstanding as of immediately after the Closing and (4) upon other customary repayment events and events of default (including cross-defaults under the Debt Financing agreements); and (E) other terms and provisions in form and substance reasonably satisfactory to Buyer and Seller.
     (iii) Promptly after Buyer and/or Buyer Sub have received Debt Commitment Letters executed by the counterparties thereto or have otherwise received the debt financing for the transactions contemplated hereby, at the request of either Buyer or Seller, the parties shall work together in good faith to develop a form of Acceptable Note that is consistent with this Section 8F and otherwise reasonably satisfactory to each of them. Buyer and Buyer Sub shall be jointly and severally responsible for Buyer’s payment obligations under this Section 1F.
ARTICLE 2
CONDITIONS TO CLOSING
          2A. Conditions to All Parties’ Obligations. The obligation of each of the parties hereto to consummate the Closing is subject to the satisfaction, or waiver by the applicable parties in accordance with the terms hereof, of the following conditions as of immediately prior to the Closing:
     (i) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the purchase and sale of the Target Units to Buyer or Buyer Sub;
     (ii) All waiting period requirements shall have expired or been terminated under the HSR Act (the “HSR Approval”);
     (iii) Buyer Shareholder Approval (as defined in Section 3G(ii)) shall have been duly obtained from the stockholders of Buyer by the requisite vote under the laws of the State of Delaware (if any) and the Buyer Charter Documents, the Buyer Post-Closing Directors shall have been duly elected in accordance with applicable law and the Buyer Charter Documents, the Buyer Closing Certificate of Incorporation shall have been duly filed with the Secretary of State for the State of Delaware and become effective under the laws of the State of Delaware and not have been amended, modified or repealed and there shall have been no amendment, modification or waiver of the Buyer Post-Closing Bylaws or the Buyer Post-Closing Certificate of Incorporation;
     (iv) The time period for the valid exercise of Conversion Rights (as determined in accordance with the Buyer Charter Documents) shall have terminated and, as of such time, holders of less than forty percent (40%) of the shares of Buyer Common Stock issued in Buyer’s IPO and outstanding immediately prior to the Closing shall have validly exercised their Conversion Rights;
     (v) All notices required to be given prior to the Closing set forth on Section 2A(v) of the Seller Disclosure Letter to, and all consents, approvals, authorizations and waivers set forth on Section 2A(v) of the Seller Disclosure Letter required to be obtained prior to the Closing from, any third party or Governmental Entity shall have been given or obtained, as the case may be;

     (vi) Buyer and/or Buyer Sub shall have received debt financing on terms satisfactory to Buyer and Seller (with it being understood and agreed that any debt financing on terms not less favorable to Buyer and Buyer Sub than those set forth in any Debt Commitment Letters shall be satisfactory to Buyer and Seller for purposes of this Section 2A(vi)) and such debt financing shall include sufficient capacity to ensure that the Support Obligations of Seller in respect of the Business may be substituted by Buyer at or promptly after Closing and allow for Buyer and its Domestic Subsidiaries to issue an Acceptable Note to Seller (if applicable), and Buyer and Buyer Sub shall have received the proceeds of such debt financing in an amount of not less than $946,000,000; and
     (vii) This Agreement shall not have been terminated in accordance with Section 7A.
          Any condition specified in this Section 2A may be waived prior to Closing only by a written instrument signed by Seller and Buyer.
          2B. Conditions to Buyer’s and Buyer Sub’s Obligations. The obligation of Buyer and Buyer Sub to consummate the Closing is subject to the satisfaction, or waiver by Buyer, of each of the following additional conditions as of immediately prior to the Closing:
     (i) Each of the representations and warranties of the Company, the Paper Companies and Seller contained in Article 4 and Article 5 of this Agreement (a) that is qualified as to or by Company Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent caused by transactions pursuant to the terms of this Agreement, and (b) that is not qualified as to or by Company Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent caused by transactions pursuant to the terms of this Agreement and except for failure of any representation or warranty referred to in this clause (b) to be true and correct as does not and would not reasonably be expected to have a Company Material Adverse Effect; provided that, notwithstanding the foregoing, the condition in this Section 2B(i) shall be satisfied only if the representations and warranties in Section 4B, Section 4C(i) and the third, fourth and fifth sentences of Section 4C(ii) of this Agreement are true and correct in all respects as of the Closing Date (subject to the qualifications and limitations set forth therein);
     (ii) Each of the covenants and agreements of Seller, the Company and the Paper Companies to be performed as of or prior to the Closing (including consummation of the Target Unit Contribution and the Paper Unit Contribution pursuant to Section 1A) shall have been performed in all material respects, except to the extent caused by transactions pursuant to the terms of this Agreement;
     (iii) Seller shall have delivered to Buyer and Buyer Sub a certificate in the form of Exhibit B attached hereto dated as of the Closing Date and signed by a senior executive officer of Seller on behalf of Seller confirming the foregoing matters in Section 2B(i) and Section 2B(ii);

     (iv) All guarantee and payment obligations to which any member of the Paper Group and its Subsidiaries is subject in respect of indebtedness (excluding, for the avoidance of doubt, any indebtedness or other obligations of a nature described in clause (ii)(d) of the definition of Company Net Working Capital) outstanding under the notes governed by the Indenture shall have been released in accordance with the terms of the Indenture, all guarantee and payment obligations to which any member of the Paper Group and its Subsidiaries is subject in respect of indebtedness (excluding, for the avoidance of doubt, any indebtedness or other obligations of a nature described in clause (ii)(d) of the definition of Company Net Working Capital) outstanding under the Senior Credit Facility shall be released, in each case effective as of the Closing, and all Liens on the Target Units, Paper Units and the assets of the members of the Paper Group and their respective Subsidiaries arising by reason of the Senior Credit Facility and the Security Agreement shall have been released effective as of the Closing;
     (v) An Outsourcing Agreement (the “Outsourcing Agreement”) on terms substantially consistent with the Outsourcing Agreement Term Sheet attached hereto as Exhibit C attached hereto and otherwise in form and substance reasonably satisfactory to Seller and Buyer and shall have been executed by Seller and delivered to Buyer;
     (vi) Seller shall have delivered evidence reasonably satisfactory to Buyer that the Company Closing Cash Amount is not less than $38,000,000;
     (vii) The Railcar Supply and Utilization Agreement in substantially the form of Exhibit D attached hereto and, if applicable, as subsequently amended in accordance with Section 8P hereof (the “Railcar Agreement”) shall have been executed by Boise Building Solutions Manufacturing, L.L.C. and delivered to Buyer;
     (viii) The applicable HQ Lease Arrangements (as defined in Section 3K hereof) shall have been executed by each of the parties thereto (other than Buyer and/or any of its post-Closing Subsidiaries) and delivered to Buyer;
     (ix) The Timber Procurement and Management Agreement in substantially the form of Exhibit E attached hereto and, if applicable, as subsequently amended in accordance with Section 8P hereof (the “Timber Procurement Agreement”) shall have been executed by Louisiana Timber Procurement Company, L.L.C. and Boise Building Solutions Manufacturing, L.L.C. and delivered to Buyer;
     (x) The Intellectual Property License Agreement in substantially the form of Exhibit F attached hereto (the “IP License Agreement”) shall have been executed by Seller and each of Seller’s post-Closing Affiliates identified therein as parties thereto and delivered to Buyer;
     (xi) The Operating Agreement of Louisiana Timber Procurement Company, L.L.C. in substantially the form of Exhibit G attached hereto and, if applicable, as subsequently amended in accordance with Section 8P hereof (the “LTPC Operating Agreement”) shall have been executed by Louisiana Timber Procurement Company, L.L.C. and delivered to Buyer;
     (xii) The Investor Rights Agreement in substantially the form of Exhibit H attached hereto (the “Investor Rights Agreement”) shall have been executed by Seller and delivered to Buyer and each of the Aldabra Shareholders (as defined in the Investor Rights Agreement);
     (xiii) The Wood Residuals Purchase and Sale Agreement (Inland Region) in substantially the form of Exhibit I attached hereto (the “Wood Residuals Inland Agreement”) shall have been executed by Boise Building Solutions Manufacturing, L.L.C. and delivered to Buyer;

     (xiv) The Softwood Chip Purchase and Sale Agreement (Westside) in substantially the form of Exhibit J attached hereto (the “Softwood Chip Agreement”) shall have been executed by Boise Building Solutions Manufacturing, L.L.C. and delivered to Buyer;
     (xv) The Wood Residuals Purchase and Sale Agreement (Louisiana) in substantially the form of Exhibit K attached hereto (the “Wood Residuals Louisiana Agreement”) shall have been executed by Boise Building Solutions Manufacturing, L.L.C. and delivered to Buyer;
     (xvi) The Irregular Route Motor Carrier Transportation Contract Master Agreement - Short Form in substantially the form of Exhibit L attached hereto and, if applicable, as subsequently amended in accordance with Section 8P hereof (the “Trucking Services Agreement”) shall have been executed by Seller and each of Seller’s post-Closing Affiliates identified therein as parties thereto and delivered to Buyer;
     (xvii) The Employee Leasing Agreement and, if applicable, as subsequently amended in accordance with Section 8P hereof shall have been executed by Boise Building Solutions Manufacturing, L.L.C. and delivered to Buyer;
     (xviii) Seller shall have delivered to Buyer and Buyer Sub certified copies of the resolutions or consents of (i) board of managers/directors of Seller and each member of the Paper Group approving the Purchase and Sale Transaction, this Agreement and the Ancillary Agreements and (ii) Seller, in its capacity as the Company’s sole equityholder, approving the Purchase and Sale Transaction and this Agreement; and
     (xix) Seller shall have delivered to Buyer a duly completed and executed certification of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2); provided, however, that such certificate may be executed by Seller’s parent, Boise Cascade Holdings, L.L.C.
          Any condition specified in this Section 2B may be waived prior to Closing only by a written instrument signed by Buyer.
          2C. Conditions to the Company’s, the Paper Companies’ and Seller’s Obligations. The obligation of the Company, each of the Paper Companies and Seller to consummate the Closing is subject to the satisfaction of each of the following additional conditions as of immediately prior to the Closing:
     (i) Each of the representations and warranties of Buyer and Buyer Sub contained in Article 6 of this Agreement (a) that is qualified as to or by Buyer Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent caused by transactions pursuant to the terms of this Agreement ,and (b) that is not qualified as to or by Buyer Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent caused by transactions pursuant to the terms of this Agreement and except for failure of any representation or warranty referred to in this clause (b) to be true and correct as does not and would not reasonably be expected to have a Buyer Material Adverse Effect; provided that, notwithstanding the foregoing, the condition in this Section 2C(i) shall be satisfied only if the representations and warranties in Sections 6B and 6C of this Agreement are true and correct in all respects;

     (ii) Each of the covenants and agreements of Buyer and Buyer Sub to be performed as of or prior to the Closing shall have been performed in all material respects, except to the extent caused by transactions pursuant to the terms of this Agreement;
     (iii) Buyer shall have delivered to Seller a certificate in the form of Exhibit M attached hereto dated the Closing Date and signed by a senior executive officer of Buyer on behalf of Buyer confirming the foregoing matters in Section 2C(i) and Section 2C(ii);
     (iv) An Outsourcing Agreement on terms substantially consistent with the Outsourcing Agreement Term Sheet attached hereto as Exhibit C attached hereto and otherwise in form and substance reasonably satisfactory to Seller and Buyer and shall have been executed by Buyer and delivered to Seller;
     (v) The Employee Leasing Agreement shall have been executed by Boise P&N and Louisiana Timber Procurement Company, L.L.C. and delivered to Seller;
     (vi) The Railcar Agreement shall have been executed by Minnesota, Dakota and Western Railway Company and delivered to Seller;
     (vii) The applicable HQ Lease Arrangements (as defined in Section 3K hereof) shall have been executed by each of the parties thereto (other than Seller and/or any of its post-Closing Subsidiaries) and delivered to Seller;
     (viii) The Timber Procurement Agreement shall have been executed by Louisiana Timber Procurement Company, L.L.C. and Boise P&N and delivered to Seller;
     (ix) The IP License Agreement shall have been executed by Buyer and each of its post-Closing Affiliates identified therein as parties thereto (as applicable) and delivered to Seller;
     (x) The LTPC Operating Agreement shall have been executed by Louisiana Timber Procurement Company, L.L.C. and Boise P&N and delivered to Seller;
     (xi) The Investor Rights Agreement shall have been executed Buyer and each of its post-Closing Affiliates identified therein as parties thereto (as applicable) and delivered to Seller;
     (xii) The Wood Residuals Inland Agreement shall have been executed by Boise White Paper and delivered to Seller;
     (xiii) The Softwood Chip Agreement shall have been executed by Boise White Paper and delivered to Seller;
     (xiv) The Wood Residuals Louisiana Agreement shall have been executed by Boise P&N and delivered to Seller;
     (xv) The Trucking Services Agreement shall have been executed by Buyer and each of its post-Closing Affiliates identified therein as parties hereto (as applicable) and delivered to Seller;
     (xvi) Buyer and Buyer Sub shall have delivered to Seller certified copies of the resolutions or consents of the board of directors of Buyer, the stockholders of Buyer and Buyer, in its capacity as Buyer Sub’s sole equityholder, respectively, approving the Purchase and Sale Transaction and this Agreement and the transactions contemplated hereby;

     (xvii) Buyer shall have made appropriate arrangements with Continental Stock Transfer & Trust Company (“Continental”) to have the Trust Fund disbursed to Buyer immediately prior to the Closing, all of such cash released from the Trust Fund shall be available to Buyer and Buyer Sub for payment of the Estimated Closing Purchase Price and the payment of fees and expenses related to the transactions contemplated hereby (which expenses shall not include, for the avoidance of doubt, any amount to be paid to holders of Buyer Common Stock that have exercised their Conversion Rights) and the Deferred Discount to the Underwriters, and there shall be no material action or proceeding pending or threatened with respect to or against the Trust Fund other than claims by holders of Buyer Common Stock solely arising from the exercise of Conversion Rights;
     (xviii) Each of the agreements set forth on Section 2C(xviii) of the Seller Disclosure Letter shall have been terminated without any further liability to or obligation on the part of Buyer and/or any of its Subsidiaries.
     (xix) The Buyer Closing Certificate of Incorporation shall have been filed with the Secretary of State for the Delaware, shall have become effective under the laws of the State of Delaware and shall not have been amended, modified or repealed and the Buyer Post-Closing Directors shall be the directors of Buyer;
     (xx) The Buyer Common Stock will be quoted or listed for trading on either the NYSE or the Nasdaq (as mutually agreed by Buyer and Seller), there will be no action or proceeding pending or threatened against Buyer to prohibit or terminate the listing of Buyer Common Stock on such mutually selected exchange and such mutually selected exchange shall not have required, as a condition to such listing, any material amendment to the Investor Rights Agreement relative to the terms set forth in Exhibit H attached hereto or the Buyer Post-Closing Certificate of Incorporation relative to the terms set forth in Exhibit O attached hereto; and
     (xxi) The Cash Portion to be delivered to Seller at the Closing under Section 1C(i) shall not be less than an amount equal to (x) $1,312,000,000, plus (y) the aggregate Debt Financing Fee Amount which is paid directly by Seller (e.g., as opposed to by reduction from the Cash Portion and remittance by Buyer) to lenders and/or agents providing the debt financing to Buyer and/or Buyer Sub in connection with the Purchase and Sale Transaction, minus (z) the Shared Expense Amount.
          Any condition specified in this Section 2C may be waived prior to Closing only by a written instrument signed Seller.
          2D. Waiver of Condition. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.
ARTICLE 3
CERTAIN COVENANTS
          3A. Access. During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, (x) Buyer and Buyer Sub shall grant or cause to be granted to Seller and the members of the Paper Group and their authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Buyer and its Subsidiaries to the extent reasonably necessary in connection with the transactions contemplated hereby and (y) Seller and the members of the Paper Group shall grant or caused to be granted to Buyer and Buyer Sub and their authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Seller and its Subsidiaries to the extent relating to the Business; provided that (i) such access does not unreasonably interfere with the normal operations of any party providing such access, (ii) such access shall occur in such a manner as the providing party reasonably determines to be appropriate to protect the confidentiality of the information sought, (iii) all requests for access to Seller and/or any of its Subsidiaries shall be directed to W. Thomas Stephens, Thomas Carlile, Karen Gowland or such individuals as Seller may designate in writing from time to time (the “Seller Designated Contacts”), (iv) all requests for access with respect to Buyer and Buyer Sub shall be directed to Jason Weiss and Nathan Leight or such other Person as the Buyer may designate in writing from time to time (the “Buyer Designated Contacts”), (v) nothing herein shall require either Seller or Buyer and/or any of their respective Subsidiaries to provide access to, or to disclose any information to, the other party and/or any of their representatives if such access or disclosure would cause significant competitive harm to the party providing such access and/or any of its Subsidiaries or Affiliates if the transactions contemplated by this Agreement are not consummated and (vi) nothing herein shall require any party to provide access to or disclose any information to any other party if such access or disclosure would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and other anti-competition laws or laws regarding employee rights of privacy) or the provisions of any agreement to which such party is a party. Other than the Seller Designated Contacts or as expressly provided in the preceding sentence, Buyer and Buyer Sub are not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, supplier, lessee, lessor, licensee, licensor, distributor, lender, customer or other material business relation of Seller or any of its Subsidiaries prior to the Closing without the prior written consent of Seller; provided, however, that Seller shall not unreasonably withhold its consent for Buyer or Buyer Sub to contact any officer of the Seller or any of its Subsidiaries to discuss the proposed terms of such Person’s employment by Buyer or its Subsidiaries as a result of the consummation of the Purchase and Sale Transaction. In no event shall any Phase II or invasive soil testing be permitted without the prior written consent of the Seller. Each party shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 3A
          3B. Ordinary Conduct of Company. During the period from the date of this Agreement to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, except as set forth on Section 3B of the Seller Disclosure Letter, or as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by this Agreement (including the Target Unit Contribution and the Paper Unit Contribution) or the Paper Contribution Agreement, the members of the Paper Group shall not, and shall cause their Subsidiaries not to, and, solely with respect to the Business, the Seller shall not:
     (i) make any material change in the conduct of the Business, except for changes that are in the ordinary course of business or not inconsistent in material respects with past practice;
     (ii) fail to comply with all applicable laws and regulations, except for any such failures to comply as would not, individually or in the aggregate, have a Company Material Adverse Effect;

     (iii) fail to perform when due all of their respective obligations under any Company Material Contract, except for any such failures to perform as would not, individually or in the aggregate, have a Company Material Adverse Effect;
     (iv) enter into a new agreement that would be included in the definition of Company Material Contracts if it had been entered into as of the date of this Agreement or amend or terminate any of the Company Material Contracts in a manner materially adverse to the Company or its Subsidiaries, other than in the ordinary course of business consistent in material respects with past practice or as otherwise necessary for the maintenance of property relating to their respective businesses or as otherwise necessary to permit the consummation of the transactions contemplated by this Agreement;
     (v) amend its constitutive documents;
     (vi) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;
     (vii) except in the ordinary course of business, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material properties, assets or equipment of the Business (other than any of the foregoing within or to the Business) or enter into any agreement regarding the foregoing;
     (viii) issue, sell, split, combine or reclassify any of its capital stock or equity interests or any options, warrants or other rights to purchase any such capital stock or any equity interests or any securities convertible into or exchangeable for such capital stock or equity interests, or enter into any agreement regarding the foregoing;
     (ix) incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or warrants or rights to acquire any debt securities of any member of the Paper Group, or guarantee any debt securities of others for which Buyer and/or any of its post-Closing Subsidiaries shall be liable following the Closing, other than (a) indebtedness and guarantees that will be released in connection with or prior to the Closing, (b) any indebtedness or other obligations of a nature described in clause (ii)(a), (b), (c), (d) and/or (g) of the definition of Company Net Working Capital and (c) for the avoidance of doubt, the Debt Financing;
     (x) grant any material Lien in respect of any portion of its material properties or assets (other than with respect to the Included Real Property), other than (a) Liens to be released in connection with the transactions contemplated hereby, (b) Permitted Encumbrances and (c) Liens to be incurred in connection with the Debt Financing;
     (xi) take any position, make an election, or adopt any method in preparing or filing a Tax Return that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;
     (xii) except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of the Transferred Employees or Subsidiary Employees;

     (xiii) with respect to the Included Real Property, (i) cause any mortgages or encumbrances to be placed on the Owned Real Property, its interest in the Leased Real Property or any portion thereof, other than those described under clauses (a) — (c) of Section 3B(x) hereof or (ii) permit any member of the Paper Group or its Subsidiaries to seek any material zoning changes with respect to the Included Real Property or any portion thereof which would materially adversely affect such member’s usage of such Included Real Property. Seller shall give Buyer prompt notice (within five (5) Business Days after its receipt of notice of same) of its receipt of written notice with respect to (i) any material rezoning of any Included Real Property, (ii) actual or threatened material taking or condemnation of all or any portion of the Included Real Property, (iii) the commencement of any action by any party seeking relief which would result in the imposition of a material Lien on any Included Real Property (other than those described under clauses (a) — (c) of Section 3B(x) hereof), including, without limitation, an action to foreclose any mortgage, in each case which if determined adversely to any member of the Paper Group or any of their respective Subsidiaries, would result in a Company Material Adverse Effect;
     (xiv) fail to prepare and file all Tax Returns of the Paper Group and each of its Subsidiaries that are required to be filed prior to the Closing (taking into account extensions) or fail to pay all Taxes shown to be due and payable prior to the Closing on such Tax Returns; or
     (xv) agree to do any of the foregoing.
          3C. Use of Cash by Seller. Nothing in this Agreement shall prevent, or be construed to prevent, Seller or any of its Affiliates from (i) using cash and/or cash equivalents of the Company, the Paper Companies, any of their respective Subsidiaries and/or the Business as it deems fit (including by causing the distribution by any of the foregoing Persons of its cash and/or cash equivalents to Seller or any other Person or the repayment of indebtedness of Seller and/or any of its Affiliates) and/or (ii) transferring and/or otherwise distributing to Seller and/or any of its post-Closing Affiliates any assets and/or properties of any member of the Paper Group and/or any of its Subsidiaries not primarily held for use in the operation of the Business).
          3D. Cancellation of Inter-company Services; Insurance Matters.
     (i) Except as contemplated by the Ancillary Agreements or as otherwise provided in Section 3D(ii) below, from and after the Closing, all services (including cash management and treasury, accounting, tax, insurance, human resources, environmental, banking, legal, data network and other services) provided to the Company, the Paper Companies, their respective Subsidiaries and the Business by Seller or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto and inter-company accounts from Seller or any of its Affiliates to any of the Company, the Paper Companies, their respective Subsidiaries and/or the Business shall be terminated without liability to Seller or such Affiliates (other than accounts receivable and accounts payable arising in the ordinary course of business). Without limiting the generality of the foregoing, except as otherwise provided in Section 3D(ii) below, as of the Closing, the coverage under all insurance policies maintained by Seller or any of its Affiliates related to the Company, the Paper Companies, their respective Subsidiaries and/or the Business (other than insurance policies in which any of the foregoing Persons are the exclusive named insureds) shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Buyer or its Affiliates (including, after the Closing, any of the Company, the Paper Companies, their respective Subsidiaries and/or the Business). Buyer and Buyer Sub each agree to arrange for its own insurance policies with respect to the Company, the Paper Companies, their respective Subsidiaries and the Business covering all periods beginning after the Closing and agrees not to seek, through any means, to benefit from any of the insurance policies maintained by Seller or its Affiliates which may provide coverage for claims relating in any way to the Company, the Paper Companies, their respective Subsidiaries and/or the Business on or prior to the Closing, other than to the extent provided in Section 3D(ii). Furthermore, each of Buyer and Buyer Sub acknowledges and agrees that, effective as of the Closing, Transferred Employees and Subsidiary Employees will no longer have rights to credit cards or payment cards of Seller or any of its Subsidiaries and Buyer shall reimburse Seller for any amounts that Seller or any of its Subsidiaries is required to pay in respect of such credit cards or payment cards (other than amounts that Seller or its Subsidiaries would reimburse in accordance with their policies that were incurred prior to Closing and were not incurred for the benefit of Buyer, the Company, any of their respective Subsidiaries (including the Paper Companies) or the Business after the Closing).
     (ii) From and after the Closing, Seller shall, to the extent commercially practicable, assist Buyer and its Subsidiaries in submitting all general liability and casualty loss claims against or relating to the Paper Group for which insurance coverage is then available under the insurance policies listed on Section 3D(ii) of the Seller Disclosure Letter (excluding, for the avoidance of doubt, the Transferred Policies (as defined below)) (the “Available Insurance Policies”) for coverage under the Available Insurance Policies to the extent such claims relate to events occurring prior to the Closing (subject to deductibles, self-insured retentions and policy limits of such Available Insurance Policies) (each such claim, a “Covered Paper Group Claim”). After the Closing, to the extent permitted by such Available Insurance Policies, Seller shall, or shall cause its Affiliates to, permit and assist the members of the Paper Group to, in so far as is commercially practicable, submit such Covered Paper Group Claims for processing in accordance with the Available Insurance Policies to the same extent as the members of the Paper Group were entitled prior to the Closing. It is understood and agreed that Buyer shall be responsible for satisfying any deductibles, self-insured retentions and other retained amounts on insurance coverage with respect to such Covered Paper Group Claims. Seller and its Subsidiaries shall provide Buyer and the Paper Group with reasonable cooperation regarding the processing of each Covered Paper Group Claim. Seller shall provide Buyer with 30 days’ prior written notice of cancellation of any Available Insurance Policy (other than an expiration in accordance with its terms).
     (iii) From and after the Closing, Buyer shall, to the extent commercially practicable, assist Seller and Seller’s Post-Closing Affiliates in submitting all general liability and casualty loss claims against or relating to Seller and/or any of Seller’s Post-Closing Affiliates for which insurance coverage is then available to any such Persons under the insurance policies listed on Section 3D(iii) of the Seller Disclosure Letter and/or any other insurance policies owned by or transferred to any member of the Paper Group prior to the Closing (whether pursuant to the Paper Contribution Agreement or otherwise) (collectively, the “Transferred Policies”) for coverage under the Transferred Policies to the extent such claims relate to events occurring prior to the Closing (subject to deductibles, self-insured retentions and policy limits of such Transferred Policies) (each such claim, a “Covered Seller Claim”). After the Closing, Buyer shall, or shall cause its post-Closing Affiliates to, permit and assist Seller and its Affiliates to, in so far as is commercially practicable, submit such Covered Seller Claims for processing in accordance with the Transferred Policies to the same extent as such Persons were entitled prior to the Closing. It is understood and agreed that Seller shall be responsible for satisfying any deductibles, self-insured retentions and other retained amounts on insurance coverage with respect to such Covered Seller Claims. Buyer and its Subsidiaries shall provide Seller and Seller’s Post-Closing Affiliates with reasonable cooperation regarding the processing of any Covered Seller Claim. Buyer shall provide Seller with 30 days’ prior written notice of cancellation of any Transferred Insurance Policy (other than an expiration in accordance with its terms).

          3E. Exclusive Transaction. In consideration of the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with its due diligence review and the preparation and negotiation of this Agreement with Seller, Seller agrees that from the date of this Agreement and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, Seller shall not enter into negotiations or any agreement regarding the terms of any sale any of the Target Units, the Paper Units, all or substantially all of the assets of the Company (assuming, for this purpose, that the assets that are proposed to be transferred to the Company pursuant to the Paper Contribution Agreement are treated as being held by the Company), the Paper Companies and their respective Subsidiaries or the Business with any Person other than Buyer, its Affiliates and their respective representatives; provided, that the foregoing shall not be deemed to prohibit the Target Unit Contribution, the Paper Unit Contribution and/or the other transactions contemplated by the Paper Contribution Agreement, and the consummation thereof by Seller and its Affiliates shall not be a breach of this Section 3E. Buyer and Buyer Sub each agrees that, from the date of this Agreement until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, neither of them shall enter into any negotiations or any agreement regarding a “business combination” (as defined in Buyer’s certificate of incorporation), other than the Purchase and Sale Transaction contemplated by this Agreement.
          3F. Certain Provisions Regarding Accounts Receivable and Certain Liabilities.
     (i) Receivables Securitization Facility. Seller shall take such action such that, from and after Closing, no accounts receivable of the Company, the Paper Companies or any of their Subsidiaries are required to be sold into the receivables securitization facility of Seller and its Subsidiaries; provided that, for purposes of computing Estimated Company Closing Net Working Capital and Company Closing Net Working Capital, accounts receivable shall not include any accounts receivable which have been sold by Seller or any of its Subsidiaries to their receivables securitization facility unless such receivables have been repurchased by Seller or one of its Affiliates prior to Closing. Subject to having such accounts released from obligations with respect to Seller’s receivables securitization facility, Seller shall use reasonable best efforts to assign to the Company, the Paper Companies and their respective Subsidiaries, lock box accounts that are exclusive to the Company, the Paper Companies and their Subsidiaries. Promptly after its receipt thereof, Seller shall provide to Buyer copies of any UCC 3 termination statements Seller receives in respect any such accounts being released from obligations with respect to Seller’s receivables securitization facility.
     (ii) Pre-Closing Receivables. Each of Buyer and Buyer Sub acknowledges that certain accounts receivable of Seller and its Subsidiaries generated prior to the Adjustment Calculation Time with respect to the Business are and may be from customers of Seller and its Subsidiaries that are also customers of Seller’s Other Businesses and such accounts receivable may be paid into accounts of Seller or its post-Closing Affiliates after the Adjustment Calculation Time as part of consolidated invoices of Seller and its Affiliates or for some other reason (including such invoice was processed for payment to Seller prior to Closing). To the extent such accounts receivable are included as part of Company Closing Net Working Capital and are paid to Seller or one of its post-Closing Affiliates after the Adjustment Calculation Time, Seller shall remit such cash to Buyer promptly (but in any event within 10 Business Days) after receipt thereof. To the extent that any such accounts receivable (including such accounts receivable generated from the Business) are not included in the computation of Company Closing Net Working Capital, (x) Seller and its post-Closing Affiliates shall retain all rights to such accounts receivable and be entitled to retain any cash received in respect thereof and (y) Buyer shall, and shall cause its Subsidiaries (including the Paper Group and their respective Subsidiaries) to, promptly (but in any event within 10 Business Days) after receipt thereof, pay over to Seller and its post-Closing Affiliates all amounts received or collected by Buyer or any of its Subsidiaries in respect of such accounts receivable.

     (iii) Post-Closing Receivables. To the extent that any cash or asset to be retained by Seller is not paid or distributed to Seller or its post-Closing Affiliates prior to Closing and, after the Closing, any amount is paid to or received by Buyer, any member of the Paper Group or any of their respective Subsidiaries in respect of such cash or other asset, Buyer shall, or shall cause the Paper Group or any of their respective Subsidiaries to, pay to Seller or its designee the amount so received. If the Closing occurs, all cash collected after the Adjustment Calculation Time from notes and accounts receivable of Buyer and its Subsidiaries generated after the Adjustment Calculation Time from the conduct of the Business after the Adjustment Calculation Time by the members of the Paper Group and their respective Subsidiaries shall belong to, and if received by Seller or any of its post-Closing Affiliates shall be received for the benefit and the account of, Buyer, and Seller shall, and shall cause its post-Closing Affiliates to, promptly (but in any event within 10 Business Days) after receipt thereof, transfer and remit to Buyer all such amounts received by or paid to Seller or any such Affiliate. All cash collected from and after the Closing from notes and accounts receivable of Seller and its Affiliates relating to Seller’s Other Businesses shall belong to (and if received by Buyer or any of its Affiliates, shall be received for the benefit and the account of) Seller, and Buyer shall, and shall cause its Affiliates to, promptly (but in any event within 10 Business Days) after receipt thereof, transfer and remit to Seller all such amounts received by or paid to Buyer or any such Affiliate after the Closing.
     (iv) Certain Liabilities. To the extent that, prior to the Adjustment Calculation Time, any check that was written by Seller or any of its Subsidiaries (including the members of the Paper Group and their respective Subsidiaries) has not cleared in respect of the Business, but the liability in respect thereof is not included in the computation of Company Closing Net Working Capital, then Seller shall pay to the payee thereof (or, to the extent paid by Buyer or one of its Subsidiaries (including, after the Closing, the Paper Group and its Subsidiaries) shall reimburse Buyer and its Subsidiaries for) the amount of such check so paid (in the case of reimbursement to Buyer for such check) or so owed (in the case of payment to the oblige of such check). Except as set forth in the immediately foregoing sentence, from and after the Closing, Buyer shall, and shall cause its Subsidiaries (including Buyer, the members of the Paper Group and their respective Subsidiaries) to, pay and perform when due or obligated, all Business Liabilities.
     3G. Proxy Statement; Buyer Shareholder Approval.
     (i) Buyer shall as promptly as practicable following the date of this Agreement (and whether or not Debt Commitment Letters have then been received) prepare and cause to be filed with the Securities and Exchange Commission (the “SEC”), a proxy statement in preliminary form or such other form, statement or report as may be required under applicable laws (together with all amendments thereof or supplements thereto, the “Proxy Statement”) relating to a shareholders meeting (the “Shareholder Meeting”) to be held by Buyer to obtain the Buyer Shareholder Approval (as hereinafter defined) and shall use its reasonable best efforts to obtain the clearance by the SEC of such Proxy Statement on and subject to the terms of this Section 3G as promptly as practicable following the date hereof; provided that Seller shall be primarily responsible for the preparation of all required information for inclusion in the Proxy Statement with respect to the Business and shall deliver such information to Buyer as promptly as practicable following the date of this Agreement for inclusion in the Proxy Statement. On and subject to the terms of this Section 3G, unless otherwise agreed by Seller in writing, Buyer shall (a) mail the Proxy Statement to Buyer’s stockholders as promptly as practicable (but in no event later than five (5) Business Days) after the date on which the Proxy Statement has been cleared by the SEC (or such shorter time after clearance as may be needed such that the financial information does not need to be updated to comply with Regulation S-X), and (b) duly call, give notice of, convene and hold the Shareholder Meeting not more than 25 days after mailing of the Proxy Statement (without adjournment) and solicit proxies as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Buyer Shareholder Approval once the Proxy Statement has been cleared by the SEC.
     (ii) When used herein, “Buyer Shareholder Approval” shall mean collectively, (A) the affirmative vote in favor of the transactions contemplated by this Agreement by the holders of at least a majority of the shares of common stock of Buyer issued in Buyer’s initial public offering (the “IPO Shares”) that are present and entitled to vote at the Shareholder Meeting, and other shareholders of the Buyer shall have voted their shares in the same manner as such holders of IPO Shares, in accordance with, and as required by, the Buyer Charter Documents, (B) the affirmative vote of Buyer’s shareholders necessary under the Buyer Charter Documents and applicable law necessary to cause the directors of the Buyer as of the Effective Time to consist of the following individuals: Nathan Leight, Jason Weiss, Jonathan W. Berger, Carl A. Albert, Thomas S. Souleles, Zaid Alsikafi, Alexander Toeldte and Jack Goldman (collectively, the “Buyer Post-Closing Directors”), (C) the affirmative vote of Buyer’s shareholders necessary to approve and adopt the amendment to Buyer’s Certificate of Incorporation in form attached hereto as Exhibit N (as so amended, the “Buyer Closing Certificate of Incorporation”), which amendment shall amend Buyer’s Certificate of Incorporation to increase the number of authorized shares of Buyer Common Stock to a number sufficient to satisfy Buyer’s obligations under this Agreement with respect to the issuance of Buyer Common Stock and which Buyer Closing Certificate of Incorporation shall be duly filed by Buyer with the Secretary of State for the State of Delaware and become effective under the laws of the State of Delaware no later than immediately prior to the Closing, (D) the affirmative vote of Buyer’s shareholders necessary to approve and adopt the amendment and restatement of the Buyer Closing Certificate of Incorporation in form attached hereto as Exhibit O (as so amended and restated, the “Buyer Post-Closing Certificate of Incorporation”), which Buyer Post-Closing Certificate of Incorporation shall be duly filed by Buyer with the Secretary of State for the State of Delaware promptly following the Closing and become effective under the laws of the State of Delaware no earlier than immediately after the Closing and no later than the close of business on the Closing Date and (x) until such time, Buyer covenants and agrees that no other amendment and/or modification to the Buyer Closing Certificate of Incorporation shall have been made or effected and (y) from and after the effectiveness of the Buyer Post-Closing Certificate of Incorporation, such certificate shall not thereafter be amended or modified except to the extent not in contravention of the terms of the Investor Rights Agreement, (E) the affirmative vote of Buyer’s shareholders (if any) necessary to approve and adopt the amendment and restatement of the Buyer’s Bylaws in form attached hereto as Exhibit P (as so amended and restated, the “Buyer Post-Closing Bylaws”), which Buyer Post-Closing Bylaws shall become effective under the laws of the State of Delaware no later than immediately following the Closing, and (F) the affirmative vote of Buyer’s shareholders to approve and adopt any long-term management incentive plan approved by Seller and Buyer prior to the date that the Proxy Statement is mailed (with it being understood and agreed that Buyer shall not be deemed in breach of any of its representations, warranties or covenants herein solely by virtue of the approval of such long-term management incentive plan).
     (iii) Buyer agrees that the Proxy Statement will comply in all material respects with all of the requirements of the Exchange Act and Buyer shall use its reasonable best efforts to seek to ensure that the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Buyer with respect to information supplied in writing by Seller expressly for inclusion in the Proxy Statement. Buyer shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information becomes false or misleading and Buyer shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders (as and to the extent required by the Securities Act or the Exchange Act) and to Seller. Buyer shall give Seller and its counsel a reasonable opportunity (but no more than five Business Days, unless a longer period of review is reasonably requested by Seller) to review and comment on the Proxy Statement (and any amendments or supplements thereto) and will give due consideration to any changes thereto reasonably requested by Seller. Buyer will provide to Seller and its counsel any comments that Buyer or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Proxy Statement promptly after receipt of any such comments. Buyer will use its reasonable best efforts to respond promptly to any comments received from the SEC or its staff, in each case after consultation with Seller and compliance with the terms hereof with respect to the preparation of the Proxy Statement and any amendments or supplements thereto.
     (iv) Seller will use its reasonable best efforts to seek to ensure that none of the information regarding Seller or its Subsidiaries supplied by Seller, its representatives, or any Subsidiary expressly for inclusion in the Proxy Statement (including any information included in the Financial Statements or other financial information of the Business supplied by Seller and required to be included in the Proxy Statement) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such information which would make the preceding sentence incorrect should be discovered by Seller, Seller will promptly notify Buyer of such change. Upon receipt of such notice, Buyer shall promptly correct any such information in the Proxy Statement and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders (as and to the extent required by the Exchange Act). Seller and its representatives agree to reasonably cooperate with Buyer in its preparation of the Proxy Statement and the filing of the Proxy Statement with the SEC.
     (v) Seller agrees to use its reasonable best efforts to obtain the consent of its auditors with respect to the inclusion of the consolidated financial statements of the Paper Companies and their Subsidiaries in the Proxy Statement, and to otherwise provide as soon as reasonably practicable any information about Seller and its Subsidiaries with respect to the Business required by the Exchange Act reasonably sufficient to permit Buyer to prepare and file the Proxy Statement.
     (vi) Buyer, through its board of directors, shall recommend to its shareholders in the Proxy Statement that they give the Buyer Shareholder Approval and shall not withdraw or modify its recommendation. Buyer shall use its reasonable best efforts to obtain the Buyer Shareholder Approval.
          3H. Ordinary Conduct of Buyer and Buyer Sub. During the period from the date of this Agreement to the earlier of immediately prior to the Closing and the date on which this Agreement is terminated in accordance with its terms, except as otherwise consented to by Seller in writing or as otherwise contemplated by this Agreement, each of Buyer and Buyer Sub shall not and shall cause each of their respective Subsidiaries not to:
     (i) make any material change in the conduct of its business, except for changes that are in the ordinary course of business consistent with past practice;

     (ii) fail to comply with all applicable laws and regulations, except for any such failures to comply as would not, individually or in the aggregate, have a Buyer Material Adverse Effect;
     (iii) fail to perform when due all of their respective obligations under any Buyer Material Contract;
     (iv) issue, sell, split, combine or reclassify any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;
     (v) grant any material Lien in respect of any portion of its material properties or assets (including any cash in the Trust Fund), other than Liens to be incurred at the Closing in accordance with the terms of the Debt Financing;
     (vi) incur any indebtedness for borrowed money or any capitalized lease obligations or guaranteed any such indebtedness or capitalized lease obligations or issue or sell any debt securities or warrants or rights to acquire any debt securities of Buyer and/or Buyer Sub or guarantee any debt securities of Buyer or Buyer Sub, other than the Debt Financing to be incurred at the Closing;
     (vii) spend any cash in the Trust Fund or spend any other cash other than for payment of liabilities incurred in the ordinary course of business or declare or pay any dividends on or make any distributions in respect of any of its capital stock or other equity securities (provided that the foregoing restriction shall not apply to or restrict Buyer’s ability to spend up to $3,100,000 in the aggregate of the interest income earned on the Trust Fund to pay fees and expenses (including those of its advisors in connection with the Purchase and Sale Transaction) and other working capital requirements) or amend or otherwise modify that certain Investment Management Trust Agreement, dated June 19, 2007, between the Company and Continental;
     (viii) make any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);
     (ix) enter into a new agreement that would be included in the definition of Buyer Material Contracts if it had been entered into as of the date of this Agreement (other than the Debt Commitment Letters in accordance with the terms of Section 3I) or amend in a material manner any of the Buyer Material Contracts or, other than in the ordinary course of business consistent with past practice or as otherwise necessary for the maintenance of property relating to their respective businesses;
     (x) amend its certificate of incorporation or bylaws;
     (xi) incur any material Tax liability that is not paid prior to Closing, other than any income Tax liability to the extent it arises as a result of the Trust Fund’s investment in government securities or money market funds in the ordinary course of business;
     (xii) other than in connection with the Purchase and Sale Transaction (and with the prior written approval of Seller), approve or enter into any employee benefit plans, programs, practices or arrangements;

     (xiii) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;
     (xiv) prepare or file any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, take any position, make an election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;
     (xv) except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of its officers or employees; or
     (xvi) agree to do any of the foregoing.
Notwithstanding the foregoing, in no event shall the aggregate amount of indebtedness and capitalized lease obligations incurred and/or guaranteed by Buyer and/or any of its Subsidiaries exceed $1,000,000 in the aggregate (disregarding for this purpose any obligations of Buyer to pay for shares of Buyer Common Stock pursuant to the exercise of Conversion Rights).
          3I. Actions with Respect to the Debt Financing.
     (i) Each of Buyer, Buyer Sub and Seller shall use their respective reasonable best efforts to obtain as promptly as is reasonably practicable following the date hereof commitment letters (collectively, such letters and any fee letter associated therewith, to the extent approved in writing by Seller and signed by Buyer and/or Buyer Sub, being referred to herein as the “Debt Commitment Letters”) in favor of Buyer and Buyer Sub from lenders reasonably satisfactory to Buyer and Seller, pursuant to which the lenders party thereto shall have agreed, subject to the terms and conditions set forth therein (which terms and conditions shall be reasonably satisfactory to Buyer and Seller), to lend to Buyer and Buyer Sub at the Closing not less than $946,000,000 for the purposes of funding, in part, payment of the Cash Portion of the Estimated Closing Purchase Price, paying the Shared Expense Amount and the other fees and expenses of Buyer and its Subsidiaries relating to the transactions contemplated by this Agreement, satisfying any other obligations of Buyer and its Subsidiaries to be paid in cash on the Closing Date, and funding the ongoing operations of the Buyer and its post-Closing Subsidiaries (including the Company, Boise P&N, Boise Transportation and Boise White Paper) (such debt financing on the terms and subject to the conditions set forth in such Debt Commitment Letters is referred to herein as the “Debt Financing”).
     (ii) From and after such time as such Debt Commitment Letters have been obtained, Buyer and Buyer Sub covenant and agree that each of them will perform all obligations required to be performed by such Person in accordance with and pursuant to the Debt Commitment Letters, will use reasonable best efforts to maintain the same in full force and effect, and will not amend, terminate or waive any provisions under such Debt Commitment Letters without the prior written consent of Seller. Buyer and Buyer Sub will from time to time provide such information as Seller may reasonably request regarding the status of such financings and related negotiations. Seller shall be solely responsible for all fees and expenses related to the Debt Financing regardless of whether the debt financing is obtained or the Purchase and Sale Transaction is consummated; provided that Seller’s obligations with respect thereto shall be deemed satisfied at the Closing to the extent any such fees and expenses are deducted from the Equity Value Amount (including through the calculation of Debt Financing Fee Amount), in which case Buyer and Buyer Sub shall be responsible for paying all such fees and expenses.

     (iii) From and after such time as such Debt Commitment Letters have been obtained, Buyer will provide prompt written notice to Seller following its receipt of notification by any financing source under the Debt Commitment Letters or in connection with any substitute debt or other financing of such source’s refusal or intended refusal to provide the financing described in the applicable Debt Commitment Letters and, in each case, the stated reasons therefor (if any) and shall use reasonable best efforts (including institution of suit) to require the counterparties to such Debt Commitment Letters to perform their obligations under the Debt Commitment Letters (including by the provision to Buyer and Buyer Sub of the financing contemplated by the Debt Commitment Letters when required thereby).
     (iv) From the date hereof until the earlier of the Closing Date or termination of this Agreement pursuant to Article 7, subject to the limitations set forth below, and unless otherwise agreed by Buyer, Seller will use its reasonable best efforts to, and will use its reasonable best efforts to cause the members of the Paper Group to, instruct its management to cooperate with Buyer and Buyer Sub as reasonably requested by Buyer in connection with Buyer’s arrangement of the Debt Financing to be consummated contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, in each case, at no cost to Buyer or Buyer Sub (except as contemplated by the proviso the last sentence in clause (ii) above). Such cooperation will include making appropriate officers available for participation in meetings, due diligence sessions and road shows, assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, as may be reasonably requested by Buyer or any prospective lender to Buyer and/or Buyer Sub.
     (v) Notwithstanding any provision in this Agreement to the contrary and without limiting any other rights (including consent and approval rights) of Seller and/or any of its Affiliates hereunder, each of Buyer and Buyer Sub acknowledge and agree that Seller and its Affiliates shall have no obligation or liability of any nature (whether in relation to the exercise and/or discharge of their respective reasonable best efforts under any provision of this Agreement or otherwise) to consent to, agree to and/or otherwise approve any Debt Commitment Letter, the Debt Financing and/or, with respect to Section 2(a)(vi), any “debt financing” and/or any terms and conditions with respect thereto, if Seller reasonably disapproves of any fees, expenses or similar amounts which may be required to be paid and/or assumed in connection therewith; provided that Seller shall be deemed to be reasonable in disapproving the Debt Commitment Letter, the Debt Financing and/or, with respect to Section 2(a)(vi), any “debt financing” and/or any terms and conditions with respect thereto if (a) the fees and expenses for which Seller would be responsible exceed amounts that would have been paid for a similar financing that was committed to during the period from January 1, 2007 through June 30, 2007 or (b) any fees, expenses or similar amounts in respect thereof are required to be paid and/or assumed prior to the Closing (other than the reimbursement of customary and reasonable out-of-pocket expenses incurred by the counterparty to the Debt Commitment Letters).
          3J. Phase I Reports. After the date of this Agreement but prior to the Closing Date, with respect to each parcel of Owned Real Property and Leased Real Property listed on Section 3J of the Seller Disclosure Letter, Seller shall engage ENVIRON International Corporation (“ENVIRON”) to deliver (i) to Seller a Phase I report that meets the requirements of the ASTM-05 Standard (collectively, “Phase I Reports”) and (ii) to each of Buyer and the lenders for the Debt Financing (or an agent therefor) a copy of the Phase I reports and a reliance letter in customary form for each Phase I Report. Buyer and Buyer Sub each agrees that the Phase I Reports and the information contained therein are subject to the confidentiality restrictions set forth in Section 8C hereof. All fees and expenses of the environmental consultants related to such Phase I Reports shall become due and payable upon the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms and shall be treated as Shared Expense Amount, with each of Seller and Buyer responsible for its Responsible Share Percentage multiplied by fees and expenses related to the Phase I Reports; provided that Seller’s obligations pursuant to clause (y) foregoing shall be deemed satisfied at the Closing to the extent any such fees and expenses are deducted from the Equity Value Amount (including through the calculation of Shared Expense Amount), in which case Buyer and Buyer Sub shall be responsible for paying all such fees and expenses. If a party pays an amount in excess of what it is required to pay pursuant to the foregoing sentence, it shall be entitled to reimbursement from the other party of such overpayment amount. Seller shall cooperate with Buyer in its review of the Phase I Reports, including by making personnel of Seller, Seller’s attorneys and ENVIRON available to discuss the results thereof and, if any of such Phase I Reports report a Recognized Environmental Condition, as defined in the above-referenced ASTM standards (a “REC”) that (a) was not reported in any phase I reports, environmental reports and/or other due diligence information or documentation made available to Buyer, Buyer Sub and/or any of their representatives prior to the date hereof, (b) in the reasonable judgment of Buyer or Seller, is not covered by the indemnification obligations of Sellers (as defined in the OMX Purchase Agreement) pursuant to Article 17 of the OMX Purchase Agreement, (c) would reasonably be expected to result in liability to Buyer or its post-Closing Subsidiaries in excess of $2,000,000, and (d) in the reasonable judgment of Buyer or Seller, has a material uncertainty as to the extent of the liability to Buyer or it post-Closing Subsidiaries, then within 10 days after receipt of each such Phase I Report, either party may request that further investigation of any such REC be conducted by ENVIRON or another contractor agreed upon by the parties (a “Phase II Investigation”), with the expense of the Phase II Investigation to be shared in the same manner as the Phase I Reports. In either case, the results of the Phase II Investigation shall be made available to both parties and the scope of the investigation and technical details shall be consented to by both Buyer and Seller, such consent not to be unreasonably withheld.
          3K. Headquarters Lease. Prior to the Closing, the parties shall use their respective reasonable best efforts to: (i) cause the Headquarters Lease to be terminated without any further liability to Seller and/or any of its Affiliates thereunder effective as of the Closing and, in replacement thereof, cause the HQ Landlord to enter into two separate replacement Leases in respect of the Headquarters Facility effective as of the Closing on the following bases: (1) the parties shall mutually agree in good faith upon an allocation of the existing Headquarters Facility; (2) Seller shall enter into a replacement Lease (such Lease, the “Seller Replacement HQ Lease”) in respect of the portion of the Headquarters Facility which is allocated to it in accordance with clause (1) hereof, which Lease shall contain terms and conditions reasonably satisfactory to Seller (it being understood and agreed that any such replacement Lease that contains terms and conditions which are not materially inconsistent (as a whole) with the applicable terms and conditions set forth in the Headquarters Lease (as equitably modified to reflect the portion of the Headquarters Facility to be leased by Seller under the Seller Replacement HQ Lease) shall be deemed to be reasonably satisfactory to Seller); and (3) Buyer shall enter into a replacement Lease (such Lease, the “Buyer Replacement HQ Lease”) in respect of the portion of the Headquarters Facility which is allocated to it in accordance with clause (1) hereof, which Lease shall contain terms and conditions reasonably satisfactory to Buyer (it being understood and agreed that any such replacement Lease that contains terms and conditions which are not materially inconsistent (as a whole) with the applicable terms and conditions set forth in the Headquarters Lease (as equitably modified to reflect the portion of the Headquarters Facility to be leased by Buyer under the Buyer Replacement HQ Lease) shall be deemed to be reasonably satisfactory to Buyer); and (4) neither party (nor any of Affiliates) shall be obligated to agree to be a guarantor or otherwise liable under the other party’s replacement Lease; (ii) in the event that the HQ Landlord does not agree to the transactions contemplated in clause (i) hereof, (1) cause the Headquarters Lease to be assigned in its entirety to Buyer on terms reasonably acceptable to Buyer and Seller and (2) enter into a sublease under which Seller shall sublease from Buyer such portion of the existing Headquarters Facility determined in accordance with clause (i)(1) above and containing such terms and conditions which are mutually agreeable to Buyer and Seller and based upon the principles set forth in clause (i)(2) above; or (iii) in the event that the HQ Landlord does not consent to the transactions in either clause (i) or (ii) above, enter into a sublease under which Buyer shall sublease from Seller such portion of the existing Headquarters Facility determined in accordance with clause (i)(1) above and containing such terms and conditions which are mutually agreeable to Buyer and Seller and based upon the principles set forth in clause (i)(3) above. The applicable agreements which are finally agreed upon in accordance with this Section 3K and which are to be entered into at the Closing to give effect to the transactions contemplated by this Section 3K (e.g., in the event that clause (i) applies, the Seller Replacement HQ Lease, the Buyer Replacement HQ Lease and, if applicable, a termination agreement in respect of the Headquarters Lease, in the event that clause (ii) applies, an assignment agreement in respect of the assignment of the Headquarters Lease from Seller to Buyer and a sublease addressing the matters described in clause (ii)(2) above, and in the event clause (iii) applies, a sublease addressing the matters described in clause (iii) above) are collectively referred to herein as “HQ Lease Arrangements”). In respect of any HQ Lease Arrangement, each of the parties shall cooperate in good faith to determine (1) which party shall operate and maintain the cafeteria and telecommunications equipment, (2) how much parking shall be allocated to each party, (3) what rights each party shall have with respect to the Building Plaza and Common Fitness Room (as such terms are defined in the Headquarters Lease) and (4) what rights each party shall have with respect to the signage. To the extent that either Seller or Buyer becomes a subtenant to the other or one of its Affiliates, such party may, as a condition to executing any such sublease, require that it (A) obtain a subordination, non-disturbance and attornment agreement from the prime landlord party to the Headquarters Lease and (B) have the right to consent to (1) any amendment to the Headquarters Lease or (2) any expansion, contraction or termination options granted to the prime tenant under the Headquarters Lease.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE PAPER GROUP
          As an inducement to Buyer and Buyer Sub to enter into this Agreement, Seller hereby represents and warrants to Buyer and Buyer Sub that as of the date of this Agreement and except as set forth in the Seller Disclosure Letter or as set forth in the Seller SEC Reports filed on or prior to the date hereof:
          4A. Organization and Corporate Power. Each of Boise P&N and Boise White Paper is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a Company Material Adverse Effect. Boise Transportation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a Company Material Adverse Effect. Each member of the Paper Group has all requisite limited liability company or corporate (as applicable) power and authority necessary to own and operate its properties and to carry on its business as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby. Each of Boise White Paper and Boise P&N is a “Permitted Affiliate Purchaser” within the meaning of the OMX Purchase Agreement. The copies of each member of the Paper Group’s organizational documents (including all amendments made thereto at any time prior to the date of this Agreement) which have been made available to Buyer are true, correct and complete copies in all material respects and reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books of each member of the Paper Group that have been made available to Buyer are true, correct and complete in all material respects.

          4B. Target Units; Paper Units.
     (i) Target Units. All of the Target Units have been duly authorized and are validly issued and outstanding, fully-paid and non-assessable and (x) from the date hereof until as of immediately prior to the Target Unit Contribution are owned by FPH and (y) as of immediately after the Target Unit Contribution, will be owned by the Seller, in each case, free and clear of any Liens, except for Permitted Encumbrances, Liens arising pursuant to the Senior Credit Facility and the Security Agreement, restrictions on transfer under applicable securities laws and other Liens set forth on Section 4B of the Seller Disclosure Letter. The Target Units represent all of the issued and outstanding equity interests of the Company. Other than this Agreement and the Target Unit Contribution, there are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any equity interests of the Company or securities or obligations of any kind convertible into or exchangeable for any equity interests of the Company.
     (ii) Paper Units. All of the Paper Units have been duly authorized and are validly issued and outstanding, fully-paid and non-assessable and (x) from the date hereof until as of immediately prior to the Paper Unit Contribution are owned by Seller and (y) as of immediately after the Paper Unit Contribution, will be owned by the Company, in each case, free and clear any Liens, except for Permitted Encumbrances, Liens arising pursuant to the Senior Credit Facility and the Security Agreement, restrictions on transfer under applicable securities laws and other Liens set forth on Section 4B of the Seller Disclosure Letter. The Boise P&N Units represent all of the issued and outstanding equity interests of Boise P&N, the Boise White Paper Units represent all of the issued and outstanding equity interests of Boise White Paper and the Boise Transportation Stock represents all of the issued and outstanding equity interests of Boise Transportation. Other than this Agreement and the Paper Unit Contribution, there are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any equity interests of Boise P&N, Boise Transportation and/or Boise White Paper or securities or obligations of any kind convertible into or exchangeable for any equity interests of Boise P&N, Boise Transportation and/or Boise White Paper. There are not any bonds, debentures, notes or other securities evidencing indebtedness of Boise P&N, Boise Transportation and/or Boise White Paper which are convertible into or exchangeable (by their express terms) for any equity securities or capital stock of Boise P&N, Boise Transportation and/or Boise White Paper.
          4C. Subsidiaries.
     (i) As of the date hereof, the Company does not have any Subsidiaries. As of immediately following the Paper Unit Contribution, the Company will not have any direct Subsidiaries, other than the Paper Companies and their respective Subsidiaries.
     (ii) Section 4C of the Seller Disclosure Letter sets forth the name of each Subsidiary of the Paper Companies, the jurisdiction of its incorporation or organization, the direct owner of the outstanding capital stock or other equity securities of such Subsidiary and the percentage of the outstanding capital stock or other equity securities of such Subsidiary owned by any of the Paper Companies or any of their Subsidiaries. Each such Subsidiary listed on Section 4C of the Seller Disclosure Letter is an entity validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4C of the Seller Disclosure Letter, all of the outstanding capital stock or other equity securities of each such Subsidiary are owned by one of the Paper Companies or another Subsidiary of a Paper Company free and clear of any Liens, except for Permitted Encumbrances,

Liens arising pursuant to the Senior Credit Facility and the Security Agreement and restrictions on transfer under applicable securities law. There are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock or equity securities of any of such Subsidiaries or obligations of any kind convertible into or exchangeable for any shares of capital stock or equity securities of such Subsidiaries. There are not any bonds, debentures, notes or other securities evidencing indebtedness of Boise P&N, Boise Transportation and/or Boise White Paper which are convertible into or exchangeable (by their express terms) for any equity securities or capital stock of the Subsidiaries of the Paper Companies. Except as set forth on Section 4C of the Seller Disclosure Letter, none of the Paper Companies, any of their respective Subsidiaries or the Company owns or holds the right to acquire any shares of stock or any other security or interest in any other Person (other than the Paper Unit Contribution) or has entered into any joint venture arrangement. The copies of organizational documents of each Subsidiary of the Paper Companies and their Subsidiaries (including all amendments made thereto at any time prior to the date of this Agreement) which have been made available to Buyer are true, correct and complete copies in all material respects and reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books of each Subsidiary of the Paper Companies and their Subsidiaries that have been made available to Buyer are true, correct and complete in all material respects.
          4D. Authorization; No Breach; Board Approvals.
     (i) This Agreement has been duly executed and delivered by each member of the Paper Group, and constitutes a valid and binding obligation of each of them, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming receipt of the HSR Approval and the consents set forth on Section 4D of the Seller Disclosure Letter, each member of the Paper Group’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not (A) conflict with or result in any breach of any of the provisions of, (B) constitute (with or without due notice or the passage of time or both) a default under, (C) give any third party the right to terminate, amend, cancel or accelerate, (D) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the shares of capital stock or equity interests or any assets of any member of the Paper Group or any of its Subsidiaries pursuant to the provisions of or (E) require any filing with, authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under (1) the provisions of the constitutive documents of any member of the Paper Group or any of its Subsidiaries, (2) any Company Material Contract, any IP License listed on Section 4K(iii) of the Seller Disclosure Letter or any Lease listed on Section 4H(ii) of the Seller Disclosure Letter, (3) any judgment, order or decree to which any member of the Paper Group or any of its Subsidiaries is subject, or (4) any law, statute, rule or regulation, to which any member of the Paper Group or any of its Subsidiaries is subject, except as has been obtained or as contemplated in this Agreement or, in the cases of clauses (2), (3) and (4) foregoing, as would not result in a Company Material Adverse Effect.
     (ii) The Board of Managers of Seller, by resolutions duly adopted at a meeting duly called and held, has approved the transactions contemplated by this Agreement, including the Purchase and Sale Transaction and no other corporate proceedings on the part of Seller are necessary to authorize the transactions contemplated by this Agreement.
          4E. Seller SEC Reports; Financial Statements.
     (i) As of their respective dates, the Seller SEC Reports filed since October 29, 2004, solely to the extent related to the Business: (x) were prepared in accordance with and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller

SEC Reports, and (y) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (ii) Set forth on Section 4E of the Seller Disclosure Letter are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets as of December 31, 2006 and 2005, and the audited consolidated statements of income, capital and cash flows for (x) the years ended December 31, 2006 and 2005, (y) the period from October 29 (inception) through December 31, 2004 and (z) the period from January 1, 2004 through October 28, 2004, for the Paper Companies and their Subsidiaries; and (ii) the unaudited consolidated balance sheet for the Paper Companies and their Subsidiaries as of June 30, 2007 (the “Latest Balance Sheet”) and the unaudited consolidated statements of income, capital and cash flows for the six month period ended June 30, 2007 for the Paper Companies and their Subsidiaries (together, with the Latest Balance Sheet, the “Most Recent Financial Statements”). Except (a) that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items, (b) that the allocation (if any) of corporate support, general and administrative and other liabilities and expenses included in any of the Financial Statements may differ from what would be included for the Paper Companies and/or the Business on a stand-alone basis and (c) as otherwise set forth on Section 4E of the Seller Disclosure Letter, the Financial Statements present fairly in all material respects in accordance with GAAP the financial condition of the Paper Companies as of such dates and the results of operations and cash flows of the Paper Companies for such periods. Targeted Company Net Working Capital was established as an average of monthly Company Net Working Capital for the white paper and packaging & newsprint businesses of Seller and its Subsidiaries, determined in accordance with SAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet (except as otherwise provided in the definition of Company Closing Net Working Capital, except that certain excess inventory levels related to an anticipated outage in Wallula, Washington was disregarded in calculating Targeted Company Net Working Capital and determined without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby).
          4F. No Other GAAP Liabilities. Except as set forth on Section 4F of the Seller Disclosure Letter, no member of the Paper Group nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet (“Liabilities”), except (i) Liabilities that are accrued or reserved against in the Financial Statements, (ii) Liabilities that were incurred in the ordinary course of business since June 30, 2007, (iii) Liabilities otherwise disclosed (or within any materiality threshold contained in any other representation) in this Agreement or the Seller Disclosure Letter, (iv) transaction expenses, Liabilities under the Paper Contribution Agreement, the Ancillary Agreements and this Agreement and other Liabilities arising in connection with the consummation of the transactions contemplated hereby, (v) Liabilities to be included in the computation of Company Closing Net Working Capital, (vi) Liabilities for which Seller and its Subsidiaries (other than the members of the Paper Group and their Subsidiaries) are responsible in accordance with this Agreement, the Paper Contribution Agreement and the other Ancillary Agreements, (vii) Liabilities in respect of the Senior Credit Facility and the Indenture, (viii) Liabilities that arise from the ownership of their respective Subsidiaries and (ix) other Liabilities which would not result in a Company Material Adverse Effect.

          4G. Absence of Certain Developments. Except as set forth in Section 4G of the Seller Disclosure Letter or as otherwise contemplated by this Agreement and/or the Paper Contribution Agreement, from the date of the Latest Balance Sheet until the date of this Agreement, the members of the Paper Group have operated the Business in the ordinary course of business in all material respects and no member of the Paper Group nor any of its Subsidiaries has, and Seller has not solely with respect to the Business:
     (i) operated in any material respect other than in the ordinary course of business consistent with past practice;
     (ii) issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;
     (iii) subjected to any material Lien any portion of its assets or properties, except Permitted Encumbrances;
     (iv) incurred any indebtedness for borrowed money, or guaranteed any such indebtedness, or issued or sold any debt securities or warrants or rights to acquire any debt securities of any member of the Paper Group, or guarantee any debt securities of others for which Buyer and/or any of its post-Closing Subsidiaries shall be liable following the Closing, other than (a) in the ordinary course of business consistent with past practice, (b) pursuant to and/or permitted under the Senior Credit Facility, Security Agreement and/or the Indenture, (c) indebtedness and guarantees that will be released in connection with or prior to the Closing, (d) any indebtedness or other obligations of a nature described in clause (ii)(a), (b), (c), (d) and/or (g) of the definition of Company Net Working Capital and/or (e) for the avoidance of doubt, the Debt Financing;
     (v) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;
     (vi) sold, assigned or transferred any registered Company Intellectual Property, except in the ordinary course of business;
     (vii) made or granted any material bonus or any material compensation or salary increase to any Transferred Employee or any Subsidiary Employee (except in the ordinary course of business consistent with past practice or as required by law or contractual obligations or other agreement existing on the date of this Agreement), or made or granted any material increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract for any Transferred Employee or any Subsidiary Employee;
     (viii) made any loans or advances to, or guarantees for the benefit of, any Persons, other than (x) in the ordinary course of business consistent with past practices, (y) intercompany loans and advances among or between the members of the Paper Group and their Subsidiaries and (z) pursuant to the Senior Credit Facility or the Indenture; or

     (ix) suffered any material damage, destruction or other casualty loss with respect to the material property owned by any member of the Paper Group and/or any of its Subsidiaries that is not covered by insurance.
          4H. Title to Properties.
     (i) Section 4H(i) of the Seller Disclosure Letter sets forth the true and correct address of each parcel of Owned Real Property, the applicable member of the Paper Group which is its fee owner (each a “Fee Owner”), and the applicable members of the Paper Group (or their respective Subsidiaries) who are the primary occupant(s) of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, and except for matters that would not have a Company Material Adverse Effect: (a) the applicable Fee Owner has good fee simple title, free and clear of all Liens, except Permitted Encumbrances, to such Owned Real Property; (b) except as set forth on Section 4H(i) of the Seller Disclosure Letter, neither Seller nor any member of the Paper Group nor any of its Subsidiaries has leased, is subject to or party to any Lease with respect to, or has otherwise granted to any unaffiliated third Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof.
     (ii) Section 4H(ii) of the Seller Disclosure Letter sets forth a true and complete list of all Leases as of the date hereof, including all material amendments thereto, for each parcel of Leased Real Property, the applicable address of each parcel of Leased Real Property subject to a Lease, the holder of the leasehold estate (or similar interest) with respect thereto, and the applicable members of the Paper Group (or their respective Subsidiaries) who are the primary occupant(s) of each parcel of Leased Real Property subject to any such Lease. One or more of the members of the Paper Group has delivered to, or made available for inspection by, Buyer and/or Buyer Sub a true, complete and correct copy of each Lease listed on Section 4H(ii) of the Seller Disclosure Letter. No member of the Paper Group or any of its Subsidiaries has received written notice of any material default under any of the Leases which has not been cured or waived. Except as disclosed on Section 4H(ii) of the Seller Disclosure Letter or the other sections of the Seller Disclosure Letter, the members of the Paper Group and/or its Subsidiaries (as applicable) or, if and to the extent applicable, Seller or its other Subsidiaries, have performed all obligations required to be performed by them to date under the Leases and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any failure to perform or any such breach or default that would not result in a Company Material Adverse Effect. To the knowledge of Seller, no other party to the Leases is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To Seller’s knowledge, except as set forth on Section 4H(ii) of the Seller Disclosure Letter or as may arise from consummation of the transactions contemplated hereby, no event has occurred which would allow any Person to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of the Leases. No Person has terminated, accelerated performance or modified any of the Leases. Except as set forth on Section 4H(ii) of the Seller Disclosure Letter or as would not result in a Company Material Adverse Effect, no member of the Paper Group nor any of its Subsidiaries has leased, is subject to or party to any Lease with respect to, or has otherwise granted to any unaffiliated third Person the right to use or occupy any of the Leased Real Property which is subject to a Lease set forth on Section 4H(ii) of the Seller Disclosure Letter where any member of the Paper Group or its Subsidiaries is a sublandlord or is a similar interest holder under any such Lease.
     (iii) Except as set forth on Section 4H(iii) of the Seller Disclosure Letter, as of the date of this Agreement, there are no actions, suits, proceedings, arbitrations or governmental investigations pending or, to the knowledge of Seller, threatened against any member of the Paper Group or any of its Subsidiaries or, solely with respect to the Business, Seller or any of its other Subsidiaries with respect to any Owned Real Property or Leased Real Property subject to a Lease set forth on Section 4H(ii) of the Seller Disclosure Letter before any Governmental Entity which if determined adversely to any of the foregoing, would result in a Company Material Adverse Effect. Except as set forth on Section 4H(iii) of the Seller Disclosure Letter, to the knowledge of the Seller, no member of the Paper Group or any of its Subsidiaries, nor, solely with respect to the Business, Seller or any of its other Subsidiaries, has received any written notice of, any pending or threatened (A) rezoning or condemnation proceeding affecting any Owned Real Property or Leased Real Property subject to a Lease set forth on Section 4H(ii) of the Seller Disclosure Letter or (B) special assessment against any Owned Real Property or Leased Real Property subject to a Lease set forth on Section 4H(ii) of the Seller Disclosure Letter, in each case, which if determined adversely to any of the foregoing, would result in a Company Material Adverse Effect.
     (iv) All brokerage commissions and other similar compensation and fees payable by Seller or any of its Affiliates in connection with any acquisition, lease or other transaction involving any Included Property which are or were due and payable have been paid in full.
     (v) Except (a) as set forth on Section 4H(v) of the Seller Disclosure Letter, (b) as set forth on the Latest Balance Sheet, (c) for assets sold in the ordinary course of business since the date of the Latest Balance Sheet, (d) for Permitted Encumbrances or (e) as would not otherwise result in a Company Material Adverse Effect, a member of the Paper Group or one of its Subsidiaries owns, free and clear of all Liens, or has a contract, license or lease to use, all of the personal tangible property and assets included on the Latest Balance Sheet, acquired thereafter or located on its premises which is material to the Business. The Owned Real Property and the Leased Real Property, collectively, constitute the material real property owned or leased by the Seller and its Affiliates primarily for use in the operation of the Business.
          4I. Tax Matters. Except as set forth on Section 4I of the Seller Disclosure Letter:
     (i) the members of the Paper Group and their Subsidiaries have timely filed (including extensions) all material Tax Returns required to be filed by them;
     (ii) the members of the Paper Group and their Subsidiaries have timely paid all material Taxes that are due and payable by the Company or its Subsidiaries;
     (iii) there are no Liens for Taxes upon any property or asset of any member of the Paper Group or any of its Subsidiaries, except for Liens for Taxes not yet due and payable;
     (iv) (A) there are not pending or, to the Seller’s knowledge, threatened in writing any Tax audits or examinations of any member of the Paper Group or any of its Subsidiaries and (B) no written notices of deficiency, proposed deficiency or assessment from any Government Entity with respect to material Taxes of any member of the Paper Group or any of its Subsidiaries have been received by any member of the Paper Group or any of its Subsidiaries;

     (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any member of the Paper Group or any of its Subsidiaries for any taxable period and no written request for any such waiver or extension is currently pending;
     (vi) no member of the Paper Group or any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes (other than (A) any lease or financing agreement or any customer or vendor agreement entered into the ordinary course of business and (B) any purchase and sale agreement for which there is an allocation or indemnification of Taxes based on ownership periods) (a “Tax Sharing Agreement”) or has any liability for the Taxes of any Person (other than a member of the Paper Group and/or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign law, or as a transferee or successor;
     (vii) since its formation, for U.S. federal Income Tax purposes, each of Boise P&N and Boise White Paper has been treated as an entity that is disregarded from its owner within the meaning of Treasury Regulation Section 301.7701-3;
     (viii) no member of the Paper Group or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within two years of the date of this Agreement that was purported or intended to be governed in whole or in part by Code Section 355;
     (ix) each member of the Paper Group and their Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
     (x) to the Seller’s knowledge, no written claim has been made by any Governmental Entity in a jurisdiction where any member of the Paper Group or any of their Subsidiaries do not file Tax Returns that such Persons are or may be subject to any Taxes assessed by such jurisdiction;
     (xi) to the Seller’s knowledge, neither the Paper Group nor any of its Subsidiaries has engaged (A) in any listed transaction (as such term is defined in Treasury Regulation Section 1.6011-4(b)(2)) which requires their participation to be disclosed under Treasury Regulation Section 1.6011-4(b)(2) or (B) any reportable transaction (as such term is defined in Treasury Regulation Section 1.6011-4) which requires their participation to be disclosed under Treasury Regulation Section 1.6011-4 which would reasonably be expected to result in a material Tax liability to the Paper Group and its Subsidiaries; and
     (xii) neither the Paper Group nor any of its Subsidiaries is obligated to make any payments under any agreements entered into by any of them prior to the date hereof that solely as a result of the transactions contemplated by this Agreement or any transaction prior to this Agreement or any transaction prior to the Closing Date will not be deductible under Code 280G.
          4J. Company Material Contracts. Section 4J of the Seller Disclosure Letter sets forth a list as of the date of this Agreement of each of the following types of written contracts to which any member of the Paper Group or any of its Subsidiaries is a party:

     (i) any employment agreement with any Transferred Employee or Subsidiary Employee that has future required scheduled payments (absent a material breach thereof) in excess of $250,000 per annum;
     (ii) any Collective Bargaining Agreement;
     (iii) any agreement containing a covenant not to compete granted in favor of a third party that materially impairs the Business as currently conducted;
     (iv) any lease or similar agreement under which (a) any member of the Paper Group or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (b) any member of the Paper Group or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any member of the Paper Group or any of its Subsidiaries or, solely with respect to the Business, Seller or one of its other Subsidiaries; in any case which has future required scheduled payments (absent a material breach thereof) in excess of $10,000,000 per annum and is not terminable by it upon notice of sixty (60) days or less for a cost of less than $10,000,000; or
     (v) any other agreement, contract, lease, license or instrument, in each case not included in clauses (i) through (iv) above or set forth on any of the other sections of the Seller Disclosure Letter, to which any member of the Paper Group or any of its Subsidiaries or, solely with respect to the Business, Seller or one of its other Subsidiaries is a party or by or to which any of their assets are bound or subject which has future required scheduled payments (absent a material breach thereof) to or by any member of the Paper Group or any of its Subsidiaries or, solely with respect to the Business, Seller or one of its other Subsidiaries in excess of $20,000,000 per annum and is not terminable by it upon notice of sixty (60) days or less for a cost of less than $20,000,000 (other than Leases).
One or more of the members of the Paper Group has delivered to, or made available for inspection by, Buyer and/or Buyer Sub a true, complete and correct copy of each contract, lease, license, instrument or other agreement listed on Section 4J of the Seller Disclosure Letter (collectively, the “Company Material Contracts”). Except as disclosed on Section 4J of the Seller Disclosure Letter or the other sections of the Seller Disclosure Letter, the members of the Paper Group and/or its Subsidiaries (as applicable) or, if and to the extent applicable, Seller or its other Subsidiaries have performed all obligations required to be performed by them to date under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any failures to perform or any such breach or default that would not result in a Company Material Adverse Effect. To the knowledge of Seller, no other party to the Company Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any breach or default that would not result in a Company Material Adverse Effect.
          4K. Intellectual Property.
     (i) All Intellectual Property Rights that are used in the Business are either Company Intellectual Property or are the subject of a license of intellectual property. Except as disclosed on Section 4K of the Seller Disclosure Letter, as of the date hereof, the members of the Paper Group and/or its Subsidiaries (as applicable) or, if and to the extent applicable to the Business, Seller or its other Subsidiaries, have performed all obligations required to be performed by them to date under each IP License (as defined below) and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any failure to perform or any such breach or default that would not result in a Company Material Adverse Effect. To the knowledge of Seller, no other party to the IP Licenses is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any breach or default that would not result in a Company Material Adverse Effect. Except as set forth on Section 4K(i) of the Seller Disclosure Letter, as of the date of this Agreement, there are no claims pending before any Governmental Entity or, to the knowledge of Seller, threatened against any member of the Paper Group or one of its Subsidiaries or, solely with respect to the Business, Seller or any of its other Subsidiaries, with respect to any IP Licenses or with respect to the ownership, use or validity of any Company Intellectual Property, which if determined adversely to any of the foregoing, would result in a Company Material Adverse Effect.
     (ii) Except as set forth on Section 4K(ii) of the Seller Disclosure Letter, a member of the Paper Group or one of it Subsidiaries, or Seller or one of its other Subsidiaries owns good title to all Company Intellectual Property, free and clear of all Liens (other than Permitted Encumbrances) or otherwise possesses the rights to use all other Intellectual Property Rights necessary to the conduct of the Business, except for any such failure to own that would not have a Company Material Adverse Effect.
     (iii) All of the registered Company Intellectual Property and material unregistered trademarks and service marks are listed on Section 4K(iii) of the Seller Disclosure Letter. Section 4K(iii) of the Seller Disclosure Letter also sets forth (i) each license agreement of Intellectual Property Rights to a third party by, and (ii) each third party license agreement of Intellectual Property Rights to, a member of the Paper Group or one of its Subsidiaries or, solely with respect to the Business, Seller or any of its other Subsidiaries, in each case, in effect as of the date of this Agreement and the loss of which would result in a Company Material Adverse Effect (collectively, the “IP Licenses”). Except as set forth on Section 4K(iii) of the Seller Disclosure Letter, no member of the Paper Group or any of its Subsidiaries nor, solely with respect to the Business, Seller or any of its other Subsidiaries have been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement, misappropriation or other violation of any Intellectual Property Rights of any third party (a) and which has not been finally terminated prior to the date hereof or (b) which was initially filed within three years prior to the Closing Date. To the knowledge of the Seller, no third party including any current or former employee or contractor of any of them, is infringing upon, misappropriating or otherwise violating any rights in or to the Company Intellectual Property, except for any such infringements, misappropriations or violations which would not have a Company Material Adverse Effect.
     (iv) No trademark, service mark, issued patent or pending application for a patent that is Company Intellectual Property is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding before any Governmental Entity which if determined adversely to any member of the Paper Group or any of its Subsidiaries, would result in a Company Material Adverse Effect, and, to the knowledge of Seller, no such action is threatened in writing with respect to any such trademarks, service marks, issued patents or pending application for patents.
          4L. Litigation. Except as set forth on Section 4L of the Seller Disclosure Letter, as of the date of this Agreement, there are no actions, suits, proceedings or orders pending or, to Seller’s knowledge, threatened against any member of the Paper Group or any of its Subsidiaries, or solely with respect to the Business, Seller or any of its other Subsidiaries, at law or in equity, before or by any Governmental Entity, which if determined adversely to any of the foregoing Persons would result in a Company Material Adverse Effect.

          4M. Brokerage. Except as set forth on Section 4M of the Seller Disclosure Letter, there are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any member of the Paper Group or any of its Subsidiaries.
          4N. Company Employee Benefit Plans.
     (i) Section 4N(i) of the Seller Disclosure Letter lists each Employee Benefit Plan.
     (ii) Seller has provided Buyer with complete and accurate copies of all Employee Benefit Plans, including plan texts and amendments thereto (including written summaries of any unwritten plan or amendment) and all other material documents concerning such Employee Benefit Plans.
     (iii) Each Employee Benefit Plan has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code and the regulations promulgated thereunder, except where the failure to comply would not have a Company Material Adverse Effect. Each Employee Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has timely adopted all amendments required for plan qualification (including amendments required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”)) and nothing has occurred and no circumstances exist that would put issuance of a favorable letter on a pending application in doubt. As of and including the date of the Closing, Seller shall have made all contributions required to be made by it up to and including the date of the Closing with respect to each Employee Benefit Plan, or adequate accruals therefor will have been provided for. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) has timely filed for a favorable determination letter from the Internal Revenue Service for a determination letter that covers EGTRRA.
     (iv) None of Seller, its Subsidiaries or any ERISA Affiliate has any material liability under Title IV of ERISA that will become a liability of Buyer as a result of the transactions contemplated by this Agreement.
     (v) Section 4N(v) of the Seller Disclosure Letter contains a list of each Foreign Benefit Plan. Except as disclosed on Section 4N(v) of the Seller Disclosure Letter, each Foreign Benefit Plan required to be registered has been registered and maintained in good standing with applicable Governmental Entities and is now and has been operated in compliance in all material respects with all applicable laws.
     (vi) Neither the Seller, its Subsidiaries nor any ERISA Affiliate maintains or contributes to or has any liability with respect to an Employee Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA) subject to Title IV of ERISA with respect to which Buyer could have any liability under Title IV of ERISA.
     (vii) With respect to each Employee Benefit Plan, to the knowledge of Seller, (i) no “party in interest” or “disqualified person” (as defined in Section 3(14) of ERISA or Section 4975 of the Code, respectively) has engaged in a transaction which could subject Buyer, the Company or Stockholders, directly or indirectly, to a material tax, penalty or liability for prohibited transactions imposed by ERISA, the Code or any other applicable law and, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has breached in any material respect any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA or any other applicable law.

     (viii) There are no actions, audits, investigations, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, to the knowledge of Seller, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, which if determined adversely to any member of the Paper Group or any of its Subsidiaries, would result in a Company Material Adverse Effect, and, to the knowledge of Seller, there are no facts that could give rise to a material liability with respect to any such actions, audits, investigations, claims, lawsuits or arbitrations.
     (ix) Except as set forth in Section 4N(ix) of the Seller Disclosure Letter, no Employee Benefit Plan provides for medical or health, life insurance or post-retirement death benefits (through insurance or otherwise) or provides for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant’s retirement or other termination of employment, except as may be required by COBRA or any other similar Law.
     (x) No Employee Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.
     (xi) Except as set forth on Section 4N(xi) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement, alone and without regard to any other event, will not result in (i) any material payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due to any Business Employee, (ii) any material increase in the amount of compensation or benefits payable to any Business Employee or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation payable to any Business Employee, in each case (A) under any agreement entered into on or prior to the date hereof by any member of the Paper Group or any of its Subsidiaries or, solely with respect to the Business, the Seller or any of its other Subsidiaries, or under any Employee Benefit Plan set forth on Section 4N(i) of the Seller Disclosure Letter and (B) for which Buyer and/or any of its post-Closing Subsidiaries shall be liable following the Closing.
     (xii) No Employee Benefit Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code).
     (xiii) To Seller’s knowledge, every employment agreement, contract or Employee Benefit Plan that is subject to Section 409A of the Code has been operated in good faith compliance with the available guidance under Section 409A since January 1, 2005, and nothing has occurred that has or may result in any such agreement, contract or Employee Benefit Plan violating Section 409A of the Code in any material respect.
          4O. Insurance. Section 4O of the Seller Disclosure Letter sets forth an accurate and complete list of all insurance policies (other than title insurance policies and insurance policies in respect of Seller’s obligations under Employee Benefit Plans or Foreign Benefit Plans) maintained by Seller or any of its Subsidiaries as of the date hereof that provide coverage, subject to applicable deductibles, self-insured retentions, coverage limits and exclusions from coverage, with respect, in whole or in part, to the Business for the policy year that includes the date of this Agreement. To the knowledge of Seller, except as would not result in a Company Material Adverse Effect, all such insurance policies of Seller and its Subsidiaries are in full force and effect, and neither Seller nor any of its Subsidiaries is in default in any material respect regarding its obligations under any of such insurance policies.

          4P. Sufficiency of Assets. Except for (i) assets and services listed on Section 4P of the Seller Disclosure Letter, (ii) the assets and services to be provided pursuant to the Ancillary Agreements and (iii) other services and assets the failure of which would not result in a Company Material Adverse Effect, as of the Closing, the assets which members of the Paper Group and their Subsidiaries will own, lease, license or otherwise have a valid right to use as of immediately after the Closing (without regard to any action taken by or at the direction of Buyer, Buyer Sub or any business plan of Buyer and/or Buyer Sub and assuming the due execution and delivery at the Closing of each of the Ancillary Agreements), will consist of all of the material assets used in the operation of the Business by Seller and its Subsidiaries as of the date of the Latest Balance Sheet and acquired or received by any member of the Paper Group or any of its Subsidiaries or, solely with respect to the Business, Seller and its other Subsidiaries since the date of the Latest Balance Sheet, and necessary for the conduct of the Business as presently conducted as of the date hereof.
          4Q. Permits; Compliance with Applicable Laws.
     (i) Except as set forth on Section 4Q(i) of the Seller Disclosure Schedule, each of the Company, each member of the Paper Group and their Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the Company, each member of the Paper Group and their Subsidiaries to own, lease and operate its properties or other assets and to carry on their respective businesses as they are being conducted as of the date hereof in all material respects (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where any such failure to have or possess, failure to submit, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not have a Company Material Adverse Effect.
     (ii) Except as set forth on Section 4Q(ii) of the Seller Disclosure Letter or the other sections of the Seller Disclosure Letter, to Seller’s knowledge, each member of the Paper Group and its Subsidiaries have, and Seller and its other Subsidiaries have, solely with respect to the Business, since December 31, 2006, complied with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (including the Foreign Corrupt Practices Act) applicable to the Paper Group and its Subsidiaries or the Business, except to the extent any instances of non-compliance would not result in a Company Material Adverse Effect. Except as set forth on Section 4Q(ii) of the Seller Disclosure Letter or the other sections of the Seller Disclosure Letter, to Seller’s knowledge, since December 31, 2006 no member of the Paper Group or any of its Subsidiaries or Seller or any of its other Subsidiaries solely with respect to the Business, has received any written communication from a Governmental Entity that alleges that any of them is not in compliance with all federal, state, foreign or local laws, rules and regulations applicable to the Paper Group and its Subsidiaries or the Business, except to the extent any instances of non-compliance would not result in a Company Material Adverse Effect.
          4R. Environmental. Except as set forth on Section 4R of the Seller Disclosure Letter or except as set forth in the Environmental Reports or except as would not result in a Company Material Adverse Effect, (i) since October 29, 2004, no member of the Paper Group or any of its Subsidiaries nor, solely with respect to the Business, Seller or any of its other Subsidiaries has received any written communication from a Governmental Entity that alleges that any member of the Paper Group or any of its Subsidiaries, or solely with respect to the Business, Seller or any of its other Subsidiaries is not in compliance, in all material respects, with any Environmental Laws applicable to the Business, (ii) there are no actions, suits, proceedings or orders pending or, to the Seller’s knowledge, threatened against any member of the Paper Group or any of its Subsidiaries, or solely with respect to the Business, Seller or any of its other Subsidiaries, pursuant to any Environmental Laws, (iii) a member of the Paper Group or one of its Subsidiaries holds, and is in compliance with, all permits, licenses and authorizations of a Governmental Entity required to be obtained by the Paper Group, Seller or its Subsidiaries under Environmental Laws applicable to the Business, (iv) the members of the Paper Group and their Subsidiaries and, solely with respect to the Business, Seller and its other Subsidiaries are in compliance with all Environmental Laws applicable to the Business, and (v) except for matters that have been addressed to the extent required by applicable Environmental Laws, there has been no release, in quantities, concentrations, or circumstances such that any member of the Paper Group or any of its Subsidiaries is required by Environmental Laws to report, investigate, clean up or remediate such release, of Hazardous Substances to soil, groundwater or surface water at any Owned Real Property, at any Leased Real Property, or, to the Seller’s knowledge, at any real property at which the Paper Group or any of its Subsidiaries has discharged, disposed of, or arranged for the disposal of Hazardous Substances. As used in this Agreement, the term “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Clean Air Act, as amended, the Clean Water Act, as amended, the Toxic Substances Control Act, as amended, and any other state or local domestic laws, regulations or ordinances imposing standards of conduct relating to the pollution or protection of the environment, in each case as enacted and in effect on or prior to the Closing Date. As used in this Section 4R, Seller’s knowledge means the knowledge of Dawn Blancaflor, Associate General Counsel, Environmental, Boise Cascade, LLC, and Jim Jackson, Director, Environmental Affairs, Boise Cascade, LLC, in addition to the knowledge of the Seller Designated Contacts.
          4S. Employees.
     (i) Except as set forth in Section 4S of the Seller Disclosure Letter, to the knowledge of the Seller, the members of the Paper Group and their Subsidiaries are, and solely with respect to the Business, Seller and its other Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would result in a Company Material Adverse Effect. Except as set forth in Section 4S of the Seller Disclosure Letter, there is no written unfair labor practice complaint pending or, to the knowledge of Seller, threatened in writing against any member of the Paper Group or any of its Subsidiaries, or solely with respect to the Business, Seller or any of its other Subsidiaries, before the National Labor Relations Board, the Equal Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any Governmental Entity, other than any complaint which would not result a Company Material Adverse Effect.
     (ii) Except as would not have a Company Material Adverse Effect, there are no strikes, slowdowns or work stoppages pending or, to the Seller’s knowledge, threatened with respect to the employees of the members of the Paper Group or their Subsidiaries, nor has any such strike, slowdown or work stoppage occurred or, to the Seller’s knowledge, been threatened since October 29, 2004.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
          As an inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer and Buyer Sub that as of the date of this Agreement:
          5A. Organization and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority necessary to own and operate its properties and to carry on its business as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby.
          5B. Authorization; No Breach. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which Seller is a party, when executed and delivered by Seller, shall have been duly executed and delivered by Seller, and shall constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming receipt of the HSR Approval and the consents set forth on Section 5B of the Seller Disclosure Letter, Seller’s execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party do not (i) result in any material breach of any of the provisions of, (ii) constitute a material default under, (iii) give any third party the right to terminate, (iv) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the shares of capital stock or any assets of Seller pursuant to the terms of or (v) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under (a) the provisions of the organizational documents of Seller, (b) any material contract to which Seller is party, (c) any judgment, order or decree to which Seller is subject, or (d) any law, statute, rule or regulation, to which Seller is subject, except as has been obtained or as contemplated in this Agreement or, in the cases of clauses (b), (c) and (d) foregoing, as would not reasonably be expected to impair performance of its obligations under this Agreement.
          5C. Litigation. As of the date hereof, there are no material actions, suits, proceedings or orders pending or, to Seller’s knowledge, threatened against Seller at law or in equity, or before or by any Governmental Entity which would reasonably be expected to impair performance of its obligations under this Agreement.
          5D. Brokerage. Except as set forth on Section 5D of the Seller Disclosure Letter, there are no claims for brokerage commissions, finders fees, expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Subsidiaries.
          5E. Ownership of Target Units. As of the date hereof, (x) FPH owns, directly or indirectly through a Subsidiary, all of the Target Units and (y) Seller owns, directly or indirectly through a Subsidiary, all of the Paper Units, in each case free and clear of all Liens, other than (i) restrictions on transfer pursuant to applicable securities law, (ii) Liens existing pursuant to the Security Agreement and the Indenture which will be released at or prior to the Closing in accordance with their respective terms and (iii) Liens existing pursuant to the Paper Contribution Agreement or pursuant to Section 1A hereof.

          5F. Accredited Investor. Seller is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to the Company, the Paper Companies and Seller to enter into this Agreement, Buyer and Buyer Sub hereby represents and warrants that as of the date of this Agreement:
          6A. Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a Buyer Material Adverse Effect. Buyer Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a Buyer Material Adverse Effect. Each of Buyer and Buyer Sub has all requisite corporate or limited liability company power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby. The copies of the certificate of incorporation and by- laws of Buyer and the certificate of formation and limited liability company agreement of Buyer Sub which have been made available to the Seller reflect all amendments made thereto at any time prior to the date of this Agreement. As a result of Buyer’s execution and delivery of this Agreement, there is no obligation under Buyer’s Certificate of Incorporation that Buyer liquidate or dissolve prior to June 19, 2009.
          6B. Buyer Capital Stock. The authorized capital stock of the Buyer consists of (i) 1,000,000 shares of Buyer Preferred Stock, of which 0 shares are issued and outstanding, (ii) 100,000,000 shares of Buyer Common Stock, of which 51,750,000 shares are issued and outstanding. All of the outstanding shares of Buyer Common Stock have been, and all shares of Buyer Common Stock to be issued to Seller under this Agreement upon consummation of the Purchase and Sale Transaction (or thereafter pursuant Section 1E hereof will (upon issuance) be, duly authorized, validly issued, fully paid and nonassessable and no such shares of Buyer Common Stock have been or will be issued in violation of applicable securities laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Corporation Law, Buyer’s certificate of incorporation or bylaws or any other agreement to which Buyer is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Buyer may vote. Except for the Buyer Warrants, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock or other equity appreciation rights, stock or other equity-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Buyer is a party or by which it is bound. The Buyer Warrants are, and after giving effect to the Purchase and Sale Transaction will be, exercisable for 44,400,000 shares of Buyer Common Stock at an exercise price of $7.50 per share. No Buyer Warrants are exercisable until consummation of the Purchase and Sale Transaction. Except for rights of holders of Buyer Common Stock to convert their shares of Buyer Common Stock into cash held in the Trust Fund (all of which rights will expire upon consummation of the Purchase and Sale Transaction), there are not any outstanding contractual obligations of Buyer and/or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of other equity interests in Buyer and/or any of its Subsidiaries.

          6C. Buyer Equity Interests. Buyer does not own, or have a right or obligation to purchase, any capital stock, membership interests, partnership interests or equity securities, or any securities convertible into or exchangeable for capital stock, membership interests, partnership interests or equity securities, of any other Person, other than the Buyer Sub Common Units and (ii) Buyer has no obligation to invest money in, loan money to or make capital contributions to any other Person. The authorized equity of Buyer Sub consists of 1,000 Buyer Sub Common Units, all of which are issued and outstanding and owned beneficially and of record by Buyer free and clear of all Liens, except for Permitted Encumbrances. All Buyer Sub Common Units are validly issued.
          6D. Authorization; No Breach. This Agreement has been duly executed and delivered by each of Buyer and Buyer Sub, and constitutes the valid and binding obligation of each of Buyer and Buyer Sub, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming receipt of the HSR approval, neither the execution, delivery and performance of this Agreement by Buyer and/or Buyer Sub, nor the consummation by any of them of the transactions contemplated hereby will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute (with or without due notice or lapse of time or both) a default under, (iii) give any third party the right to terminate, amend, cancel or accelerate, (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of Buyer, Buyer Sub or any of their respective Subsidiaries pursuant to the terms of or (v) require any filing with, or permit, authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, except as has been obtained or as contemplated by this Agreement, under (a) the provisions of the certificate of incorporation, bylaws or other organizational documents of Buyer or Buyer Sub, (b) any Buyer Material Contract, (c) any judgment, order or decree to which Buyer, Buyer Sub or any of their respective Subsidiaries is subject, (d) any law, statute, rule or regulation, to which Buyer, Buyer Sub or any of their respective Subsidiaries is subject or (e) the prospectus dated June 19, 2007, filed by Buyer with the SEC pursuant to Rule 424 promulgated under the Securities Act, except in the cases of clauses (b), (c) and (d) of the foregoing, as would not have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, the Purchase and Sale Transaction and the other transactions contemplated by this Agreement are a “business combination” within the meaning of Buyer’s certificate of incorporation.
          6E. Litigation. There are no material actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against Buyer or Buyer Sub at law or in equity, or before or by any Governmental Entity.
          6F. Board Approvals.
     (i) The Board of Directors of Buyer, by resolutions duly adopted at a meeting duly called and held, has unanimously approved this Agreement and the transactions contemplated by this Agreement, including the Purchase and Sale Transaction. Other than Buyer Shareholder Approval, no other corporate proceedings on the part of Buyer are necessary to authorize the transactions contemplated by this Agreement.
     (ii) Buyer, in its capacity as sole equityholder of Buyer Sub, has duly (A) determined that this Agreement and the Purchase and Sale Transaction are advisable and in the best interests of Buyer Sub and (b) approved this Agreement and the Purchase and Sale Transaction. No other limited liability company proceedings on the part of Buyer Sub are necessary to authorize the transactions contemplated by this Agreement.

          6G. SEC Filings; Financial Statements.
     (i) Buyer has made available to Seller a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the SEC (the “Buyer SEC Reports”), which are all the forms, reports and documents required to be filed by Buyer or any of its Subsidiaries with the SEC prior to the date of this Agreement. As of their respective dates, the Buyer SEC Reports (including the financial statements included therein): (x) were prepared in accordance with and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (y) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (ii) Each set of financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the consolidated financial position of Buyer at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to be material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.
          6H. No Undisclosed Liabilities. Buyer and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in the Buyer SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Buyer and its Subsidiaries, except (A) liabilities provided for in or otherwise disclosed in the Buyer SEC Reports filed prior to the date hereof, (B) liabilities incurred since June 30, 2007 in the ordinary course of business, (C) transaction expenses related to the transactions contemplated hereby, and (D) other liabilities which are not material to Buyer and/or Buyer Sub or their ability to consummate the transactions contemplated hereby. Buyer Sub was formed for the purpose of completing the Purchase and Sale Transactions and has no liabilities, other than transaction expenses and other liabilities arising from the transactions contemplated hereby.
          6I. Trust Fund. As of the date hereof, Buyer has, and as of the Closing Date, Buyer will have, no less than $400,000,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”). There are no claims or proceedings pending with respect to the Trust Fund. All cash of Buyer not held in the Trust Fund has been invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Neither

Buyer nor Buyer Sub is, and members of the Paper Group and their respective Subsidiaries will not be as a result of consummation of the Purchase and Sale Transaction, subject to registration or regulation under the Investment Company Act of 1940, as amended.
          6J. Brokerage(i) . Except for fees and expenses owed to Houlihan Lokey Howard & Zukin and its Affiliates, for the Deferred Discount owed to the Underwriters upon consummation of the Purchase and Sale Transaction, and for expenses owed to Pali Capital, Inc. and Lazard Freres & Co. LLC, there are no claims for brokerage commissions, finders fees, expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates.
          6K. Absence of Certain Developments. During the period from the date on which Buyer was first formed to the date of this Agreement, neither Buyer nor Buyer Sub has:
     (i) operated in any material respect other than in the ordinary course of business consistent with past practice;
     (ii) issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities, other than the issuance of the Buyer Sub Common Units from Buyer Sub to Buyer prior to the date hereof;
     (iii) subjected to any material Lien any portion of its properties or assets (including any cash in the Trust Fund), except as set forth on Section 6K of the Buyer Disclosure Letter;
     (iv) incurred any indebtedness for borrowed money (other than pursuant to non-interest bearing loans from Nathan Leight, Jason Weiss, Terrapin Partners LLC or any designee of any of the foregoing) or any capitalized lease obligations, or guaranteed any indebtedness for borrowed money or capitalized lease obligation of any other Person;
     (v) spent any cash in the Trust Fund or spent any other cash other than for payment of liabilities in the ordinary course of business or in connection with the transactions contemplated hereby;
     (vi) made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);
     (vii) incurred any material Tax liability which it has not paid prior to Closing, other than any income Tax liability to the extent it arose as a result of the Trust Fund’s investment in government securities or money market funds in the ordinary course of business; or
     (viii) suffered any material damage, destruction or other casualty loss with respect to property owned by Buyer or any of its Subsidiaries that is not covered by insurance.
          6L. Buyer D&O Policy. Buyer has previously made available to Seller a true and correct copy of the Buyer’s director and officer insurance policy (“Buyer D&O Policy”). Buyer has paid all premiums related to the Buyer D&O Policy and the consummation of the Purchase and Sale Transaction and the transactions contemplated hereby will not cause the Buyer and its Subsidiaries to lose any rights or benefits under the Buyer D&O Policy. Buyer is not in default of its obligations in respect of the Buyer D&O Policy and, to Buyer’s knowledge, the Buyer D&O Policy is in full force and effect.

          6M. Compliance with Applicable Laws. Since their formation, each of the Buyer and Buyer Sub has complied with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (including the Foreign Corrupt Practices Act), applicable to Buyer and Buyer Sub, except to the extent any instances of non-compliance would not have a Buyer Material Adverse Effect. Since its formation, neither the Buyer nor Buyer Sub has received any written communication from a Governmental Entity that alleges that any of them is not in compliance with any federal, state, foreign or local laws, rules and regulations applicable to them, except to the extent any instances of non-compliance would not have a Buyer Material Adverse Effect.
          6N. Buyer Material Contracts. Each of Buyer and Buyer Sub has performed all material obligations required to be performed by them to date under the Buyer Material Contracts and, is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect, except for failures to perform or any such breach that would not have a Buyer Material Adverse Effect. Neither Buyer nor any of its Subsidiaries has any Buyer Plans.
          6O. Ancillary Agreements; Performance. Buyer’s agreement to perform and to cause its post-Closing Affiliates (including the members of the Paper Group and their Subsidiaries) to perform the Ancillary Agreements, and performance by each of them of their respective obligations under the Ancillary Agreements after ownership by Buyer, does not (i) result in any material breach of any of the provisions of, (ii) constitute a material default under, (iii) give any third party the right to terminate, (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of Buyer or its Subsidiaries pursuant to the terms of or (v) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, under (a) the provisions of the certificate of incorporation, bylaws or other constitutive documents of Buyer and/or any of its Subsidiaries, (b) any Buyer Material Contract, (c) any judgment, order or decree to which Buyer or any of its Subsidiaries is subject, or (d) any law, statute, rule or regulation, to which Buyer or any of its Subsidiaries is subject.
ARTICLE 7
TERMINATION
          7A. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
     (i) by the written consent of each of Buyer and Seller;
     (ii) by Buyer, if there has been a material violation or breach by any member of the Paper Group or Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer and Buyer Sub at the Closing and (a) such violation or breach has not been waived by Buyer and (b) such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) thirty (30) days after written notice of such violation or breach from Buyer to Seller, or (y) the Termination Date;
     (iii) by Seller, if there has been a material violation or breach by Buyer or Buyer Sub of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller and the Paper Group at the Closing and (a) such violation or breach has not been waived by Seller and (b) such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) thirty (30) days after written notice of such violation or breach from Seller to Buyer, or

(y) the Termination Date; provided that the failure to deliver the Estimated Closing Purchase Price as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller;
     (iv) by Seller if the Proxy Statement shall not have been filed with the SEC before December 7, 2007 unless the failure to file prior to such date resulted from the failure of Seller to provide information for inclusion therein;
     (v) by Seller if the Proxy Statement has not been cleared by the SEC and mailed to Buyer’s stockholders before August 7, 2008 unless the failure to be cleared or mailed prior to such date resulted from the failure of Seller to provide information for inclusion therein;
     (vi) by either Buyer or Seller, if at the Shareholder Meeting (including any adjournments thereof), either (A) Buyer Shareholder Approval is not obtained or (B) the holders of 40% or more of the IPO Shares validly exercise their Conversion Rights;
     (vii) by either Buyer or Seller at its sole discretion if any Governmental Entity shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement;
     (viii) by Buyer within fourteen (14) days of its receipt of the final Phase I Report in respect of the properties listed on Section 3J of the Seller Disclosure Letter, or within fourteen (14) days of its receipt of the last results of a Phase II Investigation, whichever is later, but solely in the event that the Phase I Reports or Phase II Investigations shall have identified RECs that would reasonably be expected to result, individually or in the aggregate, in liability to Buyer or its post-Closing Subsidiaries in excess of $35,000,000 (provided that the right of termination described in this Section 7A(viii) shall not apply to (1) any RECs that were reported in any phase I reports, environmental reports and/or other due diligence information or documentation made available to Buyer, Buyer Sub and/or any of their representatives prior to the date hereof and/or (2) any RECs to the extent such liability is covered by the indemnification obligations of Sellers (as defined in the OMX Purchase Agreement) pursuant to Article 17 of the OMX Purchase Agreement); or
     (ix) by Buyer, on the one hand, or Seller, on the other hand, if the transactions contemplated hereby have not been consummated on or prior to September 7, 2008 (the “Termination Date”); provided that (a) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7A(ix) if Buyer’s and/or Buyer Sub’s breach of this Agreement has prevented the satisfaction of any of Seller’s conditions at the Closing set forth in Sections 2A or 2C and (b) Seller shall not be entitled to terminate this Agreement pursuant to this Section 7A(ix) if Seller’s and/or any member of the Paper Group’s breach of this Agreement has prevented the satisfaction of any of Buyer’s conditions at the Closing set forth in Sections 2A or 2B.
          7B. Effect of Termination. In the event of any termination of this Agreement by Buyer or Seller as provided above, this Agreement shall forthwith become void and of no further force or effect (other than this Section 7B, Section 7C, Section 8C, Section 8N and Article 9, which shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and there shall be no liability or obligation on the part of Buyer, Buyer Sub, Seller, any member of the Paper Group or any other party hereto to any other party hereto, except for willful breaches of this Agreement prior to the time of such termination and, in the case of Buyer and Buyer Sub, the failure to deliver the Estimated Closing Purchase Price as and when required hereunder.

          7C. Limitation on Remedy. Seller hereby acknowledges that (a) it has read the prospectus dated June 19, 2007, filed by Buyer with the SEC pursuant to Rule 424 promulgated under the Securities Act and understands that Buyer has established the Trust Fund, initially in an approximate amount of $399,500,000 for the benefit of certain stockholders of Buyer (including the Deferred Discount in the amount of $12,420,000) and that Buyer may disburse monies from the Trust Fund only (i) to certain stockholders of Buyer in the event of the conversion of their shares or the liquidation of Buyer, (ii) with respect to up to $3,100,000 of interest income in the Trust Fund, to fund its expenses and working capital requirements, or (iii) to Buyer and/or Buyer Sub in connection with the consummation of a “business combination” (as defined in Buyer’s certificate of incorporation) and (b) except as otherwise expressly set forth in this Section 7C, for and in consideration of Buyer agreeing to evaluate the Business for purposes of consummating a “business combination” with respect to the Business, Seller and the members of the Paper Group agree that, except as otherwise provided in this Article 7, prior to Closing, they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Fund and waives any such claim it may have in the future as a result of, or arising out of, the agreement or any negotiations, contracts or agreements with Buyer in respect of the Trust Fund (excluding any rights any of the parties hereto may have under the Debt Commitment Letters) and will not seek recourse against the Trust Fund for any reason whatsoever. Notwithstanding any provision in this Article 7 to the contrary, this Section 7C shall in no event limit the rights of any party (treating Buyer and Buyer Sub as a single party, on the one hand, and Seller and the Paper Group as a single party, on the other hand) to seek recovery for willful breaches of this Agreement by the other party arising prior to or in connection with the termination of this Agreement (including, in the case of Seller, any failure by Buyer and Buyer Sub to deliver the Estimated Closing Purchase Price as and when required hereunder); provided that, in the case of Seller, without limiting the rights of Seller to pursue a claim for or obtain a judgment against Buyer for such willful breach, no recovery for such claim or judgment may be made by Seller against the assets of the Trust Fund unless and until the assets of such Trust Fund are released to Buyer in connection with consummation of a “business combination” within the meaning of Buyer’s certificate of incorporation as in effect on the date hereof.
ARTICLE 8
ADDITIONAL AGREEMENTS
          8A. Survival.
     (i) The representations and warranties set forth in this Agreement or in any certificate delivered in connection with this Agreement and each covenant requiring performance prior to the Closing shall terminate effective as of immediately prior to the Closing such that no claim for breach of any such representation or warranty, covenant, detrimental reliance or other right or remedy (other than for common law fraud) may be brought after the Closing. Any covenant of any party in this Agreement that requires performance at or after the Closing shall survive the Closing until the expiration of the statute of limitations for breach of contract with respect to such covenant and nothing in this Agreement shall limit the right of any party to bring a claim for breach of any covenant contained in this Agreement that requires performance at or after the Closing (with it being understood and agreed that Buyer shall be responsible for breach of any covenant requiring performance by the Paper Group and their Subsidiaries at or after the Closing).
     (ii) Buyer acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or any of its Affiliates may have against Seller or any Equityholder Party relating to the operation of the

Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement and the Seller Disclosure Letter and the transactions contemplated hereby and thereby, whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) are hereby waived. Furthermore, without limiting the generality of this Section 8A, no claim shall be brought or maintained by or on behalf of Buyer or any of its Affiliates (including, after the Closing, the Paper Group and their Subsidiaries) against Seller or any of the Equityholder Parties, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of Seller, any Equityholder Party or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, the subject matter of this Agreement, the business, the ownership, operation, management, use or control of the business of the Paper Group or any of the Subsidiaries, any of their assets, any of the transactions contemplated hereby or any actions or omissions at or prior to the Closing; provided that, notwithstanding anything to the contrary, nothing in this Section 8A (including Section 8A(iii) below) shall limit, prejudice or otherwise restrict Buyer’s ability to bring, any claim based upon common law fraud or breach by Seller of any covenant applicable to Seller requiring performance at or after the Closing contained in this Agreement or any of the Ancillary Agreements, the ability of any member of the Paper Group to bring any claim for indemnification against OfficeMax, Inc. pursuant to and in accordance with the terms of the OMX Purchase Agreement, or shall limit, prejudice or otherwise restrict Buyer’s ability to bring any claim against Seller or its Affiliates with respect to liabilities for which Seller has expressly agreed to be responsible under this Agreement.
     (iii) Buyer hereby waives, on behalf of itself and its Affiliates (including, after the Closing, the Paper Group and its Subsidiaries), any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Equityholder Parties, and hereby releases each such Equityholder Party from any claim, demand or liability, with respect to any such environmental, health, or safety matter (including any matter arising under any Environmental Law (including under CERCLA)).
          8B. Press Release and Announcements. The parties hereto agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that (i) Seller and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as Seller may, after consultation with counsel, reasonably determine is necessary to comply with applicable law or the requirements of the Indenture or the Senior Credit Facility and (ii) such party may make such releases or announcements as may be required by law, rule or regulation of the SEC. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date; provided that, in lieu thereof, each party may (with the consent of the other party) release its own press release to be issued on the Closing Date. The parties hereto agree to keep the terms of this Agreement and the Ancillary Agreements confidential, except that (i) the parties may disclose such terms to the extent required by applicable law (including to obtain the HSR Approval) or for financial reporting purposes, (ii) the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses, and Seller may disclose such terms to Persons exploring a potential acquisition of (or financing related to) any assets related to Seller’s Other Businesses, in each case, so long as such Persons to whom the terms of this Agreement are disclosed agree to or are bound by contract to keep the terms of this Agreement and the Ancillary Agreements confidential (to the extent this Agreement and/or any such Ancillary Agreement is then confidential), and (iii) Seller and its Affiliates may disclose such terms as required pursuant to the provisions of any agreement to which Seller or any of its Affiliates is a party (including the Indenture and the Senior Credit Facility).
          8C. Confidentiality. Buyer and Buyer Sub, on the one hand, and Seller and each member of the Paper Group, on the other, each acknowledges that all confidential or proprietary information of the other party provided to it and its Affiliates, financing sources, agents and representatives by Seller and its Affiliates, agents and representatives (in the case of Buyer and Buyer Sub as the receiving party) or by Buyer and its Affiliates, agents and representatives (in the case of Seller and the Paper Group as the receiving party) is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference (such confidential or proprietary information of the disclosing party is referred to herein as such party’s, “Confidential Information”). Notwithstanding anything to the contrary contained in the Confidentiality Agreement, the obligations of Buyer and its Affiliates (excluding, for the avoidance of doubt Seller and its post-Closing Affiliates), financing sources, agents and representatives under the Confidentiality Agreement shall continue with respect to Confidential Information of Seller and its post-Closing Affiliates with respect to Seller’s Other Businesses. During the two (2) year period immediately following the Closing (other than with respect to protected trade secrets, which shall be considered Confidential Information of the Buyer and Buyer Sub for so long as such trade secrets remain protected trade secrets under applicable law), all Confidential Information of the Business or the Paper Group and their Subsidiaries shall be deemed Confidential Information of Buyer and Buyer Sub and not of Seller or any of its post-Closing Affiliates and Seller and its post-Closing Affiliates shall keep such Confidential Information confidential and without the prior written consent of Buyer shall not use or disclose such Confidential Information in any manner whatsoever other than to the extent required by applicable law or regulation and/or as contemplated by or permitted under any Ancillary Agreement; provided that this sentence shall have no force and effect unless and until the Closing is consummated. Except as set forth in the immediately preceding sentence, all of the confidentiality provisions of the Confidentiality Agreement shall continue in full force and effect after the Closing and will survive any termination of this Agreement. In the event of any termination of this Agreement, the terms of the Confidentiality Agreement shall continue in full force and effect and unamended by this Agreement.
          8D. Notification. Prior to the Closing, each of Buyer and Seller shall promptly notify the other parties hereto if such Person obtains knowledge that any of the representations and warranties in this Agreement and the Seller Disclosure Letter are not true and correct in all material respects, or if such Person obtains knowledge of any material errors in, or omissions from, the Seller Disclosure Letter. Promptly after the date hereof, Seller shall identify to Buyer (i) each reportable transaction (as such term is defined in Treasury Regulation Section 1.6011-4) occurring prior to the Closing and involving the Paper Group and its Subsidiaries for which their participation has been or will be required to be disclosed under Treasury Regulation Section 1.6011-4 and (ii) Support Obligations of Seller and its Subsidiaries in effect with respect to the Business.
          8E. Consents. To the extent that any contract or permit is not by its terms assignable or requires the consent of a third party or Governmental Entity in connection with the transactions contemplated herein, the execution and delivery of this Agreement shall not constitute a transfer, contribution or assignment thereof, an attempted transfer, contribution or assignment thereof, or an agreement to effect such transfer, contribution or assignment, if such transfer, contribution or assignment, attempted transfer, contribution or assignment, or agreement would constitute a breach thereof. Prior to Closing, each of Buyer and Seller shall use reasonable best efforts to obtain consents of third parties and Governmental Entities in connection with the transactions contemplated hereby and all fees and expenses related to all third party consents and Governmental Entities in connection with the transactions contemplated hereby (including with respect to Shared Contracts) shall be paid by the parties in accordance with their Responsible Share Percentages (with it being understood and agreed that, unless one party agrees to bear the portion of the consent fee or expense in excess thereof, any consent fee or expense in excess of $5,000 shall not be agreed to without the consent of both parties); provided further that Seller’s obligations pursuant to this sentence shall be deemed satisfied at the Closing to the extent any such fees and expenses are deducted from the Equity Value Amount (including through the calculation of Shared Expense Amount), in which case Buyer and Buyer Sub shall be responsible for paying all such fees and expenses. Buyer acknowledges that, without hereby waiving the condition set forth in Section 2A(v) of this Agreement, certain consents in connection with the transactions contemplated hereby may not be obtained by the parties prior to Closing and Seller and its Subsidiaries shall not be obligated to transfer, contribute or assign (or cause to be transferred, contributed or assigned), in whole or in part, any contract, permit or other asset to Buyer or any member of the Paper Group until such time as all consents of any Person or Governmental Entity necessary for the legal transfer and/or assumption thereof are obtained or delivered. If the transfer, sale or assignment of any contract, permit or other asset intended to be transferred, contributed or assigned hereunder, in whole or in part, is not consummated at the Closing, then Seller and its Subsidiaries shall, unless otherwise agreed in writing by Buyer, thereafter hold such contract, permit or other asset for the use and benefit, insofar as commercially reasonably practicable and to the extent it may lawfully do so, of Buyer (at Buyer’s expense), but only to the extent of the portion of such contract, permit or other asset that is to be transferred, contributed or assigned in accordance with this Agreement. In addition, to the extent permitted by law and to the extent otherwise permissible in light of the terms of such contract, permit or other asset, Seller and its Subsidiaries retaining such contract, permit or other asset shall take such other actions in order to place Buyer and the Paper Group, after the Closing, insofar as commercially reasonably practicable and to the extent it may lawfully do so, in the same position as if such contract, permit or other asset had been transferred, contributed or assigned as contemplated hereby and so that all the benefits and burdens relating to such contract, permit or other asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Closing Date to Buyer and the Paper Group. To the extent permitted by law and to the extent otherwise permissible in light of the terms of such contract, permit or other asset, Buyer shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any contract, permit, or other asset not yet transferred, contributed or assigned to them as a result of a consent of another Person or Governmental Entity having not yet been obtained. Each of the parties hereto agrees that until a contract, permit or other asset is transferred, contributed, or assigned to Buyer, Buyer shall indemnify and hold harmless Seller and its Subsidiaries from such liabilities as though such contract, permit or other asset had been transferred, contributed or assigned at the Closing. If any consent necessary for the transfer, contribution or assignment of a contract, permit or other asset is obtained after the Closing, the transfer, contribution and/or assumption of the applicable contract, permit or other asset shall be promptly effected in accordance with the terms of this Agreement, without payment of additional consideration.
          8F. Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 8E and this Section 8F), each of Buyer, Buyer Sub, Seller and the members of the Paper Group shall use its reasonable best efforts to cause the Closing to occur. The “reasonable best efforts” of the parties hereto shall not require any party or any of its Subsidiaries, Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant any material accommodation (financial or otherwise) or pay any material consent fee to any third party, to provide seller financing for the transactions contemplated hereby or to obtain any consent or approval from a Governmental Entity or other Person required for the transactions contemplated hereby (other than, with respect to Buyer and Buyer Sub, the Buyer Shareholder Approval); provided that if (i) Seller or any of its Subsidiaries or Affiliates elects to remedy any breach of any of Seller’s and/or the Paper Group’s representations and warranties prior to Closing, neither Seller nor any member of the Paper Group shall be deemed to be in breach of such representation or warranty for purposes of determining Buyer’s and Buyer’ Sub’s obligations to consummate the transactions contemplated hereby pursuant to Section 2B and (ii) Buyer or any of its Subsidiaries or Affiliates elects to remedy any breach of any of Buyer’s and/or Buyer Sub’s representations and warranties prior to Closing, neither Buyer nor Buyer Sub shall be deemed to be in breach of such representation or warranty for purposes of determining Seller’s and the Paper Group’s obligations to consummate the transactions contemplated hereby pursuant to Section 2C.
          8G. Regulatory Act Compliance. Buyer and Seller shall each file or cause to be filed promptly following the date hereof (but in any event within thirty (30) days after date hereof), any notifications or the like required to be filed under the HSR Act and other anti-competition laws with respect to the transactions contemplated hereby. With respect to filings under the HSR Act, each of Buyer and Seller shall seek early termination of the waiting period under the HSR Act. Buyer and Seller shall use their respective reasonable best efforts to respond to any requests for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act and all other applicable anti-competition laws to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Buyer and the Seller shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other regulatory agency, and each of Buyer and Seller shall have the right to have a representative present at any such meeting. Each of Buyer and Seller shall promptly notify the other after becoming aware of any foreign antitrust or similar approval is required for consummation of the transactions contemplated hereby. Buyer and Seller shall each pay their Responsible Share Percentage of the filing fees for any filings under the HSR Act and pay such fees as they become due and payable; provided that Seller’s obligations pursuant to this sentence shall be deemed satisfied at the Closing to the extent any such fees and expenses are deducted from the Equity Value Amount (including through the calculation of Shared Expense Amount), in which case Buyer and Buyer Sub shall be responsible for paying all such fees and expenses. If a party pays an amount in excess of what it is required to pay pursuant to the foregoing sentence, it shall be entitled to reimbursement from the other party of such other party’s share.
          8H. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement on the terms herein described.
          8I. Tax Matters.
     (i) Notwithstanding any other provision of this Agreement, with respect to any and all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, (a) the party charged by law with the duty of filing Tax Returns and making other filings shall do so in accordance with such laws and (b) each of Buyer and Seller shall pay their Responsible Share Percentages of such Transfer Taxes as they become due and payable; provided that Seller’s obligations pursuant to this sentence shall be deemed satisfied at the Closing to the extent any such fees and expenses are deducted from the Equity Value Amount (including through the calculation of Shared Expense Amount), in which case Buyer and Buyer Sub shall be responsible for paying all such fees and expenses.
     (ii) From and after the Closing Date, Buyer and its Affiliates (including the members of the Paper Group) may amend any Tax Return previously filed with respect to the Business or any member of the Paper Group or its Subsidiaries for any Tax period ending on or prior to the Closing (i) to the extent such Tax Return is with respect to any entity that was at the time of filing such Tax Return and at the Closing treated as a C-corporation for U.S. federal income tax purposes and (ii) in any other circumstance provided that the filing of any such amended Tax Return shall not cause or result in any increased liability for Taxes on the part of Seller or any owner (whether direct or indirect) of Seller or any of Seller’s Affiliates unless Seller consents in writing (not to be unreasonably withheld where the increased liability is not material); provided, however, that in no event may Buyer or its Affiliates (excluding, for the avoidance of doubt, Seller) amend any Income Tax Return of Seller or any owner (whether direct or indirect) of Seller or any of Seller’s Affiliates.
     (iii) Buyer and Seller shall allocate the Estimated Closing Purchase Price in accordance with Section 1060 of the Code among the assets of Paper Group (including the capital stock and other equity interests of the members of the Paper Group and their respective Subsidiaries) based on an allocation delivered by Seller to Buyer at least 10 days prior to Closing and reasonably agreed upon by Buyer (the “Allocation”). For purposes of the Allocation, the Estimated Closing Purchase Price shall mean an amount equal to the Estimated Closing Purchase Price plus any liabilities of the members of the Paper Group that are treated as assumed liabilities for U.S. federal income Tax purposes. To the extent that the Estimated Closing Purchase Price is adjusted after the Closing Date pursuant to Section 1F, Seller and Buyer shall revise and amend the Allocation in accordance with the character of each such adjustment. Seller and Buyer agree to prepare and file an IRS Form 8594 or such other form or statement as may be required by applicable law, rule or regulation, and any comparable state or local income Tax form, in a manner consistent with the Allocation. Seller and Buyer shall adhere to the Allocation for all purposes including any Tax Return filed by them after the Closing Date, including the determination by the Seller of taxable gain or loss on the sale of the Paper Group and its Subsidiaries and the determination by the Buyer of its Tax basis with respect to Paper Group and its Subsidiaries. Neither Buyer nor the Seller shall file any Tax Returns or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the Allocation, unless required to do so by applicable law.
     (iv) From and after the Closing, Buyer shall not, and shall cause the members of the Paper Group and their respective Subsidiaries not to, make any election under Section 338 of the Code with respect to any member of the Paper Group and/or any of its Subsidiaries if such election would give rise to any liability to Seller or any of its Affiliates, including any Tax liability or any liability under this Agreement.
          8J. Employee Benefits Matters.
     (i) Effective as of immediately prior to the Closing, Seller shall terminate (or cause to be terminated) the employment of all Eligible Employees, other than employees receiving long-term disability benefits. Effective as of Closing or, with respect to any Eligible Employee with a right to reemployment under applicable law or a Collective Bargaining Agreement assumed by Buyer or its Subsidiary, at such time subsequent to Closing that such Eligible Employees present themselves to Buyer for employment, Buyer shall, or shall cause one of its Affiliates to, offer employment to each Eligible Employee (other than Eligible Employees receiving long-term disability benefits) on terms and conditions substantially comparable in the aggregate to those such employees had with Seller and its Subsidiaries immediately prior to the Closing. With respect to such Eligible Employees who are covered by a Collective Bargaining Agreement (collectively, “Union Employees”) the terms of such offer shall be in accordance with the terms of the respective Collective Bargaining Agreements in effect as of the time such offer is made, and Buyer shall (or cause its Affiliates to, as appropriate) otherwise assume and thereafter be bound by and comply with each Collective Bargaining Agreement presently applying to the

Union Employees and as may be amended from time to time, and such employees shall be credited with their period of service with Seller, its Subsidiaries (including Subsidiaries of any member of the Paper Group) and their respective predecessors for purposes of the Collective Bargaining Agreements. Each Eligible Employee who accepts Buyer’s offer of employment is referred to herein as a “Transferred Employee.” Notwithstanding the foregoing, Buyer shall be under no obligation to enter into new individual severance agreements with any Eligible Employee nor to match the terms of any existing individual severance agreement after such agreement otherwise expires in accordance with its terms.
     (ii) Subject to Buyer’s compliance with Section 8J(i) and Section 8J(v) of this Agreement, Seller shall be solely responsible for any severance, change in control payments or parachute payments owed to Business Employees which are payable solely as a result of the consummation of the transactions contemplated by this Agreement pursuant to the terms of any agreements, plans or programs entered into or sponsored by Seller or any of its Subsidiaries prior to the Closing with any such Business Employees, except to the extent any such amounts are accrued for as a current liability in the computation Company Closing Net Working Capital.
     (iii) Except as otherwise provided in this Section 8J, Buyer shall assume and become solely responsible for all employment and employee benefit-related matters, obligations, liabilities and commitments of Seller and its Subsidiaries with respect to all Business Employees and their dependents and beneficiaries (regardless of when or where such matters, obligations, liabilities and commitments arose or arise or were or are incurred), under or with respect to any Employee Benefit Plan sponsored or contributed to by Seller or a Business Subsidiary. Without limiting the generality of the foregoing, effective as of the Closing Date, (A) Buyer shall assume all obligations, liabilities and commitments of Seller and its Business Subsidiaries arising from workers compensation claims, whether characterized as medical or indemnity, or arising under any other similar government-mandated programs which are based on injuries incurred by Business Employees in the course of their employment, without regard to the date of occurrence of the injury or injuries giving rise to the workers’ compensation claim and (B) all obligations, liabilities and commitments of Seller and its Business Subsidiaries to Business Employees and their eligible dependents in respect of health insurance under COBRA, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar laws.
     (iv) Prior to the earlier of Closing or December 31, 2007, Seller shall make reasonable best efforts to review and amend, to the extent deemed necessary and permitted under the terms of any applicable Employee Benefit Plan, each Employee Benefit Plan or arrangement subject to section 409A of the Code to comply in all material respects with the final regulations under Section 409A of the Code.
     (v) If any Salaried / Nonunion Employee or any Subsidiary Employee that is not a Union Employee (each, a “Nonunion Employee”) is terminated without cause at any time within two years after the Closing, Buyer shall, or shall cause of its Affiliates to, pay severance pay to such employee that is at least as much as the maximum cash severance such employee would have received under the applicable severance pay plan of Seller as in effect as of the Closing Date (based on such employee’s salary immediately prior to the Closing Date or, if greater, such employee’s salary as of the date of termination) and aggregate service (taking service recognized under Seller’s severance programs and post-Closing service with Buyer into account) as of the date of termination, and such other amount as may be required under applicable law. For purposes of this Section 8J(v), “severance pay plan” does not include any individual severance agreements. In addition, Buyer hereby agrees that, for at least one year following the Closing Date, Buyer will provide, or cause one of its Affiliates to provide, to the Nonunion Employees compensation and employee benefits that are in the aggregate substantially comparable to the compensation and employee benefits provided to such employees immediately prior to the Closing Date.
     (vi) Buyer agrees that from and after the Closing Date, Buyer will, or will cause one of its Affiliates to, grant to all Transferred Employees and all Subsidiary Employees credit for any service with Seller, its Affiliates (including any member of the Paper Group and/or any of its Subsidiaries) and its predecessors earned prior to the Closing Date for purposes of (A) eligibility and vesting and (B) post-Closing paid time off accrual and determination of severance amounts under any benefit plan, program or arrangement established or maintained by Buyer or its Affiliates (the “New Plans”). In addition, Buyer hereby agrees that Buyer and its Affiliates (x) shall waive and cause its Affiliates to waive for Transferred Employees and Subsidiary Employees all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that are Employee Welfare Benefit Plans, and (y) shall cause any deductibles, co-insurance and out-of-pocket covered expenses incurred on or before the Closing Date by any Transferred Employee or Subsidiary Employee (or dependent or beneficiary thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any New Plan that is an Employee Welfare Benefit Plan. Prior to the Closing, Seller shall cause its employees to provide all cooperation reasonably necessary for Buyer to establish any New Plans prior to Closing.
     (vii) As of the Closing Date, Buyer shall assume and pay, or cause one of its Affiliates to assume and pay, when due, all liabilities and obligations of the Seller and its Affiliates relating to accrued paid time off of Transferred Employees and Subsidiary Employees to the extent such liabilities are not required by law or applicable Collective Bargaining Agreements to be paid out by Seller or such Affiliate as of the Closing Date. The respective Transferred Employee or Subsidiary Employee shall be entitled to either use such paid time off on terms substantially similar to those in effect under the applicable Collective Bargaining Agreement or paid time off policy of Seller or any of its Affiliates (including any member of the Paper Group and/or any of its Subsidiaries) as of the Closing Date, or, consistent with such applicable Collective Bargaining Agreement or paid time off policy, receive payment in respect of such accrued paid time off upon the Transferred Employee’s or Subsidiary Employee’s termination of employment with Buyer or any of its Affiliates.
     (viii) Prior to the Closing Date, Seller shall establish 401(k) plans that mirror in all material respects the Savings Plan and the Retirement Savings Plan currently sponsored by Seller, (collectively, the “Seller 401(k) Plans”). The 401(k) plans established by Seller pursuant to the immediately foregoing sentence are herein referred to as the “Spun-off 401(k) Plans.” On the Closing Date, Seller shall assign to Buyer, and Buyer shall assume from Seller, sponsorship of such Spun-off 401(k) Plans. Effective as of the Closing Date, the Transferred Employees shall cease to participate in the Seller 401(k) Plans, and effective as of the Closing Date, Buyer shall provide to the Transferred Employees the right to participate in the Spun-off 401(k) Plans. As soon as is reasonably practicable following the Closing Date, Seller shall cause the trustee of the Seller 401(k) Plan to transfer the account balances of the Business Employees (including any outstanding loans) from the Seller 401(k) Plan to the Spun-off 401(k) Plan in accordance with the requirements of Code §§ 411(d)(6) and 414(l). Seller and Buyer shall use reasonable best efforts to effect such transfer of assets in a timely manner.

     (ix) Effective as of the Closing Date, Seller shall assign to Buyer and Buyer shall assume from Seller, sponsorship of the Boise Cascade, L.L.C. International Falls Pension Plan and the Boise Cascade, L.L.C. Pension Plan P and all liabilities and obligations arising thereunder or related thereto. Prior to the Closing Date, Seller shall spin off (within the meaning of Section 1.414(l)-1(n) of the Treasury Regulations) from each Seller Pension Plan that portion of each plan attributable to Business Employees (such plans the “Spun-off Pension Plans”). Each of the Spun-off Pension Plans will be a mirror plan of each respective Seller Pension Plan in all material respects and Seller will not amend such plans other than is necessary to affect the spin-off. The spin-off from Seller Pension Plans, and the calculation of assets and liabilities under Seller Pension Plans, shall be accomplished by Seller with respect to the Business Employees in accordance with Section 414(l) of the Code. Effective as of the Closing Date, Seller shall assign to Buyer, and Buyer shall assume from Seller, sponsorship of such Spun-off Pension Plans and all liabilities and obligations arising thereunder or related thereto. Buyer shall take all actions necessary to satisfy requests of the Pension Benefit Guaranty Corporation, including the posting of bonds, letters of credit or other collateral, with respect to the Buyer’s assumption of the plans as described in this Section 8J(viii).
     (x) Effective as of the Closing, Buyer shall create, for Business Employees, plans (the “Buyer’s Supplemental Pension Plans”) that in the aggregate are substantially comparable to Seller’s Supplemental Pension Plan and Seller’s Supplemental Early Retirement Plan (collectively, the “Seller’s Supplemental Pension Plans”), with substantial comparability to be determined after giving effect to amendments to Seller’s Supplemental Pension Plans to comply with Section 409A). For purposes of determining benefits under the Buyer’s Supplemental Pension Plans, Buyer shall provide participants in the Buyer’s Supplemental Pension Plans with a past service credit reflecting such participants’ service for Seller and its Affiliates (including any member of the Paper Group and/or any of its Subsidiaries) and their respective predecessors, provided that any benefit accrued under the Buyer’s Supplemental Pension Plans shall not duplicate any benefit accrued under the Seller’s Supplemental Pension Plans (which pursuant to this Section 8J(x), will be assumed and satisfied by Buyer). From and after the Closing, Buyer shall assume and fully satisfy all obligations that exist as of the Closing Date under Seller’s Supplemental Pension Plans with respect to Business Employees.
     (xi) Effective as of the Closing Date, Buyer shall adopt a flexible benefit plan for the benefit of Business Employees that participate under Seller’s flexible benefit plan (“Business Flexible Benefit Plan”). The Business Flexible Benefit Plan shall be responsible for reimbursement of eligible health-care and dependent-care expenses incurred during the year in which the Closing occurs by Business Employees (and their respective spouses and eligible dependents), to the extent such expenses have not previously been reimbursed under Seller’s flexible benefit plan. Similarly, on and after the Closing Date, Buyer’s health reimbursement account plan shall be responsible for reimbursement of eligible medical expenses incurred on or after January 1, 2007 by Business Employees (and their respective spouses and eligible dependents), to the extent such expenses have not previously been reimbursed under Seller’s health reimbursement account plan.
     (xii) Notwithstanding anything herein to the contrary, Seller shall (or shall cause one of its Affiliates to) retain all liability under (A) the management equity program of Forest Product Holdings, L.L.C. and (B) the Boise Cascade, L.L.C. 2004 Deferred Compensation Plan (and the deferred compensation agreements thereunder).
     (xiii) Without limiting the other provisions of this Section 8J, Buyer shall assume Seller’s liabilities and obligations to provide post-employment welfare benefit coverage to Business Employees who retired on or after October 29, 2004 or who have not yet retired, in accordance with all applicable collective bargaining agreements and Seller’s post-employment welfare benefit plans; provided, however, that Buyer shall have the right (subject to applicable collective bargaining agreements) to modify or terminate such benefits at any time.

          8K. Facility Closings; Employee Layoffs. For a period of ninety (90) days after the Closing Date, none of the Buyer, Buyer Sub, or any of their respective Subsidiaries (including any member of the Paper Group or any of its Subsidiaries) shall terminate Transferred Employees or Subsidiary Employees in such numbers as would trigger any liability for Seller and/or any of its Affiliates under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, “WARN”). Buyer and Buyer Sub shall, and shall cause each member of the Paper Group and its Subsidiaries to, comply with any and all applicable notice or filing requirements under WARN. Provided that on or before the Closing Date, Seller has provided Buyer with a list of employee layoffs, by date and location, implemented by Seller in the 90-day period preceding the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from any and all WARN obligations or liabilities of Seller and/or any of its Affiliates arising as a result, in whole or in part, of actions taken by Buyer or its Affiliates on or after the Closing Date.
          8L. Provision Respecting Representation of Company and Seller. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholders, officers, employees and Affiliates, that Seller’s in-house legal counsel and Kirkland & Ellis LLP may serve as counsel to each and any of Seller and the Equityholder Parties (individually and collectively, “Seller Group”), on the one hand, and any of the members of the Paper Group or any of its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, each of Seller’s in-house legal counsel and Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, stockholder, officer, employee or Affiliate of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any of the members of the Paper Group or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
          8M. Directors’ and Officers’ Indemnification.
     (i) The indemnification provisions of each member of the Paper Group’s and its Subsidiaries’ constitutive documents as in effect at the Closing shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers or employees of any such Person and/or the Business; provided, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. From and after the Closing, Buyer and Buyer Sub shall each assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the members of the Paper Group (and each of their Subsidiaries) to honor, in accordance with their respective terms, each of the covenants contained in this Section 8M. Buyer shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by an indemnified person in enforcing the indemnity set forth in Section 8M.

     (ii) Buyer and its Subsidiaries shall maintain in effect for six years from the Closing Date directors’ and officers’ liability insurance covering those persons who at the Closing were directors, officers or employees of any member of the Paper Group and/or any of its Subsidiaries and/or the Business and who are currently covered under any directors’ and officers’ liability insurance policy of or with respect to the Business, any member of the Paper Group and/or any of their respective Subsidiaries and the Buyer D&O Policy on terms not less favorable than such existing insurance coverage; provided that in the event that any claim is brought under any such policy prior to the six year anniversary of the Closing Date, such directors’ and officers’ liability insurance policy shall be maintained until final disposition thereof.
          8N. Expenses. Except as otherwise provided in this Agreement, each of Buyer and Buyer Sub, on the one hand, and Seller, on the other hand, shall be solely responsible for payment of any fees and expenses incurred by it or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable law.
          8O. Support Obligations.
     (i) Buyer recognizes that Seller and certain of its Affiliates have provided credit support to the Paper Group, their Subsidiaries and the Business and may have to (but shall not be obligated to) provide other credit support in connection with the transactions contemplated by this Agreement (collectively, the “Support Obligations”). Buyer shall use reasonable best efforts to effect the full and unconditional release of Seller and its Affiliates from all Support Obligations, including by the issuance, to the beneficiaries thereof, in sufficient amount of letters of credit, guaranties, cash collateral and/or other credit support as would reasonably be expected to cause the release of the Support Obligations.
     (ii) In connection with replacement of such Support Obligation by Buyer, Buyer and Seller shall cooperate to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to Seller or its Affiliates, as applicable, as soon as practicable, each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations as well as to redeliver to Seller and its Affiliates, any cash collateral in respect of the Support Obligations and, as to any Support Obligations terminated after the Closing, promptly to redeliver such originals or cash to Seller or its Affiliates, as applicable, and in each case, to take such other actions as may be required to terminate such Support Obligations.
     (iii) If Buyer is not successful in obtaining the complete and unconditional release of Seller and its Affiliates from the Support Obligations prior to the Closing, then Buyer shall continue to try to obtain such release after Closing and shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Losses incurred by any such indemnified Persons in connection with the Support Obligations. Buyer shall, for so long as any Support Obligation remains outstanding, not, and shall cause each member of the Paper Group and their respective Subsidiaries not to, effect any amendments or modifications or any other changes to the contracts, guaranties or letters of credit to which any of such Support Obligations relate, or otherwise take any action that would effect any change to such contracts, guaranties or letters of credit, without Seller’s prior written consent.
     (iv) Notwithstanding anything in this Agreement to the contrary, during the period from the date of this Agreement until the Closing Date, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 8O; provided that (a) Buyer shall give Seller prior notice before making any such contact, (b) Seller shall have the right to have one of its representatives present on the telephone line or in person, as applicable, during any such contact or discussion, (c) Buyer shall only contact and hold discussions with such beneficiaries through representatives of Buyer previously approved by Seller, and (d) Buyer shall cause such representatives to comply with all procedures and protocols regarding such contacts and discussions that may be established by Seller.
     (v) Prior to the Release Date, each of Buyer and Buyer Sub agrees not to assign, sell, transfer or convey all or any portion of the Target Units and/or the Paper Units and shall cause the members of the Paper Group not to assign, sell, transfer or convey all or any substantial portion of the assets of the Paper Group and its Subsidiaries, in a single transaction or series of related transactions, in each case without the assignment to the transferee of the rights of Buyer and Buyer Sub under this Agreement and the assumption in writing by the transferee (which assumption shall be enforceable by Seller and its Affiliates) of the obligations of Buyer and Buyer Sub under this Agreement (including the obligations of Buyer and Buyer Sub pursuant to this Section 8O); provided that, for the avoidance of doubt, the sale of equity interests of Buyer (whether accomplished by merger or otherwise) shall not be deemed a sale, transfer, conveyance or assignment for purposes of this Section 8O. Buyer and Buyer Sub agree to take such actions such that any assignment, sale, transfer or conveyance in contravention of the preceding sentence shall be null and void ab initio. Buyer and Buyer Sub agrees to provide Seller with a copy of such assignment and assumption agreement prior to execution and prior to the assignment, sale, transfer or conveyance and a copy of the executed assignment and assumption agreement which shall be in the same form with such changes as Seller may reasonably request. Upon such an assignment, sale, transfer or conveyance pursuant to which the transferee assumes all of Buyer’s and Buyer Sub’s rights and obligations under this Agreement, Buyer and Buyer Sub shall have no further rights or obligations under this Agreement (except for obligations relating to breaches by Buyer and/or Buyer Sub occurring prior to the date of the assignment, sale, transfer or conveyance). The “Release Date” shall be the later of the date on which all of the Support Obligations have been fully and unconditionally released and the date on which Seller has no more obligations owing to Buyer and/or Buyer Sub under this Agreement.
          8P. Cooperation. The parties acknowledge and agree that, in order to preserve the confidentiality of the transactions contemplated hereby, prior to the public announcement of the transactions contemplated hereby, the forms of the Applicable Ancillary Agreements attached as exhibits hereto will require input and cooperation from employees and representatives of Seller and its Subsidiaries not heretofore privy to the terms and conditions of the transactions contemplated hereby (the “Applicable Persons”) and then review by Seller and Buyer. Without limiting the generality of the provisions of Section 8F hereof, the parties agree to discuss in good faith the terms and provisions of the Applicable Ancillary Agreements and any changes thereto recommended by, and/or generated after discussions with, the Applicable Persons and representatives of Buyer and Seller and that arise from questions or comments (if any) arising from a review of the Applicable Ancillary Agreements by Buyer and Seller after receipt of the recommendation of the Applicable Persons. Each of Buyer and Seller agree to consider in good faith any changes or revisions proposed by the other to the forms of the Applicable Ancillary Agreements attached hereto and any changes or revisions to the Applicable Ancillary Agreements to reflect comments and proposals of the Applicable Persons, Seller and/or Buyer shall be deemed an amendment to the Applicable Ancillary Agreements for purposes of this Section 8P. Neither party shall be obligated to, or to cause its Affiliates to, execute and deliver an Applicable Ancillary Agreement unless the final form of such Applicable Ancillary Agreement is reasonably satisfactory to Buyer and Seller and/or the respective Affiliates thereof.
          8Q. Litigation Support.
     (i) In the event and for so long as any party or any of its Affiliates actively is contesting or defending against any action, suit, audit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, any of its Subsidiaries (including any member of the Paper Group and/or any of its Subsidiaries), or the Business, the other party will cooperate with the contesting or defending party or such Affiliate and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party or such Affiliate (unless the contesting or defending party or such Affiliate is entitled to indemnification therefor pursuant to this Agreement).
     (ii) Seller and Buyer agree that, to the extent permitted by law, their respective rights and obligations to maintain, preserve, assert or waive any or all attorney-client and work product privileges belonging to either party with respect to the Business and Seller’s Other Businesses (collectively, “Privileges”) shall be governed by the provisions of this Section 8Q. With respect to matters relating to Seller’s Other Businesses or any liabilities of any member of the Paper Group and its Subsidiaries or the Business for which Seller or any of its Affiliates has agreed to be responsible after the Closing Date pursuant to this Agreement or the agreements contemplated hereby, and with respect to all information of Seller and its Affiliates (including, until the Closing, the members of the Paper Group and their respective Subsidiaries) relating to the sale of the Business, Seller and its post-Closing Affiliates shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Buyer and its Affiliates (including, after the Closing, the members of the Paper Group and their respective Subsidiaries) shall take no action without the prior written consent of Seller that would reasonably be likely to result in any waiver of any Privilege that could be asserted by Seller or such Affiliate under applicable law and this Agreement. With respect to matters relating to the Business (except as set forth in the immediately preceding sentence), after the Closing, Buyer shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Seller and its post-Closing Subsidiaries shall take no action after the Closing without the prior written consent of Buyer that would reasonably be likely to result in any waiver of any Privilege that could be asserted by Buyer under applicable law and this Agreement. The rights and obligations created by this Section 8Q shall apply to all information as to which Seller and its Subsidiaries, on the one hand, or the Company and its Subsidiaries, on the other hand, would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (such information, “Privileged Information”).
     (iii) Privileged Information of Seller and its Affiliates (including, until the Closing, the members of the Paper Group and their respective Subsidiaries) includes (a) all information regarding the Seller’s Other Businesses and all information of Seller or any of its Affiliates relating to the sale process for the Paper Group and the Business with respect to which Seller or any of its Affiliates (including, until the Closing, the members of the Paper Group and their respective Subsidiaries) had a Privilege, but which after the Closing is in the possession of Buyer or any of its Affiliates (including, after the Closing, the members of the Paper Group and their respective Subsidiaries); and (b) all communications with respect to which Seller or any of its Affiliates (including, until the Closing, the members of the Paper Group and their respective Subsidiaries) had a Privilege occurring prior to the Closing pertaining to liabilities of any member of the Paper Group, any of its Subsidiaries or the Business for which Seller or any of its Affiliates has agreed to be responsible after the Closing Date pursuant to this Agreement or the agreements contemplated hereby, and with respect to all information of Seller and its Affiliates (including, until the Closing, the members of the Paper Group and their respective Subsidiaries) relating to the sale of the Paper Group, any of its Subsidiaries or the Business between counsel for Seller and any of its Affiliates (including, until the Closing, the members of the Paper Group and their respective Subsidiaries) (including in-house counsel who are employees of Seller or its Affiliates) and any Person who, at the time of the communication, was an employee of Seller or any of its Affiliates (including, until the Closing, the members of the Paper Group and their respective Subsidiaries), regardless of whether such employee is or becomes an employee of Buyer or any of its Affiliates (including, after the Closing, the members of the Paper Group and their respective Subsidiaries).
     (iv) Privileged Information of Buyer includes but is not limited to (a) any and all information generated prior to the Closing regarding the Business with respect to which Buyer or any of its Affiliates (including, after the Closing, the members of the Paper Group and their respective Subsidiaries) had a Privilege, but which after the Closing is in the possession of Seller or any of its Affiliates (excluding information of Seller or its Affiliates described in Section 8Q(iii)(b)); and (b) all communications with respect to which Buyer or any of its Affiliates (including, after the Closing, the members of the Paper Group and their respective Subsidiaries) had a Privilege occurring prior to the Closing (excluding communications relating to information of Seller or its Affiliates described in Section 8Q(iii)(b)) between counsel for the Company (including in-house counsel who are employees of Seller or its Affiliates) and any Person who, at the time of the communication, was an employee of any member of the Paper Group, regardless of whether such employee is or becomes an employee of Seller or any of its Affiliates.
     (v) Upon receipt by Seller or any of its Affiliates (including, until the Closing, the members of the Paper Group and their respective Subsidiaries) or Buyer or any of its Affiliates (including, after the Closing, the members of the Paper Group and their respective Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Affiliates or Buyer or its Affiliates, as the case may be, obtains knowledge that any current or former employee of either Seller or its Affiliates or Buyer or its Affiliates has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged information of the other, Seller or Buyer or any of their respective Affiliates, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the information and to assert any rights it may have under this Section 8Q or otherwise to prevent the production or disclosure of Privileged Information.
     (vi) Seller’s agreement to permit Buyer to obtain information existing prior to the Closing are made in reliance on Seller’s and Buyer’s respective agreements, as set forth in this Agreement, to maintain the confidentiality of such information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to information being granted pursuant to this Agreement, the agreement to provide witnesses and individuals pursuant to this Agreement and the disclosure of Privileged Information relating to the Business or the Seller’s Other Businesses pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 8Q(i) or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Seller and Buyer or their respective Affiliates in, or the obligations imposed upon Seller, Buyer and their respective Affiliates by, this Section 8Q. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates (including, after the Closing, the members of the Paper Group and their respective Subsidiaries)

hereby provide their express irrevocable consent to the disclosure by Seller or its Affiliates of information related to the Business, provided that (a) Seller or its Affiliates deem such information relevant to an analysis of Seller’s Other Businesses (including information related to Shared Contracts) and (b) such disclosure is made to Persons exploring a potential acquisition of (or financing related to) any assets related to Seller’s Other Businesses.
          8R. Mutual Non-Solicitation Period.
          (i) Except as otherwise set forth in the Outsourcing Agreement, during the three (3) -year period beginning on the Closing Date, Seller agrees that it will not (and will cause its post-Closing Subsidiaries not to), directly or indirectly, (a) induce or attempt to induce any Transferred Employee or Subsidiary Employee to leave the employ of Buyer or its Affiliates, (b) in any way interfere with the relationship between Buyer and its Affiliates and any Transferred Employee or Subsidiary Employee, or (c) employ, or otherwise engage as an independent contractor, any executive employee of Buyer or its Affiliates; provided that Seller and its Subsidiaries shall not be restricted (x) in any general solicitation for employees (including through the use of employment agencies) not specifically directed at the Transferred Employees or Subsidiary Employees or having discussions with any Transferred Employees or Subsidiary Employees who contact Seller or any of its Subsidiaries to initiate employment discussions, (y) in hiring any person who responds to any such general solicitation or any person who contacts Seller or any of its Subsidiaries to initiate employment discussions, or (z) from inducing or hiring any person that terminated his or her employment with Buyer or its Affiliates at least two (2) months prior to the date of such solicitation or hiring.
          (ii) Except as otherwise set forth in the Outsourcing Agreement, during the three (3) -year period beginning on the Closing Date, Buyer agrees that it will not, and will cause its Subsidiaries not to, directly or indirectly, (a) induce or attempt to induce any employee of Seller or any of its Affiliates (other than Transferred Employees and Subsidiary Employees) to leave the employ of Seller or its Affiliates, (b) in any way interfere with the relationship between Seller and its Affiliates and any such employee, or (c) employ, or otherwise engage as an independent contractor, any executive employee of Seller or its Affiliates; provided that Buyer and its Subsidiaries shall not be restricted (x) in any general solicitation for employees (including through the use of employment agencies) not specifically directed at employees of Seller or its Affiliates or having discussions with any employees of Seller or its Affiliates who contact Seller or any of its Subsidiaries to initiate discussions, (y) in hiring any person who responds to any such general solicitation or any person who contacts Buyer or any of its Subsidiaries to initiate employment discussions, or (z) from inducing or hiring any person that terminated his or her employment with Seller or its Affiliates at least two (2) months prior to the date of such solicitation or hiring.
          8S. Post-Closing Record Retention and Access.
     (i) Ownership. Upon consummation of the Closing, the ownership of all of Seller’s books and records to the extent relating exclusively to the Business shall be transferred to Buyer. The ownership of all other books and records (including electronic books and records) of Seller and its Affiliates (the “Retained Records”) shall be retained by Seller and its Affiliates. The parties will cooperate in good faith to determine which books and records are Retained Records and which books and records are not Retained Records.
     (ii) Possession of Seller Headquarters Records. Notwithstanding the provisions of clause (i) above dealing with legal ownership of books and records, at Closing but subject to the provisions of this Section 8S and Section 8C, Buyer may take possession of any of the Retained Records that are located at the Headquarters Facility (or any associated long-term records retention facility) to the extent such Retained Records are not possessed by Seller and/or any of its Affiliates. Seller may at any time prior to destruction of such records pursuant to clause (iii) below take possession of such records from Buyer.

(iii) Management of Seller Headquarters Records. Buyer shall keep and preserve in an organized and retrievable manner the books and records of Seller held by it pursuant to clause (ii) above for the lesser of (i) seven years from the Closing Date or (ii) the retention period for such records under Seller’s records retention schedules that were applicable to such records immediately prior to the Closing Date. Upon expiration of such period for any specific books and records, Buyer shall notify Seller that it intends to destroy such records unless Seller takes possession of them within 90 days following such notice and upon expiration of such period may promptly destroy any such record not taken by Seller. While such books and records remain in existence, Buyer shall allow the Seller, its representatives, attorneys and accountants, at the requesting party’s expense, access to the books and records upon reasonable request and advance notice and during normal business hours for general business purposes (including in respect of computer records normal hours of system access for the systems on which such records are stored). Such access shall include the ability to make copies and shall include access for all general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of Tax Returns, amended Tax Returns or claim for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, the management and handling of any audit, investigation, litigation or other proceeding, whether such audit, investigation, litigation or other proceeding is a matter with respect to which indemnification may be sought hereunder), to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Entity or otherwise relating to Seller’s Other Businesses. The obligations of Buyer with respect to such records shall include maintaining, for at least the retention period specified above, computer systems permitting access to any of such records that are stored in electronic form in a fashion that is not less efficient than current access methods. Buyer’s costs incurred in performing its obligations under this clause (iii) shall be considered reimbursable costs under the Outsourcing Agreement.
(iv) Management of and Access to Other Records. Each party shall manage and retain all other pre-Closing books and records held by it which are relevant to either the Business to be transferred hereunder or the other business activities of Seller’s Other Businesses conducted prior to the Closing for the period and in the manner prescribed for the records covered by clause (iii) above and shall provide access to the other party to such records to the same extent as is provided for in clause (iii). To the extent that Buyer obtains ownership or possession of records which are subject to retention and access obligations of Seller or its Affiliates running to OfficeMax Incorporated, pursuant to the OMX Purchase Agreement, Buyer shall perform such obligations on behalf of Seller and its Affiliate. Costs incurred by either party in performing obligations under this clause (iv) shall not be considered reimbursable costs under the Outsourcing Agreement.
          8T. Shared Contracts.
     (i) Buyer acknowledges that certain contracts, understandings or agreements to which Seller or one or more of its Subsidiaries is party contain terms that are relevant to, are for the benefit of and/or impose obligations on Seller and its Subsidiaries with respect to both the

Business and one or more of Seller’s Other Businesses (such contracts, understandings and arrangements being collectively referred to herein as “Shared Contracts”). Buyer acknowledges and agrees that such Shared Contracts shall be addressed by the parties as set forth in this Section 8T.
     (ii) Section 8T(ii) of the Seller Disclosure Letter (as amended after the date hereof with the agreement of Buyer and Seller) sets forth certain material Shared Contracts under which, except as set forth in the Ancillary Agreements, Buyer, the members of the Paper Group (and their Subsidiaries) and the Business shall cease to have any rights or obligations from and after the Closing. Seller acknowledges and agrees that, from and after the Closing, it and its Subsidiaries shall be solely responsible for performance of the Shared Contracts set forth on Section 8T(ii) of the Seller Disclosure Letter and Buyer acknowledges and agrees that neither it nor any of its Affiliates (including any member of the Paper Group or any other Affiliate that owns assets of the Business) shall have any rights or obligations under any of the Shared Contracts except as set forth in the Ancillary Agreements.
     (iii) Section 8T(iii) of the Seller Disclosure Letter (as amended after the date hereof with the agreement of Buyer and Seller) sets forth certain material Shared Contracts under which both the Business and Seller’s Other Businesses perform obligations, have liabilities and/or receive benefits (the “Ongoing Shared Contracts”). With respect to each Ongoing Shared Contract, from and after the date hereof until expiration or termination of such Ongoing Shared Contract, each of Seller and Buyer shall, at the request of the other, cooperate with each other to schedule discussions and participate in negotiations with the counterparty to, or obligor or obligee under, each such Ongoing Shared Contract regarding a split of such Ongoing Shared Contract that, as nearly as practicable, approximates the rights and obligations of the Business and Seller’s Other Businesses with respect to such Ongoing Shared Contract during the term of the Ongoing Shared Contract prior to such split; provided that in no event shall either Seller or Buyer be obligated to execute, deliver or (except to the extent executed and delivered by such Person) perform under, or be obligated to cause another Person to execute, deliver or (except to the extent executed and delivered by such Person) perform under, such split contract without such party’s prior written consent. For the avoidance of doubt, in no event shall the split of, or any similar action with respect to, any Ongoing Shared Contract be a condition to the obligations of any party to this Agreement.
     (iv) To the extent that a split contract with respect to such Ongoing Shared Contract is not obtained prior to Closing, then from and after the Closing until such Ongoing Shared Contract expires or is terminated, to the extent permitted by law and, unless waived by Seller, to the extent otherwise permissible in light of the terms of such Ongoing Shared Contract, then Seller shall cause Seller’s Other Businesses and Buyer shall cause Buyer Sub, the members of the Paper Group, each of their respective Subsidiaries and the Business to perform obligations under each such Ongoing Shared Contract to which it is a party or bound and Seller and Buyer shall cooperate with each other and use reasonable best efforts such that the applicable members of the Paper Group and their Subsidiaries shall perform the obligations under, and receive the benefits of, such Ongoing Shared Contracts, in each case in the manner set forth on Section 8T(iv) of the Seller Disclosure Letter (as amended after the date hereof with the consent of Buyer and Seller) or otherwise in a manner that as nearly as practicable approximates the obligations and benefits of the Business and Seller’s Other Businesses with respect to such Ongoing Shared Contract during the term of the Ongoing Shared Contract prior to Closing. In the event that, after the Closing, Buyer performs its obligations under an Ongoing Shared Contract that has not been split and Seller or one of its Subsidiaries receives benefits under such Ongoing Shared Contract that are attributable to the operations of the Business after the Closing Date, Seller shall pay over such benefits to Buyer. In the event that, after the Closing, Seller performs its obligations under an Ongoing Shared Contract that has not been split and Buyer or one of its Subsidiaries receives benefits that are attributable to the operation of one of Seller’s Other Businesses after Closing, Buyer shall pay over such benefits to Seller. Each of Buyer and Seller shall indemnify the other for Losses such party or its Affiliates suffer as a result of any breach of any Ongoing Shared Contract by such party.
     (v) Buyer and Seller agree that, from and after the Closing, such party shall not, and shall cause its Affiliates not to, amend, waive, settle or compromise any material matter or claim related to any Ongoing Shared Contract without the prior written consent of the other. For all purposes of this Section 8T, upon an effective split of an Ongoing Shared Contract that each of Buyer and Seller has agreed to, such Ongoing Shared Contract shall be deemed terminated for purposes of this Section 8T.
          8U. Other Matters.
     (i) For purposes of this Agreement, the parties hereto acknowledge and agree that none of Buyer, Buyer Sub and/or any of its Affiliates shall be deemed to be an “Affiliate” of Seller hereunder.
     (ii) Buyer covenants and agrees to cause Buyer Sub to perform all of its obligations and agreements under this Agreement in accordance with the terms hereof. In addition, Buyer covenants and agrees that, from and after the Closing, it shall cause each of its post-Closing Subsidiaries to comply with each of the terms of the Ancillary Agreements to which it is party or subject.
     (iii) Prior to the Closing, Seller shall form Louisiana Timber Procurement Company, L.L.C. as limited liability company in the State of Delaware.
          8V. Actions in Connection with the Paper Contribution. Notwithstanding any other representation, warranty, or covenant made hereunder by any member of the Paper Group or Seller or any other provision of this Agreement to the contrary, it is hereby agreed by Buyer and Buyer Sub that the members of the Paper Group and Seller shall be entitled to carry out the transactions contemplated by the Paper Contribution Agreement and Section 1A hereof (including the Paper Unit Contribution and the Target Unit Contribution) and that none of the Seller, any member of the Paper Group and/or any of their respective Affiliates shall be deemed to be in breach of any representation, warranty or covenant made hereunder with respect to any change to the extent caused by or resulting or arising from any of the foregoing and the other transactions contemplated thereby and/or actions taken by any of the foregoing Persons in furtherance thereof.
          8W. Conversion Rights. Buyer shall take such action such that each issued and outstanding share of Buyer Common Stock that is held by a Person who has not voted in favor of the Purchase and Sale Transaction and who, in accordance with the Buyer Charter Documents, has exercised and not withdrawn his, her or its right to convert his, her or its share of Buyer Common Stock into cash upon consummation of the Purchase and Sale Transaction shall be paid from the Trust Fund the portion of the Trust Fund to which such holder is entitled, as determined in accordance with the Buyer Charter Documents or from Buyer to the extent any such amounts are distributed to Buyer; it being acknowledged and agreed that, to the extent any such amounts are distributed to Buyer, such amounts shall be held in trust by Buyer for the benefit of Persons validly exercising any such Conversion Rights. The rights of a holder of Buyer Common Stock to convert his, her or its Buyer Common Stock into cash in accordance with Section B of Article Seventh of Buyer’s amended and restated certificate of incorporation is referred to herein as “Conversion Rights.” Buyer shall take such actions within its control and not in contravention of the Buyer Charter Documents or applicable law such that shares of Buyer Common Stock in respect of which Conversion Rights have been exercised shall from and after the Closing represent only the right to receive the portion of the Trust Fund to which such holder is entitled, as determined in accordance with the Buyer Charter Documents, and upon payment of any such amounts, Buyer shall cause such shares of Buyer Common Stock to be canceled and no longer outstanding.
          8X. Noncompetition. From and after the Closing, in consideration of the mutual covenants provided for herein but subject to the limitations set forth in the last sentence of this Section 8X, during the period beginning on the Closing Date and ending on the earlier of the third anniversary of the Closing Date and, with respect to any Restricted Person, the date that a person or group of related persons (other than Madison Dearborn Capital Partners IV, L.P. or an Affiliate thereof) owns or acquires (directly or indirectly) equity securities of such Restricted Person that represent more than 50% of the ordinary voting power entitled to vote in the election of such Restricted Person’s board of directors or managers (as applicable), Seller shall not, and shall cause its Subsidiaries (each a “Restricted Person” and, collectively, the “Restricted Persons”) not to, directly or indirectly, build and operate any greenfield plants for the production of uncoated free sheet paper or corrugated container board, anywhere within the United States; provided that no Restricted Person shall be deemed to be taking an action in violation of this Section 8X by virtue of its or their (w) engaging in Seller’s Other Businesses or activities reasonably related thereto, (x) ownership of Buyer Common Stock as a result of the Purchase and Sale Transaction, (y) ownership of less than 5% of the outstanding stock of any publicly-traded corporation, or (z) acquisition of any Person (whether by asset purchase, stock purchase, merger or otherwise) engaged in a business that competes with the Business. The parties hereto agree that the covenant set forth in Section 8X is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 8X is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
ARTICLE 9
MISCELLANEOUS
          9A. Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided that any amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the party against whom enforcement is sought. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.
          9B. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, (iv) if delivered by telecopy, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (y) on the next day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day, or (v) if delivered by Internet mail (with a delivery report), provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
Notices to any member of the Paper Group:
c/o Boise Cascade, L.L.C.
1111 W. Jefferson St.
Boise, Idaho 83728
Attention: General Counsel
Telephone: 208-384-7732
Telecopy: 208-384-7945
Email: karengowland@bc.com
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention:     Richard J. Campbell, P.C.
Telephone: 312-861-2000
Telecopy: 312-861-2200
Email: rcampbell@kirkland.com
Notices to Seller:
Boise Cascade, L.L.C.
1111 W. Jefferson St.
Boise, Idaho 83728
Attention: General Counsel
Telephone: 208-384-7732
Telecopy: 208-384-7945
Email:      karengowland@bc.com (prior to Closing)
                davegadda@bc.com (after the Closing)
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention:     Richard J. Campbell, P.C.
Telephone: 312-861-2000
Telecopy: 312-861-2200
Email: rcampbell@kirkland.com

Notices to Buyer and to Buyer Sub:
Aldabra 2 Acquisition Corp.
c/o Terrapin Partners LLC
540 Madison Avenue
New York, NY 10022
Attention: Jason Weiss
Telephone: 212-710-4100
Telecopy: 310-459-5822
Email: jason@terrapinpartners.com
with a copy to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Philip Weingold
Telephone: 212-715-9100
Telecopy: 212-715-8000
Email: pweingold@kramerlevin.com
          9C. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any party hereto without the prior written consent of the other parties. Notwithstanding anything herein to the contrary, (i) Buyer acknowledges and agrees that Seller may from time to time assign, without the consent of any other party hereto, all or any portion of its rights, interests and/or obligations under this Agreement to a purchaser of assets of any division of Seller (however structured, including through the direct or indirect sale of equity securities or assets of Seller or one or more Subsidiaries) as long as the agreement by which any obligations of Seller hereunder are assumed are by such purchaser in a written instrument that includes Buyer as a third-party beneficiary thereof with respect to the obligations under this Agreement, (ii) each of the parties hereto acknowledges and agrees that any party hereto may cause any of its Affiliates to perform on its behalf any of such party’s agreements and obligations hereunder and such performance by any of such party’s Affiliates shall be deemed to have satisfied such party’s obligations hereunder to perform such agreements and/or discharge such obligations (as applicable) and (iii) each party hereto may, without the consent of any other party hereto, assign in whole or in part its rights under this Agreement for collateral security purposes to such party’s financing sources.
          9D. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remainder of such provisions or the remaining provisions of this Agreement and such court shall have the authority to modify such unenforceable provision to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties. Notwithstanding the foregoing, to the extent that a representation or warranty of any party contained in this Agreement or the Seller Disclosure Letter (each, a “Representation”) addresses a particular issue with specificity (a “Specific Representation”), and no breach by such party exists under such Specific Representation, such party shall not be deemed to be in breach of any other Representation

(with respect to such issue) that addresses such issue with less specificity than the Specific Representation and if such Specific Representation is qualified or limited by such party’s knowledge, or in any other manner, no other Representation shall supercede or limit such qualification in any manner. Without limiting the generality of the foregoing, no representation or warranty regarding or relating to (i) Tax matters is being made, except as set forth in Section 4I, (ii) employee benefit matters is being made, except as set forth in Section 4N, and (iii) environmental matters is being made, except as set forth in Section 4R.
          9E. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer, Buyer Sub and Seller confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
          9F. Captions. The captions used in this Agreement and descriptions of the Seller Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Seller Disclosure Letter had been used in this Agreement.
          9G. Complete Agreement. Except for the Confidentiality Agreement, this Agreement and the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          9H. Seller Disclosure Letter.
     (i) The disclosures in the Seller Disclosure Letter are to be taken as relating to the representations and warranties of the Paper Group and their respective Subsidiaries as a whole, notwithstanding the fact that the Seller Disclosure Letter is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Seller Disclosure Letter and notwithstanding that a particular representation and warranty may not make a reference to the Seller Disclosure Letter. The inclusion of information in the Seller Disclosure Letter shall not be construed as or constitute an admission or agreement that such information is material to any member of the Paper Group or its Subsidiaries. In addition, matters reflected in the Seller Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

     (ii) Prior to the Closing, Seller shall have the right from time to time to supplement, modify or update the Seller Disclosure Letter with respect to the representations and warranties in Articles 4 and 5 hereof for matters first arising after the date of this Agreement or, with respect to representations and warranties qualified by Seller’s knowledge (or similar knowledge qualifications), for matters of which the Seller first obtains knowledge after the date hereof, to ensure the correctness thereof. Any such supplements, modifications and updates shall not be deemed made for purposes of determining satisfaction of the condition to Closing in Section 2B(i) hereof. From and after the Closing, references to the Seller Disclosure Letter shall be references to the Seller Disclosure Letter as so supplemented, modified and/or updated.
     (iii) Prior to the Closing, the Buyer shall have the right, by written notice to Seller, to provide written notice of any updates or changes with respect to the representations and warranties in Article 6 hereof for matters first arising after the date of this Agreement or, with respect to representations and warranties qualified by the Buyer’s knowledge, for matters of which Buyer first obtains knowledge after the date hereof, to ensure the correctness thereof. Any such supplements, modifications and updates shall not be deemed made for purposes of determining satisfaction of the condition to Closing in Section 2C(i) hereof. From and after the Closing, references to the representations and warranties made in Article 6 shall be deemed qualified by the matters addressed in any such written notice.
     (iv) Notwithstanding anything herein to the contrary, Seller may update Section 8J(i) of the Seller Disclosure Letter and Section 8J(ii) of the Seller Disclosure Letter from time to time to reflect departures, new hires, and as otherwise agreed between Buyer and Seller.
          9I. No Additional Representations; Disclaimer.
     (i) Each party acknowledges and agrees that none the other parties hereto, nor any Person acting on behalf of any party hereto or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such party or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Seller Disclosure Letter. Buyer and Buyer Sub each further agrees that none of Seller, any member of the Paper Group and/or any of their respective Affiliates or representatives will have or be subject to any liability to Buyer, Buyer Sub or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information and any information, document or material made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.
     (ii) Each party acknowledges and agrees that except for the representations and warranties expressly set forth in Articles 4, 5 and 6, the Purchase and Sale Transaction is being consummated AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY. Each party acknowledges and agrees that it is consummating the Purchase and Sale Transaction without any representation or warranty, express or implied, by the other parties hereto or any of their Affiliates or representatives, except for the representations and warranties expressly set forth in Articles 4, 5 and 6 hereof.

     (iii) In connection with Buyer’s and Buyer Sub’s investigation of the Business, Buyer and Buyer Sub has received from or on behalf of Seller and the Equityholder Parties certain projections, including projected statements of operating revenues and income from operations of the Business and for subsequent fiscal years and certain business plan information of the Business. Buyer and Buyer Sub each acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of them is familiar with such uncertainties, that each of them is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and neither of them shall have any claim against Seller or any other Person with respect thereto. Accordingly, neither Seller nor any member of the Paper Group makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
          9J. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.
          9K. Governing Law. The internal law (and not the law of conflicts) of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.
          9L. Payments under Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding tax obligations required to be withheld by law or as otherwise set forth herein), on the dates specified herein (with time being of the essence).
          9M. Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Section 8A, Section 8L, Section 8M, and to the extent applicable, this Section 9 (each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). Nothing in this Agreement is intended to or shall be construed to amend any Employee Benefit Plan.
          9N. Waiver of Bulk Sales Laws. Each of the parties acknowledges and agrees that neither Seller nor any of its Subsidiaries will comply with, and hereby waives compliance by Seller and its Subsidiaries with, any “bulk sales”, “bulk transfer” or similar law relating to the transactions contemplated hereby.
          9O. CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1E (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH

RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
          9P. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          9Q. Relationship of Parties. Except as specifically provided herein, none of the parties will act or represent or hold itself out as having authority to act as an agent or partner of the other parties or in any way bind or commit the other parties to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder are limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.
          9R. Certain Foreign Currency Transactions. Notwithstanding anything herein to the contrary, for the purpose of calculating Company Closing Cash Amount, Company Closing Net Working Capital and Buyer Closing Net Working Capital, Seller and the Buyer shall use applicable currency exchange rates to United States currency as in effect as of the close of business on the third Business Day prior to Closing, as reported in the The Wall Street Journal.
          9S. Usage.
     (i) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (ii) Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
     (iii) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
     (iv) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

     (v) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
     (vi) Any reference to any agreement or contract referenced herein or in the Seller Disclosure Letter shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.
     (vii) Any reference to a predecessor of Seller or any of its Affiliates shall be deemed to include a reference to Boise Cascade Corporation (now OfficeMax Incorporated) and its Subsidiaries.
     (viii) The definitions on Annex I are incorporated into this Agreement as if fully set forth at length herein and all references to a “Section” in such Annex I are references to such Section of this Agreement.
* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BOISE CASCADE, L.L.C.
By:	/s/W. Thomas Stephens
Its: Chief Executive Officer

BOISE PAPER HOLDINGS, L.L.C.
By:	/s/Karen E. Gowland
Its: Vice President, General Counsel

BOISE WHITE PAPER, L.L.C.
By:	/s/Karen E. Gowland
Its: Vice President, General Counsel

BOISE PACKAGING & NEWSPRINT, L.L.C.
By:	/s/Karen E. Gowland
Its: Vice President, General Counsel

BOISE CASCADE TRANSPORTATION HOLDINGS CORP.
By:	/s/Karen E. Gowland
Its: Vice President, General Counsel

ALDABRA 2 ACQUISITION CORP.
By:	/s/Jason Weiss
Its: Chief Executive Officer

ALDABRA SUB LLC
By:	Aldabra 2 Acquisition Corp., its sole member

By:	/s/Jason Weiss
Its: Chief Executive Officer

ANNEX 1
DEFINITIONS
          For purposes of this Agreement, the following terms shall have the following meanings:
          “Acceptable Note” shall have the meaning set forth in Section 1F(ii).
          “Acceptable Note Rate” shall have the meaning set forth in Section 1F(ii).
          “Accounting Firm” shall have the meaning set forth in Section 1E(iii).
          “Adjustment Amount” shall have the meaning set forth in Section 1E(iv).
          “Adjustment Calculation Time” means 11:59 p.m. (Boise, Idaho time) on the day before the Closing Date.
          “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; it being understood and agree that from and after the Closing, none of Buyer, Buyer Sub, any member of the Paper Group and/or any of their respective Subsidiaries shall be deemed to be an Affiliate of Seller or any of its Affiliates.
          “Agreement” shall have the meaning set forth in the preamble.
          “Allocation” shall have the meaning set forth in Section 8I(iii).
          “Alternative Payment Amount” shall have the meaning set forth in Section 8F(i).
          “Ancillary Agreements” means the Outsourcing Agreement, the Rail Car Agreement, the HQ Sublease Agreement, the Timber Procurement Agreement, IP License Agreement, the LTPC Operating Agreement, the Investor Rights Agreement, the Wood Residuals Inland Agreement, the Softwood Chip Agreement, Trucking Services Agreement, the Wood Residuals Louisiana Agreement, the Employee Leasing Agreement and any other agreement, document or instrument contemplated hereby to be executed and/or delivered by or on behalf of a party hereto or one of its Affiliates at or in connection with Closing.
          “Applicable Ancillary Agreements” means, collectively, the Employee Services Agreement, the Railcar Agreement, the Paper Contribution Agreement, the Timber Procurement Agreement, the LTPC Operating Agreement and the Trucking Services Agreement.
          “Applicable Person” shall have the meaning set forth in Section 8P.
          “ASTM-05 Standard” means ASTM International’s Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process E1527-05.
          “Available Insurance Polices” shall have the meaning set forth in Section 3D(ii).

          “Average Trading Price” means the average per share closing price of Buyer Common Stock for the twenty (20) trading days ending on the third trading day immediately prior to consummation of the Purchase and Sale Transaction (disregarding for this purpose in such twenty (20) trading days any day in which trading of Buyer Common Stock was conducted by or on behalf of an officer or director of Buyer or a family member or Affiliate thereof); provided that, for purposes of this Agreement, in no event shall the Average Trading Price exceed $10.00 per share of Buyer Common Stock and in no event shall the Average Trading Price be less than $9.54 per share of Buyer Common Stock, in each case, as equitably adjusted to reflect any stock split, stock dividend, reclassification or recapitalization affecting the Buyer Common Stock.
          “Base Purchase Price” means $1,625,000,000.
          “Boise P&N” shall have the meaning set forth in the preamble.
          “Boise P&N Units” shall have the meaning set forth in the recitals hereto.
          “Boise Transportation” shall have the meaning set forth in the preamble.
          “Boise Transportation Stock” shall have the meaning set forth in the recitals hereto.
          “Boise White Paper” shall have the meaning set forth in the preamble.
          “Boise White Paper Units” shall have the meaning set forth in the recitals hereto.
          “Business” means the white paper, packaging & newsprint and transportation businesses of the Paper Group and their respective Subsidiaries and the Headquarters Operations of Seller and its Subsidiaries, in each case as conducted by Seller as of the date of this Agreement and as of the Closing Date, but shall in no event shall “Business” be interpreted to include any of Seller’s Other Businesses.
          “Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York or Boise, Idaho are closed for business as a result of federal, state or local holiday.
          “Business Employee” means any current or former employee of Seller or any of its Subsidiaries (including, for the avoidance of doubt, any individual who (i) is not actively at work by reason of illness, paid time off, short-term disability, long-term disability, workers’ compensation or other leave of absence or (ii) is, or is expected to become, an employee of Seller or any of its Subsidiaries) whose services for Seller or its Subsidiaries are or were primarily dedicated to the Business (as opposed to Seller’s Other Businesses) or who is otherwise set forth on Section 8J(i) of the Seller Disclosure Letter, but excluding those employees set forth on Section 8J(ii) of the Seller Disclosure Letter.
          “Business Flexible Benefit Plan” shall have the meaning given to such term in Section 8J(xi).
          “Business Liabilities” shall mean all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the assets, business and/or operation or conduct of the Business (whether conducted by the members of the Paper Group and their respective Subsidiaries and their respective predecessors prior to and on the Closing Date and/or Buyer and its Affiliates (including the members of the Paper Group and their respective Subsidiaries) after the Closing Date), including obligations, liabilities and commitments with respect to the Business for which Forest Products Holdings L.L.C. is responsible pursuant to the OMX Purchase Agreement; provided that, in no event shall “Business Liabilities” include (i) obligations, liabilities and commitments for which Seller and its post-Closing Affiliates have agreed to be responsible pursuant to this Agreement or any Ancillary Agreement and (ii) Retained Liabilities (as defined in the OMX Purchase Agreement).
          “Buyer” shall have the meaning set forth in the preamble.
          “Buyer Cash Amount” means (without duplication) the sum of (i) the aggregate amount of cash on hand of Buyer and its Subsidiaries as of immediately prior to the Closing, plus (ii) the aggregate amount of cash held in the Trust Fund that is disbursed to Buyer and/or Buyer Sub for payment to Seller hereunder (excluding, for the avoidance of doubt, any portion of the Trust Fund paid or payable to the holders of shares of Buyer Common Stock in respect of which Conversion Rights have been properly exercised prior to the Closing (and only to the extent of the portion of the Trust Fund to which such holder(s) are entitled, as determined in accordance with the Buyer Charter Documents)), plus (iii) the aggregate cash proceeds received by Buyer and/or Buyer Sub on or prior to the Closing Date in respect of the Debt Financing; provided that, for the avoidance of doubt, in no event shall any cash of the Paper Group or their respective Subsidiaries be used in determining Buyer Cash Amount.
          “Buyer Charter Documents” means Buyer’s amended and restated certificate of incorporation and by-laws.
          “Buyer Closing Balance Sheet” shall have the meaning set forth in Section 1E(i).
          “Buyer Closing Certificate of Incorporation” shall have the meaning set forth in Section 3G(ii).
          “Buyer Closing Net Working Capital” means Buyer Net Working Capital as of the Adjustment Calculation Time; provided that notwithstanding anything herein to the contrary (including that Buyer Closing Net Working Capital is being measured at the Adjustment Calculation Time and that Buyer Net Working Capital is to be calculated in accordance with GAAP (as modified by this Agreement)) to the extent not already included as a current liability in the computation of Buyer Net Working Capital, (i) any transaction expenses of the Buyer and its Subsidiaries triggered by consummation of the Purchase and Sale Transaction (including the Deferred Discount payable to the Underwriters and any fees and expenses of Houlihan Lokey Howard & Zukin) and any transaction bonuses, retention bonuses or similar liabilities entered into by the Buyer and its Subsidiaries prior to the Closing that are triggered upon consummation of the Purchase and Sale Transaction shall be included as current liabilities in the computation of Buyer Closing Net Working Capital (in each case, to the extent unpaid at Closing), (ii) all indebtedness for borrowed money and capitalized lease obligations of Buyer and its Subsidiaries as of the Closing Date (in each case regardless of the terms thereof) shall be included in the computation of Buyer Closing Net Working Capital, other than the aggregate amount of the Debt Financing borrowed by Buyer and Buyer Sub on the Closing Date in connection with the consummation of the transactions contemplated hereby and (iii) for the avoidance of doubt, the provisions of the proviso to the definition of Buyer Net Working Capital shall apply to the calculation of Buyer Closing Net Working Capital.
          “Buyer Closing Statement” shall have the meaning set forth in Section 1E(i).
          “Buyer Common Stock” means the common stock, par value $0.0001 per share, of Buyer.
          “Buyer Designated Contacts” shall have the meaning set forth in Section 3A.

          “Buyer D&O Policy” shall have the meaning set forth in Section 6L hereof.
          “Buyer ERISA Affiliate” means each entity that is treated as a single employer with Buyer and/or any of its Subsidiaries for purposes of Code § 414.
          “Buyer 401(k) Plan” shall have the meaning set forth in Section 8J(viii).
          “Buyer Material Adverse Effect” means a material adverse effect upon the financial condition or operating results of Buyer and its Subsidiaries taken as a whole or on the ability of Buyer and its Subsidiaries to consummate the transactions contemplated hereby.
          “Buyer Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Buyer and/or any of its Subsidiaries is party.
          “Buyer Net Working Capital” means the excess of (i) the sum of the current assets of Buyer and its Subsidiaries (including Buyer Sub) determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended June 30, 2007 (excluding any current asset related to the exercise or notice of exercise of any Buyer Warrants), minus (ii) the sum of the current liabilities of Buyer and its Subsidiaries (including Buyer Sub) determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended June 30, 2007; provided that (1) the Buyer Transaction Expense Amount shall be included in Buyer’s current liabilities, (2) the amounts reflected in the line item “Cash held in trust” on Buyer’s balance sheet shall be included in Buyer’s current assets, (3) the amounts reflected in the line item “Common Stock Subject to Possible Conversion” shall not be included in Buyer’s current liabilities, (4) the amounts included in the line item “Deferred tax asset” shall not be included in Buyer’s current assets, (5) all proceeds received from the debt financing contemplated by Section 2A(vi) shall be excluded in Buyer’s current assets and (6) all indebtedness in respect of the debt financing contemplated by Section 2A(vi) and all indebtedness owing pursuant to an Acceptable Note (if any) shall be excluded from Buyer’s current liabilities.
          “Buyer Plans” shall mean all material employee plans, programs, practices and arrangements, including all employee benefit plans (within the meaning of Section 3(3) of ERISA), employment agreements, and health, medical, dental, welfare, accident, disability, life insurance, stock purchase, bonus, equity and equity-type compensation, severance pay and other employee benefit or fringe benefit plans maintained or contributed to by Buyer or any Buyer ERISA Affiliate with respect to which Buyer or any Buyer ERISA Affiliate has any fixed or contingent, direct or indirect liability with respect to Buyer or any of its Subsidiaries.
          “Buyer Post-Closing Bylaws” shall have the meaning set forth in Section 3G(i).
          “Buyer Post-Closing Certificate of Incorporation” shall have the meaning set forth in Section 3G(ii).
          “Buyer Post-Closing Directors” shall have the meaning set forth in Section 3G(ii).
          “Buyer Preferred Stock” means the preferred stock, par value $0.0001 per share, of Buyer.

          “Buyer SEC Reports” shall have the meaning set forth in Section 6G(i).
          “Buyer Shared Expense Amount” means one half of any Shared Expense Amount.
          “Buyer Shareholder Approval” shall have the meaning set forth in Section 3G(ii).
          “Buyer Sub” shall have the meaning set forth in the preamble.
          “Buyer Sub Common Units” means the common units of Buyer Sub.
          “Buyer Transaction Expense Amount” means all fees and expenses incurred by Buyer or Buyer Sub relating to the negotiation, preparation, execution, consummation and performance of this Agreement and the transactions contemplated hereby or for which Buyer or Buyer Sub has agreed to be responsible pursuant to this Agreement, including (i) fees and expenses of its attorneys, accountants, Pali Capital, Inc., Lazard Freres & Co. LLC, and Houlihan Lokey Howard & Zukin (and its Affiliates), (ii) the Deferred Discount, and (iii) the Buyer Shared Expense Amount, in each case, to the extent unpaid at the Closing; provided that, for the avoidance of doubt, in no event shall “Buyer Transaction Expense Amount” include the Seller Shared Expense Amount.
          “Buyer Warrants” means warrants to acquire shares of Buyer Common Stock issued pursuant to the terms of that certain Warrant Agreement, dated as of June 19, 2007, by and between Buyer and Continental.
          “Buyer’s IPO” shall mean the June 22, 2007 initial public offering by Buyer of 41,400,000 of its units, with each unit consisting of one share of Buyer Common Stock and one Buyer Warrant.
          “Buyer’s Supplemental Pension Plan” shall have the meaning set forth in Section 8J(x).
          “Capitalized Lease Obligations” means obligations of the Business, any member of the Paper Group and/or any of its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP.
          “Cash Contribution” shall have the meaning set forth in Section 1A.
          “Cash Pay Shares” shall have the meaning set forth in Section 1F(i).
          “Cash Portion” shall mean the excess of (i) the Buyer Cash Amount, minus (ii) the Shared Expense Amount, minus (iii) the Buyer Transaction Expense Amount, minus (iv) the Debt Financing Fee Amount; provided that the “Cash Portion” shall in no event exceed the Estimated Closing Purchase Price; provided further that the calculation of “Cash Portion” shall be without duplication such that if the Buyer Cash Amount is reduced for amounts otherwise includable as Shared Expense Amount, Buyer Transaction Expense Amount or the Debt Financing Fee Amount (e.g., financing fees related to the Debt Financing or other debt financing were netted against the proceeds of such Debt Financing or other debt financing), the amount by which the Buyer Cash Amount was already reduced shall not be included in the calculation of Shared Expense Amount, the Buyer Transaction Expense Amount or the Debt Financing Fee Amount for purposes of the determination of Cash Portion.
          “CERCLA” shall have the meaning set forth in Section 4R.
          “Closing” shall have the meaning set forth in Section 1D.

          “Closing Date” shall have the meaning set forth in Section 1D.
          “Closing Purchase Price” means the result equal to (i) the Base Purchase Price, plus (ii) the Company Closing Cash Amount, plus (iii) the amount (if any) by which the Company Closing Net Working Capital is greater than the Targeted Company Net Working Capital, minus (iv) the amount (if any) by which the Company Closing Net Working Capital is less than the Targeted Company Net Working Capital, plus (v) the amount (if any) by which the Buyer Closing Net Working Capital is less than the Targeted Buyer Net Working Capital.
          “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code § 4980B, and any similar state law.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collective Bargaining Agreements” means a collective bargaining agreement or similar agreement covering any Eligible Employee or any Subsidiary Employee.
          “Company” shall have the meaning set forth in the preamble.
          “Company Closing Balance Sheet” shall have the meaning set forth in Section 1E(i).
          “Company Closing Cash Amount” means the aggregate cash and cash equivalents of the Paper Group and its Subsidiaries as of the Adjustment Calculation Time.
          “Company Closing Net Working Capital” means Company Net Working Capital as of the Adjustment Calculation Time; provided that notwithstanding anything herein to the contrary (including that Company Closing Net Working Capital is being measured as of the Adjustment Calculation Time and that Company Closing Net Working Capital is to be calculated in accordance with SAAP (as modified by this Agreement)), except to the extent paid by Seller or any of its post-Closing Subsidiaries, any transaction expenses of the Paper Group and its Subsidiaries triggered by consummation of the Purchase and Sale Transaction (including any amounts required to be paid to investment bankers) and any transaction bonuses, retention bonuses or similar liabilities entered into by the Paper Group and its Subsidiaries prior to the Closing that are triggered upon consummation of the Purchase and Sale Transaction shall be included as current liabilities in the computation of Company Closing Net Working Capital.
          “Company Closing Statement” shall have the meaning set forth in Section 1E(i).
          “Company Intellectual Property” means each of the Intellectual Property Rights that are registered or the subject of a pending application for registration and material unregistered Intellectual Property Rights that are (i) owned by any member of the Paper Group or one of its Subsidiaries or (ii) used exclusively or primarily in the operation of the Business, and owned by Seller or one of its Subsidiaries.
          “Company Material Adverse Effect” means material adverse effect upon (x) financial condition or operating results of the Paper Group (and their Subsidiaries) or the Business, taken as a whole, or (y) the ability of the Seller, the Company and the Paper Group to consummate the transactions contemplated by this Agreement, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which any member of the Paper Group, any of its Subsidiaries or the Business operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP or, solely as a result of changes in GAAP, SAAP, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (vi) the taking of any action contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby, (vii) any existing event, occurrence, or circumstance with respect to which Buyer or Buyer Sub has knowledge as of the date hereof (including any matter set forth in the Seller Disclosure Letter), (viii) any adverse change in or effect on the business of any member of the Paper Group, any of its Subsidiaries and/or the Business that is cured by or on behalf of any member of the Paper Group, any of its Subsidiaries and/or the Business before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7, (ix) any adverse change in or effect on the business of any member of the Paper Group, any of its Subsidiaries and/or the Business that is caused by any delay in consummating the Closing as a result of any violation or breach by Buyer and/or Buyer Sub of any covenant, representation or warranty contained in this Agreement, or (x) Buyer’s and/or Buyer Sub’s failure to consent to any of the actions restricted by Section 3B.
          “Company Material Contracts” shall have the meaning set forth in Section 4J.
          “Company Net Working Capital” means the excess of (i) the sum of the current assets of the white paper and packaging and newsprint businesses of Seller and its Subsidiaries on a combined basis (excluding cash and cash equivalents) minus (ii) the sum of the current liabilities of the white paper and packaging and newsprint businesses of Seller and its Subsidiaries on a combined basis, in each case determined in accordance with SAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet and, except as otherwise expressly provided in this definition, shall include only assets and liabilities of the type included in the Latest Balance Sheet. Furthermore, for purposes of the foregoing, current assets shall not be reduced by, and current liabilities shall not include, (a) any indebtedness and/or other liabilities (including guarantee obligations) being repaid in connection with the transactions contemplated hereby (including any liabilities and/or obligations of a nature described in Section 2B(iv) hereof) or for which neither the Paper Group nor any of their Subsidiaries will be liable from and after the Closing, (b) any Capitalized Lease Obligations, (c) any liabilities related to inter-company debt between the white paper business, on the one hand, and the packaging and newsprint business, on the other hand, (d) any liabilities of the white paper business or the packaging and newsprint business in respect of any letter of credit, performance bond, surety bond or other obligation issued by any of them whether issued pursuant to the Senior Credit Facility or otherwise, (e) Transfer Taxes, (f) any portion of the Shared Expense Amount and (g) all other liabilities for which Seller or Buyer has agreed to be responsible pursuant to this Agreement or any Ancillary Agreement.
          “Company Permits” shall have the meaning set forth in Section 4Q.
          “Company’s Supplemental Pension Plans” shall have the meaning set forth in Section 8J(x).
          “Confidential Information” shall have the meaning set forth in Section 8C.
          “Confidentiality Agreement” means the Confidentiality Agreement, dated July 18, 2007, between Seller and Buyer.

          “Continental” shall have the meaning set forth in Section 2C(xvi).
          “Conversion Rights” shall have the meaning set forth in Section 8W.
          “Covered Paper Group Claim” shall have the meaning set forth in Section 3D(ii).
          “Covered Seller Claim” shall have the meaning set forth in Section 3D(iii).
          “Debt Commitment Letters” shall have the meaning set forth in Section 3I(i).
          “Debt Financing” shall have the meaning set forth in Section 3I(i).
          “Debt Financing Fee Amount” means the aggregate fees and expenses payable by Buyer and Buyer Sub at or prior to Closing to lenders providing debt financing, and/or any agent with respect to the debt financing, for the Purchase and Sale Transaction, which shall include, without limitation, fees of counsel to lenders and filing fees with respect to collateral for the debt financing; provided that notwithstanding anything herein to the contrary, in no event shall any fees or expenses be included in Debt Financing Fee Amount unless Seller has agreed to the incurrence and payment of such fees and expenses in advance in writing and, after Seller has so agreed to such incurrence and payment, there has been no amendment, modification, termination or waiver of such fee and expense arrangement unless such amendment, modification, termination or waiver has been agreed in advance in writing by Seller.
          “Deferred Discount” means deferred underwriting discounts and commissions in connection with the initial public offering of Buyer’s units payable by Buyer to the Underwriters upon consummation of the Purchase and Sale Transaction.
          “Delaware General Corporation Law” shall have the meaning set forth in the recitals hereto.
          “Delaware LLC Act” shall have the meaning set forth in the recitals hereto.
          “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States.
          “EGTRRA” shall have the meaning set forth in Section 4N(iii).
          “Eligible Employees” means (i) current employees of Seller (other than Subsidiary Employees) (including, for the avoidance of doubt, any individual who (A) is not actively at work by reason of illness, paid time off, short-term disability or other leave of absence or (B) is, or is expected to become, an employee of Seller) whose services for Seller will be, are or were primarily dedicated to the Business (as opposed to Seller’s Other Businesses), (ii) any other current or past employee of Seller who is or becomes entitled to employment under any applicable Collective Bargaining Agreement whose job related to the Business, or (iii) any employee who is otherwise listed on Section 8J(i) of the Seller Disclosure Letter.
          “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)) and each other material employee benefit plan, program or arrangement maintained by any Seller or an ERISA Affiliate on behalf of employees of Seller and its Subsidiaries in which Business Employees participate; provided that Employee Benefit Plan shall not include any Foreign Benefit Plan.
          “Employee Leasing Agreement” shall mean that certain Employee Lease and Service Agreement in substantially the form of Exhibit Q attached hereto.

          “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
          “ENVIRON” shall have the meaning set forth in Section 3J.
          “Environmental Laws” shall have the meaning set forth in Section 4R.
          “Environmental Reports” means the environmental reports set forth on Annex 1A of the Seller Disclosure Letter.
          “Equity Value Amount” means the excess of (i) the Estimated Closing Purchase Price minus (ii) the Cash Portion, minus (iii) the Shared Expense Amount, minus (iv) the Debt Financing Fee Amount.
          “Equityholder Parties” means, collectively, any current or former Affiliate of Seller and any officers, directors, employees, partners, stockholders, members, agents, attorneys representatives, successors and permitted assigns of Seller or any of its Affiliates.
          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means each entity that is treated as a single employer with the Seller and members of the Paper Group for purposes of Code § 414.
          “Estimated Buyer Closing Net Working Capital” means Buyer Closing Net Working Capital, as estimated by Buyer and delivered to the Seller not less than one (1) business day prior to Closing.
          “Estimated Closing Purchase Price” means the result equal to (i) the Base Purchase Price, plus (ii) the Estimated Company Closing Cash Amount, plus (iii) the amount (if any) by which the Estimated Company Closing Net Working Capital is greater than the Targeted Company Net Working Capital, minus (iv) the amount (if any) by which the Estimated Company Closing Net Working Capital is less than the Targeted Company Net Working Capital, plus (v) the amount (if any) by which the Estimated Buyer Closing Net Working Capital is less than the Targeted Buyer Net Working Capital.
          “Estimated Company Closing Cash Amount” means the Company Closing Cash Amount, as estimated by the Seller and delivered to Buyer not less than one (1) business day prior to Closing
          “Estimated Company Closing Net Working Capital” means Company Closing Net Working Capital, as estimated by the Seller and delivered to Buyer not less than one (1) business day prior to Closing.
          “Excess Amount” shall have the meaning set forth in Section 1E(iv).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Staff Functions” means the staff functions at the Headquarters Facility which (i) are exclusively or primarily related to Seller’s Other Businesses or (ii) are otherwise set forth on Annex 1B of the Seller Disclosure Letter.
          “Financial Statements” shall have the meaning set forth in Section 4E.

          “Foreign Benefit Plan” means each material employee benefit plan, program or arrangement maintained by Seller or its Subsidiaries on behalf of Business Employees or Subsidiary Employees located outside of the United States, other than any such plans, programs or arrangements as are mandated by applicable law.
          “FPH” shall have the meaning set forth in the recitals hereto.
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Entity” means any government, governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, whether foreign, federal, state or local.
          “Hazardous Substances” means any substance that is: (A) listed, classified, or regulated as hazardous or toxic pursuant to any Environmental Laws; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyl, radioactive material or radon; and (C) any other substance that is subject to regulatory action by any Governmental Entity in connection with any Environmental Laws because of its toxic or hazardous properties or characteristics.
          “Headquarters Facility” means Seller’s headquarters building located at 1111 West Jefferson Street, Boise, Idaho and the additional properties owned or leased by it in the immediate vicinity thereof.
          “Headquarters Lease” means that certain Office Lease, dated March 9th, 2006 (as amended, modified and/or supplemented from time to time), by and between Eleven Eleven West Jefferson LLC, an Idaho limited liability company, The Ronald and Mary Family Trust, utd 9/15/90, and Boise Project, LLC, a Montana limited liability company, as landlord, and Boise Cascade, L.L.C., a Delaware limited liability company, as tenant.
          “Headquarters Operations” shall mean all of the business operations, support functions, and other activities conducted by Seller and its Subsidiaries at the Headquarters Facility (including all assets of Sellers and its Subsidiaries located at the Headquarters Facility and any other assets of Sellers and its Subsidiaries exclusively or primarily related to, or used exclusively or primarily in, the Headquarters Facility or the conduct of such activities), except for the Excluded Staff Functions.
          “HIPAA” shall have the meaning set forth in Section 8J(iii).
          “HQ Landlord” means Eleven Eleven West Jefferson LLC, an Idaho limited liability company, The Ronald and Mary Family Trust, utd 9/15/90, and Boise Project, LLC, a Montana limited liability company.
          “HQ Sublease Agreement” shall have the meaning set forth in Section 2B(viii).
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “HSR Approval” shall have the meaning set forth in Section 2A(ii).
          “Included Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

          “Income Taxes” means all federal, state, local, and foreign income Taxes or other Taxes based on or measured by income, net worth or receipts including, without limitation, any franchise Taxes measured by or based upon income or receipts.
          “Indenture” means that certain Indenture, dated as of October 29, 2004, by and among Seller, Boise Cascade Finance Corporation, Boise Cascade Holdings, L.L.C., the guarantors named therein and U.S. Bank National Association relating to the Senior Floating Rate Notes due 2012 and the 7 1/8% Senior Subordinated Notes due 2014, as trustee, as amended, supplemented, modified or waived from time to time.
          “Intellectual Property Rights” means all worldwide rights in and to the following:
          (i) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms;
          (ii) all domestic and foreign trademarks, service marks, trade dress, trade names, logos, corporate names, icons, slogans, and any other indicia of source or sponsorship of goods and services, all designs and logotypes related to the above, in any and all forms, and all registrations and applications for registration thereof together with all of the goodwill related to the foregoing;
          (iii) all domestic and foreign copyright interests in any work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention;
          (iv) all domain name registrations;
          (v) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets may include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing;
          (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable;
          (vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Business; and
          (viii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s).
          “Investor Rights Agreement” shall have the meaning set forth in Section 2B(xii).

          “IP License Agreement” shall have the meaning set forth in Section 2B(x).
          “IPO Shares” shall have the meaning set forth in Section 3G(i).
          “knowledge,” when used (i) in the phrase “to the knowledge of Seller” or similar phrases means, and shall be limited to, the actual knowledge of the Seller Designated Contacts, Alexander Toeldte and David Gadda and (ii) in the phrase “to the knowledge of Buyer” or similar phrases means, and shall be limited to, the actual knowledge of the Buyer Designated Contacts.
          “Latest Balance Sheet” shall have the meaning set forth in Section 4E.
          “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of any member of the Paper Group or any of its Subsidiaries.
          “Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, supplements, extensions, renewals, guaranties, non disturbance and other agreements with respect thereto, pursuant to which any member of the Paper Group or any of its Subsidiaries grants or holds a leasehold interest (or similar interest), whether as lessor or lessee (or in any other similar capacity) for which the annual rental expense exceed $50,000.
          “Liabilities” shall have the meaning set forth in Section 4F.
          “Lien” means any mortgage, pledge, lien, charge or other security interest or encumbrance.
          “Losses” means actual out-of-pocket losses, liabilities, damages or expenses (including reasonable legal fees).
          “LTPC Operating Agreement” shall have the meaning set forth in Section 2B(xi).
          “Most Recent Financial Statements” shall have the meaning set forth in Section 4E.
          “New Plans” shall have the meaning set forth in Section 8J(vi).
          “Nonunion Employees” shall have the meaning set forth in Section 8J(v).
          “Notice of Disagreement” shall have the meaning set forth in Section 1E(ii).
          “NYSE” means the New York Stock Exchange.
          “OMX Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of July 26, 2004, by and among OfficeMax, Inc. (formerly Boise Cascade Corporation), Minidoka Paper Company, Boise Southern Company, Forest Products Holdings L.L.C., Boise Land & Timber Holdings Corp. and the other parties thereto from time to time, as the same has been and may be amended, modified, supplemented or waived from time to time.
          “Ongoing Shared Contracts” shall have the meaning set forth in Section 8T(iii).
          “Outsourcing Agreement” shall have the meaning set forth in Section 2B(v).

          “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other interests and rights appurtenant thereto, owned by any member of the Paper Group or any of its Subsidiaries.
          “Paper Companies” means, collectively, Boise P&N, Boise White Paper and Boise Transportation.
          “Paper Contribution Agreement” shall have the meaning set forth in Section 1A.
          “Paper Group” means, collectively, the Company, Boise P&N, Boise Transportation and Boise White Paper.
          “Paper Unit Contribution” shall have the meaning set forth in Section 1A.
          “Paper Units” shall have the meaning set forth in the recitals hereto.
          “Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which reserves have been established in accordance with GAAP, (iii) purchase money Liens, (iv) Liens of a lessor, sublessor, licensor, sublicensor, lessee, sublessee, licensee or sublicensee arising under lease arrangements or license arrangements, (v) Liens under the Senior Credit Facility or the Security Agreement which are being released at or prior to Closing, (vi) Liens arising in the ordinary course of business (including customer return rights and customer warranty claims) and not incurred in connection with the borrowing of money, (vii) mechanics Liens and similar Liens for labor, materials, or supplies incurred in the ordinary course of business for amounts in good faith dispute with the contractor or supplier, (viii) zoning, building codes, land use laws regulating the use or occupancy of the Owned Real Property or Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Owned Real Property or Leased Real Property which are not violated by the current use or occupancy, other than any violations which would not result in a Company Material Adverse Effect; (ix) rebates, refunds and other discounts to customers, (x) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments, (xi) zoning, entitlements, land use, easements, rights of way, restrictions of record and other similar Liens, other than those which would impair the use or occupancy of the Included Real Property (as presently conducted) to such an extent as to result in a Company Material Adverse Effect, (xii) Liens disclosed on any title policy, title commitment and/or survey for the Owned Real Property or Leased Real Property made available by Seller or its representatives to Buyer prior to the date of this Agreement (provided that, without limiting the creation of a Permitted Encumbrance pursuant to clause (v) or any other clause pursuant to this definition, this clause (xii) shall not include Liens created by mortgages, deeds of trust or similar instruments), (xiii) Liens set forth on Annex 1C of the Seller Disclosure Letter and (xiv) other Liens that, individually or in the aggregate, do not materially impair the value of the property or asset subject to such Liens; provided that, notwithstanding the foregoing, the Permitted Encumbrances listed in clause (iii), clause (vi), and clause (ix) shall not apply with respect to any representation (or the portion thereof) regarding Owned Real Property or Leased Real Property.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
          “Phase I Reports” shall have the meaning set forth in Section 3J.
          “Post-Closing Buyer Common” shall have the meaning set forth in Section 1F(i).

          “Privileged Information” shall have the meaning set forth in Section 8Q(ii).
          “Privileges” shall have the meaning set forth in Section 8Q(ii).
          “Proxy Statement” shall have the meaning set forth in Section 3(G)(i).
          “Purchase and Sale Transaction” shall have the meaning set forth in Section 1B.
          “Railcar Agreement” shall have the meaning set forth in Section 2B(vii).
          “RCRA” shall have the meaning set forth in Section 4R.
          “REC” shall have the meaning set forth in Section 3J.
          “Release Date” shall have the meaning set forth in Section 8O(v).
          “Representation” shall have the meaning set forth in Section 9D.
          “Responsible Share Percentage” means, with respect to any particular fee or expense, 50% for each of Buyer and Seller.
          “Restricted Person” shall have the meaning set forth in Section 8X.
          “Retained Records” shall have the meaning set forth in Section 8S(i).
          “SAAP” means the customary accounting methods, policies, practices and procedures, including classification and estimation methodology, used by Seller and its parent company with respect to Boise White Paper and Boise P&N during their annual and interim accounting periods from January 1, 2005 through the Closing Date.
          “Salaried / Nonunion Employees” means Eligible Employees who are not Union Employees.
          “SEC” shall have the meaning set forth in Section 3G(i).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Agreement” means that certain Guarantee and Collateral Agreement, dated as of May 3, 2007, entered into by Seller and certain of its Affiliates pursuant to the Senior Credit Facility, as the same has been and may be amended, modified, supplemented or waived from time to time.
          “Seller” shall have the meaning set forth in the preamble.
          “Seller Designated Contacts” shall have the meaning set forth in Section 3A.
          “Seller Disclosure Letter” means the Seller Disclosure Letter delivered by Seller to Buyer on the date hereof, as amended, supplemented or restated in accordance with Section 9H.
          “Seller 401(k) Plan” shall have the meaning set forth in Section 8J(viii).
          “Seller Group” shall have the meaning set forth in Section 8L.

          “Seller’s Other Businesses” means all businesses of Seller and its Subsidiaries, other than the white paper business, packaging & newsprint business, transportation business and Headquarters Operations of Seller and its Subsidiaries.
          “Seller Pension Plans” means (i) the Boise Cascade, L.L.C. Pension Plan for Salaried Employees and (ii) the Boise Cascade, L.L.C. Pension Plan C.
          “Seller SEC Reports” means, collectively, each report, registration statement and definitive proxy statement filed by Seller and/or any of its Subsidiaries with the SEC.
          “Seller Shared Expense Amount” means the sum of (i) the Debt Financing Fee Amount plus (ii) one half of any Shared Expense Amount.
          “Seller’s Supplemental Pension Plan” shall have the meaning set forth in Section 8J(x).
          “Senior Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of May 3, 2007, among Boise Cascade Holdings, L.L.C., Boise Cascade, L.L.C., JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as Joint Lead Arrangers and Joint Bookrunners, Lehman Brothers Inc., as Syndication Agent, Banc of America Securities LLC, Deutsche Securities Inc. and Goldman Sachs Credit Partners L.P., as Documentation Agents and the Lenders party thereto, as the same has been and may be amended, modified, supplemented or waived from time to time.
          “Shared Contracts” shall have the meaning set forth in Section 8T(i).
          “Shared Expense Amount” means, without duplication, the sum of (i) the aggregate Transfer Taxes related to the transactions contemplated hereby, plus (ii) the aggregate accrued and unpaid fees and expenses of the environmental consultants for the Phase I Reports and Phase II Investigations, in each case determined as of the Closing, plus (iii) the aggregate unpaid filing fees under the HSR Act and for foreign antitrust filings, plus (iv) the aggregate unpaid consent fees to third parties and Governmental Entities in connection with the transactions contemplated hereby.
          “Shareholder Meeting” shall have the meaning set forth in Section 3G(i).
          “Softwood Chip Agreement” shall have the meaning set forth in Section 2B(xiv).
          “Specific Representation” shall have the meaning set forth in Section 9D.
          “Spunoff 401(k) Plan” shall have the meaning set forth in Section 8J(vii).
          “Spunoff Pension Plans” shall have the meaning set forth in Section 8J(ix).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such

Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.
          “Subsidiary Employee” means an employee of a Subsidiary of the Company.
          “Support Obligations” shall have the meaning set forth in Section 8O(i).
          “Targeted Buyer Net Working Capital” means $404,350,800.
          “Targeted Company Net Working Capital” means $329,000,000.
          “Target Units” shall have the meaning set forth in the preamble.
          “Tax” or “Taxes” means (i) any and all federal, foreign, state or local taxes, charges, imposts, levies or other assessments in the nature of a tax including any interest, penalties or other additions that may become payable in respect thereof, imposed by any domestic or foreign Governmental Entity responsible for administering taxes, including without limiting the generality of the foregoing, all income, or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, unclaimed property taxes or fees, estimated taxes and other obligations of the same or of a similar nature to any of the foregoing, (ii) liability for such items described in clause (i) that is imposed by reason of Treasury Regulation Section 1.1502-6 or a similar provision of foreign, state or local law and (iii) liability for any such items described in clause (i) imposed on any transferee, successor, by contract or otherwise.
          “Tax Return” means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.
          “Tax Sharing Agreements” shall have the meaning set forth in Section 4I(vi).
          “Termination Date” shall have the meaning set forth in Section 7A(viii).
          “Timber Procurement Agreement” shall have the meaning set forth in Section 2B(ix).
          “Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, recordation, mortgage, mortgage recording, documentary, stamp, duty, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges, as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement, including any real property transfer Taxes, mortgage Taxes and mortgage recordation fees and expenses imposed by any Governmental Entity, including all penalties, interest, costs and fees (including attorney’s fees); provided, however, that for the avoidance of doubt, the term Transfer Taxes shall not include any Income Taxes.
          “Transferred Employees” shall have the meaning set forth in Section 8J(i).
          “Transferred Policies” shall have the meaning set forth in Section 3D(iii).

          “Trust Fund” shall have the meaning set forth in Section 6I.
          “Underwriters” means, collectively, Lazard Capital Markets LLC, Pali Capital, Inc., Ladenburg Thalmann & Co. Inc. and EarlyBird Capital, Inc.
          “Union Employees” shall have the meaning set forth in Section 8J(i).
          “WARN” shall have the meaning set forth in Section 8K.
          “Wood Residuals Inland Agreement” shall have the meaning set forth in Section 2B(xiii).
          “Wood Residuals Louisiana Agreement” shall have the meaning set forth in Section 2B(xv).